  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 9, 1997
================================================================================

                          SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                     THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X]     Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          GRAPHIC INDUSTRIES, INC.
--------------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

[ ]     No fee required.
[X]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1) Title of each class of securities to which transaction applies:
            Common Stock, $0.10 par value, of the Registrant

        (2) Aggregate number of securities to which transaction applies:
            1,028,717 shares*

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
            $21.75 (the cash consideration per share of Common Stock to be received in the Merger)

        (4) Proposed maximum aggregate value of transaction:
            $22,374,595*


            *Includes all outstanding shares as of December 4, 1997 that are not owned by Wallace Computer Services, Inc. or a subsidiary thereof and assumes conversion of the Company's 7% Convertible Subordinated Debentures due May 15, 2006.


        (5) Total fee paid:
               $4,475 (all of which was previously paid)

[ ]     Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1) Amount Previously Paid: $44,301
        (2) Form, Schedule or Registration Statement No.: Schedule 14D-1 and Amendment No. 1 thereto
        (3) Filing Party: Greenwich Acquisition Corp. and Wallace Computer Services, Inc.
        (4) Date Filed: October 3, 1997 and October 17, 1997

================================================================================

                          GRAPHIC INDUSTRIES, INC.

                  NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD DECEMBER 22, 1997


To the Stockholders of GRAPHIC INDUSTRIES, INC.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders (the "Special Meeting") of Graphic Industries, Inc. (the "Company") will be held at the offices of the Company, 2155 Monroe Drive, N.E., Atlanta, Georgia 30324, on Monday, December 22, 1997, at 11:00 a.m., Eastern time, for the following purposes:

            1. To consider and vote upon a proposal (the "Merger Proposal") to approve the Amended and Restated Agreement and Plan of Merger, dated as of October 12, 1997 (the "Merger Agreement"), among Wallace Computer Services, Inc. ("Wallace"), Greenwich Acquisition Corp, a wholly owned subsidiary of Wallace ("Merger Sub"), and the Company, a copy of which is attached as Annex I to the accompanying Proxy Statement, which provides for the merger of Merger Sub into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation") and becoming a wholly owned subsidiary of Wallace. Pursuant to the Merger Agreement, each outstanding share of Common Stock, par value $0.10 per share, of the Company (the "Common Stock") (other than shares of Common Stock owned by the Company, any subsidiary of the Company, Wallace, Merger Sub, or any other subsidiary of Wallace or by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under the Georgia Business Corporation Code (the "GBCC")), will be converted into the right to receive $21.75 in cash, without interest.


            2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on December 4, 1997, will be entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof.


     THE BOARD OF DIRECTORS OF THE COMPANY APPROVED AND ADOPTED THE MERGER AGREEMENT, APPROVED THE MERGER, DETERMINED THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF THE MERGER PROPOSAL.

     If the Merger is consummated, stockholders of the Company will have certain rights under the GBCC to dissent and demand appraisal of, and to receive payment in cash for the fair value of, their shares of Common Stock. Such right to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Common Stock (excluding any appreciation or depreciation in anticipation of the Merger) required to be paid in cash to such dissenting holders in respect of their shares of Common Stock.


                                     By Order of the Board of Directors

                                     Donald P. Hunnicutt, Sr.
                                     Secretary


Dated: December 10, 1997

                          GRAPHIC INDUSTRIES, INC.

                               PROXY STATEMENT

                              TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----



SUMMARY                                                             i
INTRODUCTION                                                        1
     Purpose of the Special Meeting                                 1
     Voting at the Special Meeting                                  1
     Proxies                                                        2
     Proxy Solicitation                                             2
     Other Matters to Be Considered                                 2
THE MERGER                                                          2

     Background of the Merger                                       2
     Recommendation of the Company's Board of Directors             7
     Opinion of Interstate/Johnson Lane Corporation                 9
     Interests of Certain Persons                                  12
     Certain Effects of the Consummation of the Offer and the
       Merger on the Common Stock                                  14
     The Merger Agreement and the Stockholder Agreement            15
     Accounting Treatment of the Merger                            20
     Regulatory Matters                                            20

SOURCE AND AMOUNT OF FUNDS                                         20
RIGHTS OF DISSENTING STOCKHOLDERS                                  21
     Dissenters' Rights Procedure                                  21
CERTAIN FEDERAL INCOME TAX CONSEQUENCES                            23
SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY                24
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS
 AND RESULTS OF OPERATIONS                                         26
PRICE RANGE OF THE COMMON STOCK; DIVIDENDS                         33
BUSINESS OF THE COMPANY                                            33
CERTAIN SECURITY HOLDINGS                                          34
CERTAIN INFORMATION CONCERNING WALLACE AND MERGER SUB              34
INDEPENDENT ACCOUNTANTS                                            35
OTHER MATTERS                                                      35
ADDITIONAL INFORMATION                                             35
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                    36
INDEX TO FINANCIAL STATEMENTS                                     F-1

ANNEXES
I.   Amended and Restated Agreement and Plan of Merger
II.  Article 13 of the Georgia Business Corporation Code
      (Dissenters' Rights)
III. Opinion of Interstate/Johnson Lane Corporation

                          GRAPHIC INDUSTRIES, INC.
                           2155 MONROE DRIVE, N.E.
                           ATLANTA, GEORGIA 30324
                               (404) 874-3327
                                  _________

                       SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD DECEMBER 22, 1997

                                  _________

                                   SUMMARY


     This summary has been prepared to assist stockholders of Graphic Industries, Inc., a Georgia corporation (the "Company"), in their review of the proposal (the "Merger Proposal"), described in detail in the attached Proxy Statement, to approve the Amended and Restated Agreement and Plan of Merger, dated as of October 12, 1997 (the "Merger Agreement"), among Wallace Computer Services, Inc. ("Wallace"), Greenwich Acquisition Corp., a wholly owned subsidiary of Wallace ("Merger Sub"), and the Company, a copy of which is attached as Annex I hereto, which provides for the merger of Merger Sub into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation") and becoming a wholly owned subsidiary of Wallace. Pursuant to the Merger Agreement, each outstanding share of Common Stock, par value $0.10 per share (the "Common Stock"), of the Company (other than shares of Common Stock owned by the Company, any subsidiary of the Company, Wallace, Merger Sub, or any other subsidiaries of Wallace or by the stockholders, if any, who are entitled to and who properly exercise dissenters' rights under the Georgia Business Corporation Code (the "GBCC")), will be converted into the right to receive $21.75 in cash, without interest.

     The Proxy Statement and the accompanying notice of special meeting and form of proxy are first being mailed on or about December 10, 1997 to stockholders entitled to notice of and to vote at the Special Meeting of Stockholders of the Company to be held on Monday, December 22, 1997 (the "Special Meeting").

     This summary is not intended to be a complete explanation of the matters relating to the Merger Agreement or the proposed Merger and is qualified in all respects by reference to the detailed explanation contained in the Proxy Statement and the Annexes thereto. Stockholders are urged to review carefully the entire Proxy Statement, including the Annexes. Cross references in this summary refer to captions in the Proxy Statement.

Purpose of Special Meeting            To vote upon the Merger Proposal.  See
                                      "INTRODUCTION--Purpose of the Special
                                      Meeting."

Date and Time of Special Meeting      Monday, December 22, 1997 at 11:00 A.M.,
                                      Eastern time

Place of Meeting                      Graphic Industries, Inc.
                                      2155 Monroe Drive, N.E.
                                      Atlanta, Georgia 30324

Record Date                           December 4, 1997

Number of Outstanding Shares of
 Common Stock Entitled to Vote                  13,405,828


Number of Owners of Record of Shares
of Common Stock                                 202

Merger Terms

In the Merger, the Company will become a wholly owned subsidiary of Wallace, and each outstanding share of Common Stock (other than shares of Common Stock owned by the Company, any subsidiary of the Company, Wallace, Merger Sub, any other subsidiaries of Wallace or by stockholders, if any, who are entitled to and properly exercise dissenters' rights under the GBCC) will be converted into the right to receive $21.75 per share in cash. See "THE MERGER."

Required Vote

The affirmative vote of a majority of the outstanding shares of Common Stock is required for approval of the Merger Proposal. See "INTRODUCTION--Voting at the Special Meeting." At the close of business on December 4, 1997 (the "Record Date"), Wallace owned, through Merger Sub, 12,751,080 shares of Common Stock, or approximately 95% of the aggregate number of outstanding shares of Common Stock. ACCORDINGLY, WALLACE HAS THE POWER TO APPROVE THE MERGER PROPOSAL WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER SHARES OF COMMON STOCK. MERGER SUB WILL VOTE ALL SHARES OF COMMON STOCK OWNED BY IT IN FAVOR OF THE MERGER PROPOSAL. APPROVAL OF THE MERGER PROPOSAL IS THEREFORE ENSURED. See "CERTAIN SECURITY HOLDINGS."

Recommendation of the Company's
 Board of Directors

The Board of Directors of the Company approved and adopted the Merger Agreement, approved the Merger, determined that the terms of the Merger are fair to, and in the best interests of, the Company's stockholders and recommends that the stockholders vote in favor of the Merger Proposal.

Opinion of Financial Advisor

Interstate/Johnson Lane Corporation, the Company's financial advisor ("Interstate/Johnson Lane"), has delivered to the Company's Board of Directors its written opinion that, as of the date of the Merger Agreement, the consideration to be received by Company's stockholders pursuant to the Merger is fair, from a financial point of view, to the Company's stockholders. See "THE MERGER--Opinion of Financial Advisor."

Rights of Dissenting Stockholders

If the Merger is consummated, stockholders of the Company will have certain rights under the GBCC to dissent and demand appraisal of, and to receive payment in cash for the fair value of, their shares of Common Stock. See "RIGHTS OF DISSENTING STOCKHOLDERS" and Annex II.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

     Stockholders are urged to read and consider carefully the information contained in this Proxy Statement and to consult with their personal financial and tax advisors.

     This Proxy Statement and the accompanying form of proxy are first being mailed to holders of shares of Common Stock on or about December 10, 1997.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN, AND RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE. PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME.

     NO PERSON IS AUTHORIZED BY THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY OR WALLACE SINCE THE DATE HEREOF.

                          GRAPHIC INDUSTRIES, INC.
                           2155 MONROE DRIVE, N.E.
                           ATLANTA, GEORGIA 30324
                               (404) 874-3327
                                  _________

                               PROXY STATEMENT
                                  _________

                                INTRODUCTION

     This Proxy Statement is being furnished to the stockholders of the Company in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Special Meeting.

     This Proxy Statement and accompanying Notice of Special Meeting of Stockholders and form of proxy are being mailed on or about December 10, 1997 to stockholders entitled to notice of and to vote at the Special Meeting.

PURPOSE OF THE SPECIAL MEETING

     At the Special Meeting, the stockholders of the Company are being asked to consider and vote upon the approval of the Merger Agreement. Under the terms of the Merger Agreement, at the Effective Time, (i) Merger Sub will be merged with and into the Company, (ii) the Company will be the Surviving Corporation,
(iii) the separate existence of Merger Sub will cease, (iv) the Company will become a wholly owned subsidiary of Wallace, and (v) each outstanding share of Common Stock (other than shares of Common Stock owned by the Company, any subsidiary of the Company, Wallace, Merger Sub, or any other subsidiary of Wallace or by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under the GBCC) will be converted into the right to receive $21.75 in cash (the "Merger Consideration"), without interest.


VOTING AT THE SPECIAL MEETING

     The Board of Directors of the Company has fixed the close of business on December 4, 1997 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on December 4, 1997 will be entitled to vote at the Special Meeting. At the close of business on the Record Date, there were 13,405,828 shares of Common Stock outstanding and entitled to vote, held by 202 stockholders of record.

     Holders of shares of Common Stock on the Record Date are entitled to one vote per share, exercisable in person or by properly executed proxy, at the Special Meeting. As of the Record Date, there were no outstanding shares of Class B Common Stock, $0.10 par value ("Class B Shares"), of the Company. All outstanding Class B Shares were automatically converted into shares of Common Stock (on the basis of one share of Common Stock for each Class B Share) upon the purchase of Class B Shares by Merger Sub from Mark C. Pope III on November 5, 1997 pursuant to the terms of the Amended and Restated Stockholder Agreement, dated as of October 12, 1997 (the "Stockholder Agreement"), among Merger Sub, Wallace and Mark C. Pope III. Any certificate for Class B Shares so converted now represents the shares of Common Stock into which such Class B Shares were automatically converted.

     THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK IS REQUIRED BY THE GBCC AND THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF THE COMPANY FOR APPROVAL OF THE MERGER PROPOSAL. AT THE CLOSE OF BUSINESS ON THE RECORD DATE, WALLACE OWNED, THROUGH MERGER SUB, 12,751,080, OR APPROXIMATELY 95%, OF THE OUTSTANDING SHARES OF COMMON STOCK. ACCORDINGLY, WALLACE HAS THE POWER TO ENSURE THE APPROVAL OF THE MERGER PROPOSAL WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER SHARES OF COMMON STOCK. WALLACE AND MERGER SUB ARE REQUIRED BY THE MERGER AGREEMENT TO VOTE ALL SHARES OF COMMON STOCK OWNED BY THEM IN FAVOR OF THE MERGER PROPOSAL AND APPROVAL OF THE MERGER PROPOSAL IS THEREFORE ENSURED. SEE "CERTAIN SECURITY HOLDINGS."

     On October 12, 1997, the Company's Board of Directors approved the Offer (as hereinafter defined), the Merger Agreement, the Merger and the Stockholder Agreement in accordance with the Company's Amended and Restated

Articles of Incorporation (the "Charter"). As a result of such approval, the affirmative vote of a majority of the outstanding shares of Common Stock is sufficient for approval of the Merger Proposal.

     The holders of a majority of the shares of Common Stock outstanding and entitled to vote must be present in person or represented by proxy at the Special Meeting in order for a quorum to be present. Pursuant to the Charter and the GBCC, shares of Common Stock represented by proxies that reflect abstentions or "broker non-votes" (i.e. shares held by a broker or nominee which are represented at the Special Meeting, with respect to which such broker or nominee is empowered to vote on at least one proposal but not empowered to vote on other proposals) will be counted as shares of Common Stock present for purposes of determining the number of Shares represented at the Special Meeting and the presence of a quorum but shall constitute votes AGAINST the Merger Proposal. If a quorum is not present or represented by proxy at the Special Meeting, stockholders entitled to vote at the Special Meeting, whether present in person or represented by proxy, shall only have the power to adjourn the Special Meeting for the purpose of allowing additional time for soliciting and obtaining additional proxies or votes. The shares of Common Stock owned by Wallace, through Merger Sub, are sufficient to constitute a quorum for purposes of the Special Meeting.

PROXIES

     Stockholders of the Company are requested to complete, date, sign and promptly return the accompanying form of proxy in the enclosed envelope.
Shares of Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Special Meeting in accordance with the instructions contained therein. If instructions are not contained therein, proxies will be voted FOR approval of the Merger Proposal.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted (a) by filing with the Secretary of the Company written notice of such revocation bearing a later date than the proxy, (b) by duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company, or (c) by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy. Any written notice revoking a proxy should be sent to the attention of Donald P. Hunnicutt, Secretary, Graphic Industries, Inc., 2155 Monroe Drive, N.E. Atlanta, Georgia 30324.

PROXY SOLICITATION

     All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. No solicitation in addition to this solicitation by use of the mails will be made.

     In connection with this solicitation, brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to beneficial owners of shares of Common Stock held of record by them, and such custodians will be reimbursed for their expenses.

     All information in this Proxy Statement concerning Wallace and Merger Sub has been supplied by Wallace. All other information herein has been supplied by the Company.

OTHER MATTERS TO BE CONSIDERED

     It is not anticipated that any matter other than approval of the Merger Proposal will be brought before the Special Meeting. If any other matter should properly come before the meeting, proxies will be voted in accordance with the best judgment of the persons named in the enclosed proxy.


                                 THE MERGER

BACKGROUND OF THE MERGER

     In November 1996, Mark C. Pope III (the "Selling Stockholder" or "Mr. Pope"), the Company's largest stockholder until the purchase of shares of Common Stock and Class B Shares by Merger Sub pursuant to the Offer and the Stockholder Agreement, received a letter from another publicly-owned printing company proposing that the Company and such other printing company enter into discussions regarding an acquisition of the Company. Such letter was accompanied by a financial analysis prepared by such other company's financial advisor reflecting several possible business combinations with the Company, involving consideration consisting of stock of such other company or various combinations of cash and such stock. Mr. Pope had several discussions with such other company, but no formal offer materialized and the discussions were terminated on April 16, 1997.

     On January 14, 1997, Mr. Pope met with Ronald J. Wareham, of R.J. Wareham & Company, Incorporated (the "Wareham Company"), concerning the possible engagement of the Wareham Company by the Company as its financial advisor. On January 21, 1997, a meeting was held between Mr. Pope, Mr. Wareham and Carter
D. Pope concerning the possible purchase by Carter D. Pope of Atlanta Blue Print Co. and Imaging Technologies Services, Inc., wholly-owned subsidiaries of the Company (collectively "ITS"). Carter D. Pope is President of ITS and a member of the Board of Directors of the Company. No further action was taken with respect to that possible purchase of such companies until September 1997.

     On January 15, 1997, a Financial Advisory Agreement with the Wareham Company was entered into by the Company pursuant to which the Wareham Company was engaged as financial advisor to the Company. Included among the services to be provided by the Wareham Company was its agreement to contact possible purchasers of the Company to determine the nature and extent of any interest that they might have in acquiring the Company. Subsequent meetings between Mr. Pope and Mr. Wareham were held on February 5 and February 18, 1997 to identify possible purchasers of the Company. As agreed upon between Mr. Pope and Mr. Wareham, the Wareham Company contacted a number of companies by letter and/or telephone to determine whether any of such companies would be interested in pursuing discussions with the Company concerning an acquisition of the Company. A total of six companies in the printing or related industries and eight financial buyers were contacted on behalf of the Company by or through the Wareham Company between February 13, 1997 and May 21, 1997.

     Except for the financial buyer referred to below, the companies or firms contacted by the Wareham Company expressed a lack of interest in pursuing discussions with the Company. In addition, Mr. Wareham contacted a major investment banking firm about a possible leveraged recapitalization of the Company. Mr. Wareham, Mr. Pope and Carter D. Pope met with such firm on May 21, 1997, but such transaction was not pursued further because, among other things, Mr. Pope would have been required to leave a substantial amount of equity in the Company and to manage a highly-leveraged company.

     The Wareham Company initially contacted Wallace by letter dated May 5, 1997 to Robert J. Cronin, Chief Executive Officer of Wallace, inquiring if Wallace would be interested in discussing a possible business combination with the Company. On or about May 12, 1997, Michael T. Leatherman, Senior Vice President and Chief Information Officer of Wallace, telephoned Mr. Wareham to express preliminary interest in a transaction with the Company and to schedule a meeting with Mr. Wareham and Mr. Pope.

     The initial meeting between the Company and Wallace occurred on June 5, 1997, at which time Mr. Pope and Mr. Wareham met with Mr. Cronin and Mr. Leatherman. During that meeting the persons present discussed the Company's operations and Wallace's current strategy for expanding its commercial printing operations through acquisitions. On June 12, 1997, Mr. Leatherman provided to Mr. Wareham a preliminary list of information that Wallace desired in connection with its review of the Company. A confidentiality agreement was entered into between the Company and Wallace on July 3, 1997, and an information package concerning the Company was provided to Wallace in mid-July.

     On June 27, July 28 and July 31, 1997, the Company held a series of meetings with a potential financial buyer of the Company, and a proposal to acquire control of the Company in a leveraged buy-out was received from such financial buyer by the Company on July 31, 1997. However, after consultation with Mr. Wareham and others, such proposal was deemed unacceptable by Mr. Pope because, among other things, the price was deemed inadequate and the proposal was highly conditional. Such proposal was not pursued further by Mr. Pope and Mr. Wareham.

     A meeting with Mr. Leatherman, Mr. Pope, John R. Pope, President of one of the Company's subsidiaries and a member of the Board of Directors of the Company, and Mr. Wareham was held in Atlanta on August 12, 1997. At this meeting, the parties discussed the structure of a possible transaction, the recent movement in the price for the Common Stock, and the general operations of the Company. Mr. Pope indicated that, as noted above, a financial buyer had expressed possible interest in acquiring the Company for a price in the range of $15 to $16 per share of Common Stock. Mr. Pope indicated that he believed a higher price was more appropriate. The parties took note of the recent increases in market prices for the Common Stock, and Mr. Leatherman indicated that Wallace would consider a price at or near $17.50 per share of Common Stock. At the conclusion of this meeting, Mr. Leatherman requested additional information concerning the Company.

     A further meeting between the Company and Wallace occurred on August 19, 1997 among Mr. Cronin, Mr. Leatherman, Mr. Pope, John R. Pope and Carter D. Pope, at which time further discussions were held, although no specific proposal was made or price agreed upon. This meeting was held at Wallace's headquarters and included visits to certain of Wallace's operations in the Chicago area.

     On August 21, 1997, telephone discussions concerning the increase in market price for the Common Stock and announcement of recent acquisitions by the Company were held among Mr. Pope, Leo Benatar, a member of the Board of Directors of the Company, Mr. Cronin and Mr. Leatherman, and on August 25, 1997, the Company sent Wallace additional information concerning recent acquisitions made by the Company.

     On August 28, 1997, a meeting was held at Wallace's headquarters among Mr. Cronin, Mr. Leatherman, other representatives of Wallace, representatives of Smith Barney Inc., financial advisor to Wallace ("Smith Barney"), Mr. Pope, John R. Pope, Mr. Benatar and Mr. Wareham. At this meeting, the parties discussed the possibility of a cash tender offer for the Company by Wallace, and a price of $18.50 per share of Common Stock was mentioned as a price which Wallace might be willing to pay for the Company, assuming satisfactory completion of due diligence and negotiation of a satisfactory merger agreement and an agreement with Mr. Pope covering a portion of his shares of Common Stock and Class B Shares. At this meeting the parties did not agree on the number of shares of Common Stock or Class B Shares of Mr. Pope to be covered by the agreement with Mr. Pope. On September 4, 1997, Mr. Leatherman met with certain members of the Company's management in Atlanta, at which time he was given the opportunity to learn more about the Company's operations and how they might be integrated with Wallace's operations.

     On August 29, 1997, the Company engaged Interstate/Johnson Lane for purposes of rendering an opinion with respect to the fairness, from a financial point of view, of the consideration to be received by the stockholders of the Company, in a possible acquisition transaction with Wallace.

     During the week of September 9, 1997, Mr. Leatherman, various other members of Wallace's management, and representatives of Smith Barney held additional meetings with the Company's management in Atlanta and members of Wallace's management also visited the Company's plants in Houston, Philadelphia and Boston. Mr. Benatar and Mr. Leatherman also met on September 9 and 11, 1997 during Mr. Leatherman's visit to Atlanta and discussed various matters regarding the Company, its fit with Wallace and conditions in the printing industry generally. In addition, management of Wallace, representatives of Smith Barney, Sidley & Austin, legal counsel to Wallace, and Arthur Andersen LLP, the independent accountants of Wallace, reviewed certain information provided by the Company in a data room in the Atlanta offices of Powell, Goldstein, Frazer & Murphy LLP, legal counsel to the Company, and at a data room in the Atlanta offices of Ernst & Young LLP, independent accountants of the Company.

     On September 12, 1997, Sidley & Austin provided drafts of the merger agreement among Merger Sub, Wallace and the Company (the "Original Merger Agreement") and the stockholder agreement among Merger Sub, Wallace and Mr. Pope (the "Original Stockholder Agreement") to the Company and to Powell, Goldstein, Frazer & Murphy LLP, counsel for the Company and Mr. Pope. On September 18 and 19, 1997, representatives of Sidley & Austin and Powell, Goldstein, Frazer & Murphy LLP conducted telephonic discussions concerning the terms of the proposed Original Merger Agreement and the Original Stockholder Agreement. On September 20, 1997, Sidley & Austin delivered revised drafts of the Original Merger Agreement and Original Stockholder Agreement to the Company, Mr. Pope and their legal counsel.

     On September 19, 1997, Mr. Benatar and Mr. Leatherman and legal counsel to the Company and Wallace had telephone conversations concerning the sale of ITS to Carter D. Pope and the proposed terms of such sale. Mr. Leatherman advised that the businesses conducted by ITS are not consistent with the long term strategic objectives of Wallace as they relate to its acquisition of the Company and stated that Wallace had no objection to the sale of ITS as proposed.

     On September 24, 1997, at the regular quarterly meeting of the Board of Directors of the Company, Mr. Pope advised the members of the Board of the discussions to date with Wallace and the possible terms of an acquisition of the Company by Wallace. Representatives of Interstate/Johnson Lane delivered their verbal opinion as to the fairness, from a financial point of view, to the holders of shares of Common Stock of the consideration proposed to be paid to them. Carter D. Pope also expressed his continuing interest in acquiring ITS from the Company, conditioned upon the acquisition of the Company by Wallace, and offered to enter into a contract to that effect. After consultation with its financial and legal advisors, the Board determined that it was in the best interests of the stockholders for discussions to continue with Wallace and agreed to meet again on September 28, 1997.

     On September 25, 1997, Croft & Bender LLC was engaged by the Company to render a fairness opinion with respect to the fairness, from a financial point of view, to the Company of the consideration to be received by the Company from the sale of ITS. Representatives of Croft & Bender LLC met on September 25 and 26, 1997, with Carter D. Pope and other representatives of ITS and with representatives of the Company to obtain information necessary for them to render their opinion, which was delivered to the Company on September 28, 1997. Croft & Bender LLC stated in their opinion that the consideration to be received by the Company from the sale of ITS is fair, from a financial point of view, to the Company.

     On September 25, 1997, members of Wallace's management conducted additional visits to certain of the Company's plants.

     On September 26 and 27, 1997, members of management of the Company, including presidents of the Company's operating subsidiaries, met with members of management of Wallace in Chicago to discuss how the operations of each of the Company and Wallace might be integrated. Final terms of the Original Merger Agreement and the Original Stockholder Agreement were negotiated between legal counsel for the Company and Wallace. On September 27, 1997, Wallace conveyed a written offer to the Company, offering to enter into the proposed Original Merger Agreement and Original Stockholder Agreement.

     On September 28, 1997, the Board of Directors of the Company met and, with the advice of legal counsel, considered the written offer from Wallace to acquire the Company pursuant to the Original Offer (as defined herein) and the Merger at a price of $18.50 per share. The Board also received and considered the written opinion of Interstate/Johnson Lane with respect to the Original Offer and the Merger and the written opinion of Croft & Bender LLC with respect to the sale of ITS. Mr. Pope advised the Board of the final terms of the Original Stockholder Agreement. The terms of the Original Merger Agreement, the Original Stockholder Agreement and the Stock Purchase Agreement between the Company and Carter D. Pope (the "Stock Purchase Agreement") providing for the sale of ITS were reviewed with the Board by legal counsel to the Company. Following a number of questions from, and discussions among, the directors, the Board of Directors of the Company (i) approved and adopted the Original Merger Agreement and determined that the Original Offer and the Merger considered as a whole are fair to and in the best interests of the Company and its stockholders, (ii) recommended that the Company's stockholders tender their shares of Common Stock in the Original Offer and approve and adopt the Original Merger Agreement and the Merger, and (iii) approved the Stock Purchase Agreement providing for the sale of ITS.

     On September 28, 1997, immediately following the meeting of the Board of Directors, the Original Merger Agreement and the Original Stockholder Agreement were executed and delivered by the parties thereto. The Stock Purchase Agreement was also executed and delivered. An announcement concerning the Original Offer and the Merger was made on September 28, 1997.

     On October 3, 1997, Merger Sub commenced an offer to purchase all outstanding shares of Common Stock at an offer price of $18.50 per share net to the seller in cash, without interest (the "Original Offer").

     On October 6, 1997, Gerald F. Mahoney, Chairman of Mail-Well, Inc. ("Mail-Well"), telecopied a letter to Mr. Pope expressing interest in making an offer for the Company and requesting access to the same due diligence materials as had been provided to Wallace. A copy of the letter was delivered to Wallace as required under the Original Merger Agreement. Wallace then provided the Company with copies of telecopied correspondence between Mr. Mahoney and Mr. Cronin, which consisted of (i) letters dated October 2, 1997 and October 3, 1997 from Mr. Mahoney to Mr. Cronin expressing an interest in purchasing certain assets of the Company from Wallace, after the consummation of the Merger, and indicating that, if Wallace were unwilling to agree to such a transaction, Mail-Well would consider the possibility of making a competing offer to purchase the Company at a price in excess of $18.50 per share of Common Stock, and (ii) a letter dated October 6, 1997, from Mr. Cronin to Mr. Mahoney advising Mr. Mahoney that Wallace was not interested in selling assets of the Company to Mail-Well.

     On October 7, 1997, the Board of Directors of the Company met to consider
the October 6, 1997 letter from Mr. Mahoney to Mr. Pope.   The Board of
Directors concluded that the October 6, 1997 letter from Mr. Mahoney was not sufficiently definite with respect to the terms of an offer to acquire the Company and did not include sufficient evidence of the ability of Mail-Well to finance the acquisition of the Company in order for the members of the Board of Directors to determine, as required by the Original Merger Agreement, that it was necessary in connection with the exercise of their fiduciary duties to allow Mail-Well access to the materials requested. Mail-Well was informed of this conclusion on October 7, 1997, following the meeting of the Board of Directors.

     On October 9, 1997, the Company received a letter from Mr. Mahoney stating that Mail-Well was willing, subject to reasonable and customary due diligence, to pay at least $20.00 per share in cash for all of the shares of Common Stock and Class B Shares of the Company, on substantially the same terms as contained in the Original Merger Agreement, to which was attached an executed bank commitment letter relating to financing for Mail-Well's offer and an executed confidentiality agreement. Later that day, the Board of Directors of the Company met to consider Mail-Well's letter. The Board of Directors determined that in accordance with the terms of the Original Merger Agreement, it was permitted to allow Mail-Well to review the same due diligence materials as had been provided to Wallace, but took no further action with respect to Mail-Well's letter. Following the meeting of the Board of Directors, the Company advised Mail-Well that it would be allowed access to the same information as had been provided to Wallace and access to the Company's management and facilities, subject to the confidentiality agreement. On October 10, 1997, both the Company and Mail-Well issued press releases relating to Mail-Well's October 9, 1997 letter and the Company's decision to allow Mail-Well to commence its due diligence investigation of the Company. The Board of Directors of the Company took no other position with respect to the October 9, 1997 letter from Mail-Well.

     On October 10, 1997, certain arrangements were made for material and information related to the Company to be available to Mail-Well and certain material related to the Company was sent to Mail-Well.

     Beginning on October 10, 1997 and continuing on October 11, 1997, Wallace and its counsel had various discussions with Mr. Pope and his counsel, relating to the possibility of an increase in the cash price to be paid in the Offer and to certain modifications in the terms of the Original Stockholder Agreement and the Original Merger Agreement. On October 11, 1997, Wallace's counsel delivered drafts of an amendment to and restatement of the Original Stockholder Agreement and an amendment to and restatement of the Original Merger Agreement to Mr. Pope's counsel. Later that day and on October 12, 1997 such counsel finalized the terms of both agreements, subject to approval by the Board of Directors of Wallace and Company.

     In the afternoon of October 12, 1997, following such approval by its Board of Directors, Wallace telecopied a letter to Mr. Pope proposing to increase the offer price to $21.75 (the "Offer Price") if Mr. Pope agreed, prior to Wallace making such proposal to the Company, to commit, for a period of one year, to vote the shares of Common Stock and Class B Shares owned by him against any merger or merger agreement (other than the Merger and the Merger Agreement) and against certain other competing transactions and not to (i) sell or otherwise transfer any shares of Common Stock or Class B Shares owned by him (subject to certain exceptions), (ii) enter into any voting arrangement or (iii) convert the Class B Shares owned by him into shares of Common Stock, in each case, whether or not the Board of Directors of the Company accepted Wallace's proposal. Upon receipt of such written commitment by Mr. Pope, Wallace conveyed a written offer to the Board of Directors of the Company, offering to enter into the Merger Agreement simultaneously with Mr. Pope's execution of the Stockholder Agreement. The written offer from Wallace to the Board of Directors of the Company provided that the offer would expire at 8:00 p.m. (eastern time) on October 12, 1997, and would be deemed automatically rejected in the event of any disclosure to any person other than an officer, director, employee or representative of the Company of such offer or the fact that Wallace had made such offer prior to acceptance by the Company of such offer.

     Upon receipt of such letter, the Board of Directors of the Company met to consider the written offer from Wallace. The Board received and considered the verbal opinion of Interstate/Johnson Lane with respect to the revised

Offer (as defined herein) and the Merger. The opinion was later confirmed in writing (a copy of which appears as Annex III hereto). Following discussions among the directors, the Board of Directors of the Company (i) approved and adopted the Merger Agreement and determined that the revised Offer and Merger considered as a whole are fair to and in the best interests of the Company and its stockholders and (ii) recommended that the Company's stockholders tender their shares of Common Stock in the Offer and approve and adopt the Merger Agreement and the Merger.

     Immediately following the meeting of the Board of Directors of the Company, the Merger Agreement and the Stockholder Agreement were executed and delivered by the parties thereto. An announcement concerning the Merger Agreement and the Stockholder Agreement was made on October 12, 1997. The Company, through its counsel, also informed Mail-Well of the execution of such agreements and that Mail-Well's proposed due diligence investigation of the Company was no longer appropriate.

     On October 17, 1997, Merger Sub and the Company mailed supplemental materials to the stockholders of the Company amending the Original Offer to provide for a purchase price of $21.75 net to the seller in cash, without interest (the "Offer"). The Offer expired at 12:00 midnight, New York City Time, on Friday, October 31, 1997. On November 3, 1997, Merger Sub accepted for payment shares of Common Stock tendered pursuant to the Offer. Merger Sub subsequently purchased 8,447,988 shares of Common Stock tendered pursuant to the Offer and 4,303,092 Class B Shares from Mr. Pope pursuant to the Stockholder Agreement. Upon such purchase of Class B Shares, all outstanding Class B Shares automatically converted into shares of Common Stock.

     The terms of the Merger Agreement are described more fully under the caption "The Merger Agreement" and such description is incorporated by reference herein.


RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

     (a) The Board of Directors of the Company met on September 24, 1997 to discuss and consider a possible proposal for the acquisition of the Company by Wallace. During such meeting, the Board of Directors discussed the terms of a possible acquisition proposal as communicated by Wallace to management and reviewed the terms of the proposed Original Merger Agreement with legal counsel to the Company, Interstate/Johnson Lane and the Wareham Company. Following such discussion and review, the Board of Directors determined that it was in the best interests of the stockholders for discussions to continue with Wallace. Wallace conveyed a written offer to the Chairman of the Board of Directors of the Company on September 27, 1997 offering to enter into the proposed Original Merger Agreement and the proposed Original Stockholder Agreement. The Board of Directors of the Company met again on September 28, 1997 and reviewed the terms of the Original Merger Agreement and the Original Stockholder Agreement with legal counsel, received the written opinion of Interstate/Johnson Lane with respect to the fairness, from a financial point of view, of the consideration to be received by the Company's stockholders in the Original Offer and the Merger, and unanimously: (i) determined that the Original Offer and the Merger, considered as a whole, are fair to and in the best interests of the Company and its stockholders; (ii) approved and adopted the Original Merger Agreement; and
(iii) recommended that the Company's stockholders tender their shares of Common Stock in the Original Offer and approve and adopt the Original Merger Agreement and the Merger. On October 12, 1997, Wallace conveyed a written offer to the Board of Directors of the Company offering to enter into the proposed Merger Agreement which, among other things, increased the Offer Price from $18.50 to $21.75 and provided Wallace with the option of terminating the Offer and pursuing the purchase of the Company solely by means of the Merger. The Board of Directors of the Company met on October 12, 1997 and reviewed the terms of the Merger Agreement and the Stockholder Agreement with legal counsel, received the verbal opinion of Interstate/Johnson Lane with respect to the fairness, from a financial point of view, of the consideration to be received by the Company's stockholders in the revised Offer and the Merger, and: (i) determined that the revised Offer and the Merger, considered as a whole, are fair to and in the best interests of the Company and its Stockholders; (ii) approved and adopted the Merger Agreement; and (iii) recommended that the Company's stockholders tender their shares in the Offer and approve and adopt the Merger Agreement and the Merger.

     (b) In reaching its conclusion and making its determinations as outlined in paragraph (a) above, the Board of Directors considered a number of factors, including, without limitation, the following:

     (i) the consideration proposed to be paid by Wallace pursuant to the Offer and the Merger relative to: (A) the Company's historical sales; earnings before interest, taxes, depreciation and amortization ("EBITDA"); earnings before interest and taxes ("EBIT"); net income and book value; (B) its internal expectations concerning sales, EBITDA, EBIT, net income and book value; (C) recent and historical market prices for the Common Stock; and (D) the results of a discounted cash flow analysis;

     (ii) the familiarity of the Board of Directors with the business, financial condition and prospects of the Company; the nature of the Company's industry and markets, including, in particular, the belief of the Board of Directors that consolidation in the Company's industry will continue in an increasingly competitive acquisition market and that for the Company to maintain a leadership position in its industry would require continued growth, including by way of acquisitions, substantial capital resources, and further geographic expansion; and the belief of the Board of Directors that the consideration proposed to be paid by Wallace pursuant to the Offer and the Merger reflects the values inherent in the Company;

     (iii)  issues concerning management succession at the Company;

     (iv) the desire of Mr. Pope, at the time of such Board approval the largest stockholder of the Company, who owned approximately 35.5% of the total shares of Common Stock and Class B Shares outstanding on a fully diluted basis and who possessed approximately 82% of the total votes which might be cast at a meeting of stockholders of the Company (assuming prior exercise of all outstanding stock options and conversion of all outstanding debentures of the Company), to sell the Company to Wallace, and his agreement with Wallace
(which was necessary to induce Wallace to offer to increase the Offer Price) to commit, for a period of one year, to vote the shares of Common Stock and Class B Shares owned by him against any merger or merger agreement (other than the Merger and the Merger Agreement ) and against certain other competing transactions and not to (a) sell or otherwise transfer any shares of Common Stock or Class B Shares owned by him (subject to certain exceptions), (b) enter into any voting arrangement or (c) convert the Class B Shares owned by him into shares of Common Stock, in each case, whether or not the Board of Directors accepted Wallace's proposal to enter into the Merger Agreement;

     (v) that the written offer from Wallace to enter into the Merger Agreement, which provided for an increase in the Offer Price to $21.75 per share of Common Stock, would by its terms expire at 8:00 p.m. on October 12, 1997 and be deemed to have been rejected if disclosed to anyone other than officers, directors, employees and representatives of the Company prior to its acceptance;

     (vi) the opinion of Interstate/Johnson Lane (described below) to the effect that the consideration to be received by stockholders of the Company pursuant to the Offer and the Merger is fair, from a financial point of view, to such stockholders;

     (vii) that all of the Company's stockholders will receive the same price and consideration for their shares of Common Stock and Class B Shares;

     (viii) the financial strength of Wallace and the absence of any financing condition in the Offer or in the Merger Agreement;

     (ix) that the Mail-Well proposal of October 9, 1997 contained a number of conditions, including satisfactory completion of a due diligence investigation of the Company, and that Mail-Well's bank financing commitment, which accompanied its proposal, was, in the view of the Board, more conditional than Wallace's bank financing commitment relating to the Offer and the Merger; and

     (x) the realization that if the Company failed to enter into the Merger Agreement offered by Wallace and Mail-Well did not subsequently offer to enter into a merger agreement with the Company providing for its acquisition by Mail-Well, stockholders of the Company would receive only $18.50 per share of Common Stock under the Original Merger Agreement, rather than the higher Offer Price of $21.75 per share of Common Stock being proposed by Wallace.

OPINION OF INTERSTATE/JOHNSON LANE CORPORATION

     Interstate/Johnson Lane was retained by the Company to render an opinion with respect to the fairness, from a financial point of view, of the consideration to be received by the Company's stockholders from a possible transaction with Wallace. Interstate/Johnson Lane delivered to the Board of Directors of the Company its written opinion dated September 28, 1997 and an update of that opinion on October 12, 1997 based upon the Merger Agreement (the "Interstate/Johnson Lane Opinion") to the effect that, as of the date thereof, based on the matters set forth therein, the consideration to be received by the holders of shares of Common Stock in the Offer and the Merger is fair, from a financial point of view, to such stockholders. The consideration was determined based upon negotiations between the parties, without any involvement of Interstate/Johnson Lane.

     Interstate/Johnson Lane has consented to the inclusion of the Interstate/Johnson Lane Opinion in this Proxy Statement.

     THE FULL TEXT OF THE INTERSTATE/JOHNSON LANE OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX III TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. THE SUMMARY OF THE INTERSTATE/JOHNSON LANE OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION IN ANNEX III. THE COMPANY'S STOCKHOLDERS ARE URGED TO READ THE INTERSTATE/JOHNSON LANE OPINION IN ITS ENTIRETY. THE INTERSTATE/JOHNSON LANE ANALYSES AND OPINION WERE PREPARED FOR AND ADDRESSED TO THE BOARD OF DIRECTORS OF THE COMPANY AND ARE DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF SHARES OF COMMON STOCK OF THE COMPANY IN CONNECTION WITH THE OFFER AND THE MERGER AND DO NOT CONSTITUTE AN OPINION AS TO THE MERITS OF THE OFFER OR THE MERGER OR A RECOMMENDATION TO ANY HOLDER OF SHARES OF COMMON STOCK AS TO WHETHER OR NOT TO TENDER THEIR SHARES OF COMMON STOCK OR AS TO HOW TO VOTE IN CONNECTION WITH THE MERGER.

     Interstate/Johnson Lane is a nationally recognized investment banking firm and was selected by the Company based on the firm's reputation and general investment banking experience, including its experience in rendering fairness opinions. Interstate/Johnson Lane, as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     In connection with rendering the Interstate/Johnson Lane Opinion, Interstate/Johnson Lane, among other things, (i) reviewed a draft of the Merger Agreement; (ii) reviewed annual audited financial statements for the Company and Wallace for the prior three fiscal years, interim unaudited financial statements through April 30, 1997 for Wallace and interim unaudited financial statements through July 31, 1997 for the Company; (iii) reviewed publicly available information including recent Securities and Exchange Commission (the "Commission") filings and stockholder communications for the Company and for Wallace, respectively; (iv) met with members of the senior management of the Company to discuss its business, financial condition, operating results, and projections; (v) compared certain financial and stock market data for the Company with similar data for selected publicly held commercial printing companies; (vi) reviewed the financial terms of certain recent business combinations in the printing industry; (vii) reviewed premiums paid historically for certain other publicly traded companies deemed relevant;
(viii) reviewed historical market price, volume data, and dividend history for the Common Stock compared with comparable companies; (ix) reviewed a discounted cash flow analysis for the Company; (x) reviewed published research reports and investment opinions on the Company and the commercial printing industry; and
(xi) performed such other financial studies and analyses as deemed appropriate by the Company.

     In rendering the Interstate/Johnson Lane Opinion, Interstate/Johnson Lane relied without independent verification upon the accuracy and completeness of all the financial and other information furnished to it by or on behalf of the Company, and others, including published information that Interstate/Johnson Lane considered in its review. Interstate/Johnson Lane relied upon the reasonableness of all projections and forecasts provided to it by the management of the Company and assumed the attainability of such results and that they were prepared in accordance with accepted practice on bases reflecting the best currently available estimates and good faith judgments of the Company's management. Interstate/Johnson Lane's opinion is based upon the economic, monetary, market and other conditions and circumstances existing and known to it as of the date of the Interstate/Johnson Lane Opinion, and Interstate/Johnson Lane assumed that there were no material changes in the assets, financial condition, results of operation, business or prospects of the Company since the date of the most recent financial statements made available to it. Interstate/Johnson Lane has not made or considered any independent evaluations or appraisals of the assets or liabilities (contingent or otherwise) of either the Company or any of its subsidiaries. Interstate/Johnson Lane does not express any opinion regarding the value of any of the Company's specific individual assets. Interstate/Johnson Lane has also assumed, with the Company's consent, that obtaining any necessary regulatory approvals and third party consents for the Offer or the Merger or otherwise will not have an adverse effect on the Company, Wallace or the combined company.

     The following is a summary of the material financial analyses presented by Interstate/Johnson Lane to the Board of Directors of the Company on September 24, 1997, and updated in a presentation on October 12, 1997. This summary does not purport to be a complete description of the analyses performed by Interstate/Johnson Lane in connection with providing its opinion to the Company's Board of Directors.

     Comparable Companies Analysis. Based on publicly available information and First Call consensus earnings estimates, Interstate/Johnson Lane reviewed and compared actual and estimated selected financial, operating and stock market information and financial ratios of the Company to a group of ten companies. (First Call compiles earnings estimates published by selected research analysts for use by the investment community.) The Company was compared to a group of ten commercial printing companies consisting of Banta Corporation, Bowne & Co., Inc., Cadmus Communications Corporation, Champion Industries Inc., Consolidated Graphics, Inc., Devon Group, Inc., Merrill Corporation, R.R. Donnelley & Sons Co., Mail-Well, Inc. and World Color Press, Inc. (the "Selected Printing Companies"). The Company was also compared with a subset of the above companies, based on the elimination of companies whose compound annual growth rate for sales over the past three fiscal years was greater than 20%. The subset of the selected companies consists of the following five companies:
Banta Corporation, Bowne & Co., Inc., Cadmus Communications Corporation, Devon Group, Inc. and R.R. Donnelley & Sons Co. (the "Subset of Selected Printing Companies"). The historical financial information and ratios analyzed for the companies are as of their respective most recent reported periods.

     Interstate/Johnson Lane's observations included, among other things, the following: The Company had a compound annual growth rate in sales over the past three fiscal years of 12.1% compared to 19.8% for the Selected Printing Companies and 15.6% for the Subset of Selected Printing Companies; the Company had a net debt to book value of total capital ratio of 52.1% compared with the median of 40.3% for the Selected Printing Companies and 19.6% for the Subset of Selected Companies (net debt equals short-term debt plus long-term debt less cash and cash equivalents; book value of total capital equals book value of shareholders' equity plus net debt); the Company had a market value of capitalization to EBITDA multiple of 8.1 times compared to the median of 7.0 times for the Selected Printing Companies and 6.2 times for the Subset of Selected Printing Companies (market value of capitalization equals the market value of shareholders' equity plus net debt; EBITDA equals earnings before interest, taxes, depreciation and amortization); the Company had a market value of capitalization to EBIT multiple of 13.3 times compared to the median of 12.3 times for the Selected Printing Companies and 10.2 times for the Subset of Selected Printing Companies (EBIT equals earnings before interest and taxes); the Company had a market value of capitalization to sales multiple of 0.9 times compared to the median of 1.0 times for the Selected Printing Companies and 1.0 times for the Subset of Selected Printing Companies.

     Interstate/Johnson Lane also observed, among other things, the following:
The Company had a return on equity of 12.4% compared to the median of 15.3% for the Selected Printing Companies and 13.1% for the Subset of Selected Printing Companies. The Company had an operating cash flow margin, operating income margin and net income margin of 11.4%, 6.9% and 3.2%, respectively, compared to the median of 14.2%, 8.6% and 4.4%, respectively, for the Selected Printing Companies and 14.0%, 8.5% and 4.8%, respectively, for the Subset of Selected Printing Companies. The Company had a price to earnings multiple of 18.9, 17.5 and 16.1 times earnings for the latest twelve months, 1997 and 1998, respectively, compared to the median of 24.2, 21.3 and 15.3 times, respectively, for the Selected Printing Companies and 20.4, 18.5 and 15.3 times, respectively, for the Subset of Selected Printing Companies.

     Although Selected Printing Companies were used for comparison purposes, none of such companies is directly comparable to the Company. Accordingly, an analysis of the results of such a comparison is not purely mathematical but involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Printing Companies and other factors that could affect the public trading value of the Selected Printing Companies or the Company to which they are being compared.

     Comparable Transactions Analysis. Interstate/Johnson Lane reviewed certain information relating to 12 announced or completed mergers and acquisitions since August 1, 1993 in which a United States commercial printing company was acquired or merged into another entity (the "Selected Printing Company Transactions") in a transaction with a value in excess of $20 million. Such analysis indicated that the median values of the transaction value to EBIT, to EBITDA and to net sales for the Selected Printing Company Transactions were
10.3 times, 6.2 times and 0.7 times, respectively, compared with the multiples of the transaction value to EBIT, to EBITDA and to net sales of 13.3 times, 8.1 times and 0.9 times, respectively, for the transactions contemplated by the Merger Agreement. The median values of the transaction equity value to book equity value and to net income for the Selected Printing Company Transactions were 1.8 times and 9.9 times, respectively, compared to a transaction equity value to book equity value of 2.7 times and to net income of 21.8 times to be paid pursuant to the transactions contemplated by the Merger Agreement.

     Premiums Paid Analysis. Because of the limited number of recent public printing company acquisitions, Interstate/Johnson Lane broadened its premiums paid analysis to include acquisitions of companies in the service and manufacturing industries which were comparable in transaction size to the price to be paid pursuant to the Merger. Interstate/Johnson Lane reviewed certain information relating to 27 announced or completed transactions since September 1, 1995 in which a public company in the service industry was acquired or merged into another entity (the "Selected Service Company Transactions") in a transaction with a value between $250 and $500 million. Such analysis indicated that the median premium paid relative to the seller's stock price 9 months, 6 months, 3 months, 1 month and 1 week prior to the public announcement of the acquisition of the acquired company (or the acquiror's interest in the transaction) was 56.3%, 55.7%, 50.8%, 44.5% and 31.9%, respectively, for the Selected Service Company Transactions compared to the premium to be paid pursuant to the transactions contemplated by the Merger Agreement, relative to the Company's stock price 9 months, 6 months, 3 months, 1 month and 1 week prior to the public announcement of the Offer and the Merger of 130.5%, 90.2%, 64.2%, 34.9% and 19.2%, respectively.

     Interstate/Johnson Lane reviewed certain information relating to 28 announced or completed transactions since September 1, 1995 in which a public company in the manufacturing industry was acquired or merged into another entity (the "Selected Manufacturing Company Transactions") in a transaction with a value between $250 and $500 million. Such analysis indicated that the median premium paid relative to the seller's stock price 9 months, 6 months, 3 months, 1 month and 1 week prior to the public announcement of a possible acquisition of the acquired company (or the acquiror's interest in the transaction) was 55.1%, 40.5%, 37.5%, 34.3% and 33.0%, respectively, for the Selected Manufacturing Company Transactions compared to the premium to be paid pursuant to the transactions contemplated by the Merger Agreement, relative to the Company's stock price 9 months, 6 months, 3 months, 1 month and 1 week prior to the public announcement of the Offer and the Merger of 130.5%, 90.2%, 64.2%, 34.9% and 19.2%, respectively.

     Discounted Cash Flow Analysis. Interstate/Johnson Lane performed a discounted cash flow analysis to determine a range of present values per share of the Common Stock assuming the Company made no acquisitions after fiscal year 1998 and was sold at the end of fiscal 2003 (the "Internal Growth Case") or made $24 million in acquisitions annually in fiscal 1999 through 2003 and was sold at the end of fiscal 2003 (the "Acquisition Case"). Based on the Company's fiscal 1998 budget and additional information supplied by management, base revenues (excluding acquisitions) were forecast to increase by 5.0% per year from fiscal 1999 to 2003, and operating margins were forecast to be constant. The information provided by management assumed that there was no recession affecting the commercial printing industry from fiscal 1999 to 2003 and that the acquisitions were financed with debt.

     For the terminal values in both cases, Interstate/Johnson Lane assumed that the Company would be sold at the end of fiscal 2003 at an EBITDA multiple range consistent with those seen in the Selected Printing Company Transactions and with the EBITDA multiple to be paid pursuant to the transactions contemplated by the Merger Agreement (6.75 to 7.25 times EBITDA). The free cash flow streams and terminal values were presently valued using a range of discount rates from 11% to 13%.

     Applying the above multiples and discount rates, Interstate/Johnson Lane determined that the value of the Common Stock in the Internal Growth Case ranged from approximately $16.44 to $20.52 per share, and in the Acquisition Case ranged from approximately $17.89 to $22.86 per share.

     Other Considerations. Interstate/Johnson Lane also considered that the Company had certain other discussions with prospective acquirors over the last 11 months and considered the nature and results of those discussions as presented by the Company.

     The summary set forth above describes the material analyses that Interstate/Johnson Lane performed, but does not purport to be a complete description of such analyses or the analyses performed. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or a summary description.

     Interstate/Johnson Lane believes that its analyses must be considered as a whole and that selecting portions of its analyses without considering all factors and analyses would create an incomplete view of the analyses and processes underlying its opinion. Interstate/Johnson Lane did not attribute any particular weight to any analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor. In its analyses, Interstate/Johnson Lane relied upon numerous assumptions made by the Company with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or Wallace. Analyses based on forecasts of future results are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. No company or transaction used as a comparison in the analysis is identical to the Company or to the transactions contemplated by the Merger Agreement. Additionally, estimates of the value of businesses do not purport to be appraisals or necessarily reflective of the prices at which businesses actually may be sold. Because such estimates are inherently subject to uncertainty, Interstate/Johnson Lane does not assume responsibility for the accuracy of such estimates. Interstate/Johnson Lane's analyses were prepared solely for purposes of its opinion rendered to the Company's Board of Directors regarding the fairness of the proposed consideration to be received by holders of shares of Common Stock pursuant to the transactions contemplated by the Merger Agreement and do not purport to be appraisals or necessarily reflect the prices at which the Company or shares of Common Stock actually may be sold.

     For the services of Interstate/Johnson Lane as financial advisor to the Company in connection with the Offer and the Merger, Interstate/Johnson Lane received a fee of $275,000. No portion of Interstate/Johnson Lane's fee was contingent upon the consummation of the Offer or is contingent upon the closing of the Merger. In addition, the Company has agreed to reimburse Interstate/Johnson Lane for its reasonable out-of-pocket expenses incurred in connection with the Offer and the Merger, but not to exceed $10,000, and to indemnify Interstate/Johnson Lane against certain liabilities, including certain liabilities arising under the federal securities laws.

     Interstate/Johnson Lane has advised the Company that, in the ordinary course of its business as a full-service securities firm, Interstate/Johnson Lane may, subject to certain restrictions, actively trade the equity or debt securities of the Company or of Wallace for its own account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS

     In considering the recommendation of the Board with respect to the Merger Agreement, the stockholders of the Company should be aware that persons who are, or have been, executive officers or directors of the Company, have interests in the Merger in addition to their interests as stockholders of the Company.

     During its negotiations with the Company, Wallace advised the Company that the businesses conducted by ITS were not consistent with the long term strategic objectives of Wallace as they relate to its acquisition of the Company. ITS provides: (i) imaging and reproduction products and services to architects, engineers, contractors and other construction related markets; (ii) facilities management operations on site for certain clients; and (iii) courier services to the business community. The Company entered into a Stock Purchase Agreement with Carter D. Pope pursuant to which Carter D. Pope agreed to purchase and the Company agreed to sell all of the issued and outstanding capital stock of ITS for a purchase price of $7,065,173, which represents the net book value of ITS at August 31, 1997. The acquisition by Carter D. Pope of the stock of ITS was conditioned upon the acceptance for payment of shares of Common Stock by

Wallace pursuant to the Offer. Carter D. Pope is Mr. Pope's son. The purchase of the stock of ITS by Carter D. Pope was unanimously approved by the Board of Directors of the Company, with the members of the Pope family abstaining. In reaching its conclusion to approve the Stock Purchase Agreement, the Board of Directors considered, among other things, the opinion of Croft & Bender LLC. Such opinion states that the consideration that was received by the Company from the sale of ITS is fair, from a financial point of view, to the Company. The acquisition by Carter D. Pope of the stock of ITS was consummated as of November 5, 1997.


      Wallace has agreed to allow the Company to enter into employment agreements, with terms ranging from one to three years, with certain executive officers and directors of the Company which will be effective upon execution and will remain in effect after the Merger. The aggregate value of benefits (not including bonus payments) to be received by each executive officer and director of the Company who will receive at least $100,000 in value of such benefits pursuant to such employment agreements over the one, two or three-year term thereof, as the case may be, will be: Alvan A. Herring, Jr. - $655,500; Joseph A. Fasolo - $735,000; John R. Pope - $975,000; Jim R. Tidwell - $556,500; Jeffrey Glover - $600,000 and Martin C. Kendall - $248,000. In addition, Mr. Fasolo will receive up to $500,000 as a result of the Merger pursuant to an agreement entered into with the Company in 1989 in connection with the Company's acquisition of Baum Printing, Inc., of which Mr. Fasolo was executive vice president and a stockholder. Donald S. Forshay, who ceased to be an executive officer and an employee of the Company in December 1997, will receive $142,800 consisting of his accrued bonus to the date of the termination of his employment and a severance payment agreed upon between Mr. Forshay and the Company. The aggregate value of all benefits to be received by executive officers and directors of the Company pursuant to new employment agreements to be entered into with the Company (not including bonus payments) and pursuant to existing agreements between such persons and the Company is $4,492,300.



      In addition, Wallace has expressed its interest in entering into a one-year consulting arrangement with Mr. Pope, although the terms of such arrangement have not been determined.


      The Company has indemnification agreements (collectively, the "Indemnification Agreements") with its directors and officers. Each Indemnification Agreement provides that the Company will indemnify and hold harmless the director or officer party to it (an "Indemnitee") to the fullest extent permitted by its Charter, By-laws and the GBCC, against all expenses, liability and loss (including attorneys' fees, judgments, fines, and amounts paid or to be paid in any settlement approved in advance by the Company, such approval not to be unreasonably withheld) (collectively, "Indemnifiable Expenses") actually and reasonably incurred or suffered by Indemnitee in connection with any present or future threatened, pending or contemplated investigation, claim, action, suit, or proceeding, whether civil, criminal, administrative or investigative (collectively, "Indemnifiable Litigation"): (i) to which Indemnitee is or was a party or is threatened to be made a party by reason of any action or inaction in Indemnitee's capacity as a director or officer of the Company, or (ii) with respect to which Indemnitee is otherwise involved by reason of the fact that Indemnitee is or was serving as a director, officer, employee or agent of the Company, or of any subsidiary or division, or is or was serving at the request to the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

     The Company is not obligated under the Indemnification Agreements to make any payment in connection with any claim made against the Indemnitee: (i) for which payment is actually made to the Indemnitee under a valid and collectible insurance policy, except in respect of any excess beyond the amount of payment under such insurance; (ii) for which the Indemnitee is entitled to indemnification and/or payment by reason of having given notice of any circumstance which might give rise to a claim under any policy of insurance, the terms of which have expired prior to the effective date of the applicable Indemnification Agreement; (iii) for which the Indemnitee is indemnified by the Company otherwise than pursuant to the applicable Indemnification Agreement;
(iv) based upon or attributable to the Indemnitee gaining any personal profit or advantage to which he was not legally entitled; (v) for an accounting of profits made from the purchase or sale by the Indemnitee of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or similar provisions of any state statutory law; or (vi) brought about or contributed to by the dishonesty of the Indemnitee seeking payment hereunder; however, notwithstanding the foregoing, the Indemnitee shall be protected under the appropriate Indemnification Agreement as to any claims upon which suit may be brought against him by reason of any alleged dishonesty on his part, unless a judgment or other final adjudication thereof adverse to Indemnitee shall establish that he committed acts of active and deliberate dishonesty with actual dishonest purpose and intent, which acts were material to the cause of action so adjudicated. In addition, pursuant to the Indemnification Agreements, the Company will pay Indemnifiable Expenses incurred by an Indemnitee in connection with any Indemnifiable Litigation in advance of the final disposition thereof, provided that the Company has received an undertaking from or on behalf of Indemnitee to repay the amounts advanced to the extent that it is ultimately determined that Indemnitee is not entitled to be indemnified by the Company under the appropriate Indemnification Agreement or otherwise.

     The Merger Agreement provides that Wallace will maintain directors' and officers' liability insurance covering persons covered by the policies of the Company on the date of the Merger Agreement and provides that indemnification for acts or omissions occurring at or prior to the Effective Time in favor of the current or former directors, officers, employees and agents of the Company and its subsidiaries as provided in their respective organizational documents shall continue after the Effective Time. See "The Merger Agreement and the Stockholder Agreement--The Merger Agreement--Indemnification."


CERTAIN EFFECTS OF THE CONSUMMATION OF THE OFFER AND THE MERGER ON THE COMMON STOCK


     Upon the expiration of the Offer, Merger Sub purchased 8,447,988 shares of Common Stock that had been validly tendered and not withdrawn before such expiration. Following such purchase, Merger Sub also purchased all of the Selling Stockholder's 4,303,092 Class B Shares which, together with all other Class B Shares, thereupon converted to shares of Common Stock. By means of the foregoing, Wallace beneficially owns 12,751,080 shares or approximately 95% of the shares of Common Stock outstanding as of the close of business on the Record Date.


     The purchase of the shares of Common Stock by Merger Sub pursuant to the Offer reduced the number of shares of Common Stock that might otherwise trade publicly and reduced the number of holders of such shares, which adversely affects the liquidity and market value of the remaining shares of Common Stock held by stockholders other than Merger Sub. As of the Record Date, there were 202 holders of record of shares of Common Stock.

     On November 3, 1997, the Company was informed by the New York Stock Exchange (the "NYSE") that the shares of Common Stock would no longer be listed or traded on the NYSE because less than 600,000 of the outstanding shares of Common Stock are publicly held. Upon consummation of the Merger, the Company intends to terminate the registration of Common Stock under the Exchange Act and to terminate the duty of the Company to file reports under the Exchange Act. In addition, the Common Stock will no longer constitute "margin securities" under the rules of the Federal Reserve Board, with the result, among others, that lenders may no longer extend credit on collateral of the Common Stock.

THE MERGER AGREEMENT AND THE STOCKHOLDER AGREEMENT

     The Merger Agreement

     The following summary of certain provisions of the Merger Agreement is qualified in its entirety by reference to the text of the Merger Agreement, a copy of which is attached as Annex I to this Proxy Statement.

     The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the GBCC, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation and shall succeed to and assume all the rights and obligations of Merger Sub and the Company in accordance with the GBCC. At the Effective Time, the Charter of the Company and the By-laws of Merger Sub shall be the Charter and By-Laws of the Surviving Corporation, respectively. The directors of Merger Sub shall become the directors of the Surviving Corporation and the officers of the Company shall become the officers of the Surviving Corporation.

     Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any securities of Merger Sub or the Company, the shares of Common Stock (other than shares owned by the Company, any subsidiary of the Company, Wallace, Merger Sub, any other subsidiary of Wallace or by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under the
GBCC) shall be converted into the right to receive from the Surviving Corporation, in cash, without interest, the Merger Consideration. Each share of stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of stock of Merger Sub, be converted into and become one fully paid and nonassessable shares of common stock, $0.10 par value, of the Surviving Corporation.

     Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Wallace and Merger Sub. The representations and warranties of the Company relate, among other things, to: its organization and qualification; subsidiaries; capital structure; authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby; required consents and approvals; filings made by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act (including financial statements included in the documents filed by the Company under these acts); absence of any material adverse change; compliance with laws; tax matters; liabilities; benefit plans and employees and employment practices; litigation; environmental matters; state takeover statutes; and intellectual property related matters.

     Merger Sub and Wallace have also made customary representations and warranties to the Company. Representations and warranties of Merger Sub and Wallace relate, among other things, to their organization and authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby and required consents and approvals.

     Covenants Relating to the Conduct of Business. During the period from the date of the Merger Agreement to such time as Wallace's designees shall constitute a majority of the Board of Directors of the Company, the Company has agreed as to itself and its subsidiaries that, except as otherwise expressly contemplated or permitted by the Merger Agreement or except to the extent Wallace shall otherwise consent in writing:

             (a) the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as theretofore conducted and shall use all reasonable best efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with the Company and its subsidiaries;

             (b) the Company shall not, and shall not permit its subsidiaries to, (x) declare or pay any dividends on or make any other distributions in respect of its capital stock (other than regular quarterly cash dividends not in excess of $.07 per share of Common Stock or $.05 per Class B Share with usual record and payment dates and in accordance with the Company's present dividend policy) except for dividends by a direct or indirect wholly owned subsidiary of the Company to its Wallace, (y) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) repurchase, redeem or otherwise acquire any shares of its capital stock or those of any subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

     (c) the Company shall not, and shall not permit its subsidiaries to, issue, deliver, sell, pledge, or encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest (including stock appreciation rights or phantom stock) other than (i) the issuance of shares of Common Stock upon the exercise of stock options pursuant to Stock-Based Compensation Plans (as defined herein) outstanding on the date of the Merger Agreement and in accordance with the terms of such stock options, (ii) the issuance of shares of Common Stock upon the conversion of Class B Shares, and (iii) the issuance of shares of Common Stock upon the conversion of the Company's 7% Convertible Subordinated Debentures due May 15, 2006;

     (d) the Company shall not, and shall not permit any of its subsidiaries to, amend or propose to amend its charter or by-laws or other similar organizational documents;

     (e) except as disclosed by the Company to Wallace on the date of the Original Merger Agreement, the Company shall not, and shall not permit any of its subsidiaries to, acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets having a purchase price in excess of $1,000,000, individually, or $5,000,000, in the aggregate, except purchases of inventory in the ordinary course of business consistent with past practice and expenditures consistent with the Company's current capital budget previously furnished to Wallace;

     (f) except as disclosed by the Company to Wallace as of the date of the Original Merger Agreement and other than sales of its products to customers and immaterial dispositions of personal property, in each case in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets;

     (g) the Company shall not, and shall not permit any of its subsidiaries to, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of others, enter into any "keep-well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings incurred in the ordinary course of business consistent with past practice, or make any loans, advances or capital contributions to, or other investments in, any other person, other than to the Company or any wholly owned subsidiary of the Company, except for travel expenses made in the ordinary course of business;

     (h) the Company shall confer on a regular basis with Wallace with respect to operational matters and promptly advise Wallace orally and in writing of any material adverse change with respect to the Company. The Company shall promptly provide to Wallace (or its counsel) copies of all filings made by the Company with any governmental entity in connection with the Merger Agreement and the transactions contemplated thereby;

     (i) the Company shall not make any tax election that would have a material effect on the tax liability of the Company or any of its subsidiaries or settle or compromise any tax liability of the Company or any of its subsidiaries that would materially affect the tax liability of the Company or any of its subsidiaries. The Company shall, before filing or causing to be filed any material tax return of the Company or any of its subsidiaries or settling any tax liability not described in the preceding sentence, consult with Wallace and its advisors as to the positions and elections that may be taken or made with respect to such return or with respect to such settlement;

                (j) neither the Company nor any of its subsidiaries shall make or agree to make any new capital expenditure or expenditures other than expenditures consistent with the Company's current capital budget;

                (k) the Company shall not, and shall not permit any of its subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction,
     (i) in the ordinary course of business consistent with past practice or in accordance with their terms, of claims, liabilities or obligations recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of the Company filed with the Commission or incurred since the date of such financial statements in the ordinary course of business consistent with past practice or (ii) of claims, liabilities or obligations to the extent they are less than $50,000 and unrelated to the Company's stockholders or the transactions contemplated by the Merger Agreement and the Stockholder Agreement, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

                (l) except as disclosed by the Company to Wallace on the date of the Merger Agreement, neither the Company nor any of its subsidiaries shall enter into or accept, or amend any existing, severance plan, agreement or arrangement or enter into or amend any benefit plan or employment or consulting agreement, other than as required by law;

                (m) neither the Company nor any of its subsidiaries shall increase the compensation payable or to become payable to its directors, officers or employees, except for increases required under employment agreements existing on the date of the Merger Agreement, and increases for employees in the ordinary course of business consistent with past practice that, in any event, do not increase such employee's aggregate compensation by more than 5% over such employee's aggregate compensation in effect on the date of the Merger Agreement, or grant any severance or termination pay to, or enter into any employment or severance payment, or establish, adopt, enter into, or amend in any material respect or take action to enhance in any material respect or accelerate any rights or benefits under, any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except, in each case, as may be required to comply with applicable law or regulation;

                (n) except in the ordinary course of business, neither the Company nor any of its subsidiaries shall (i) modify, amend or terminate any material contract or agreement to which the Company or such subsidiary is a party or (ii) waive, release or assign any material rights or claims; and

                (o) the Company shall not, and shall not permit any of its subsidiaries to, authorize any of, or commit or agree to take any of, the foregoing actions otherwise prohibited by the Merger Agreement.

     No Solicitation. The Merger Agreement provides that the Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, (1) solicit, initiate or knowingly encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal (as defined below) or (2) participate in any discussions or negotiations regarding any Takeover Proposal. The Merger Agreement defines "Takeover Proposal" as any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its subsidiaries or 20% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries other than the transactions contemplated by the Merger Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Offer and/or the Merger or which would reasonably be expected to dilute materially the benefits to Wallace of transactions contemplated by the Merger Agreement and the Stockholder Agreement.

     The Merger Agreement provides further that neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Wallace, the approval or recommendation by such Board of Directors or such committee of the Offer, the Merger or the Merger Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal.

     In addition to the obligations of the Company described in the preceding two paragraphs, the Merger Agreement provides that the Company shall promptly advise Wallace orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the person making any such request or Takeover Proposal. The Company is further required under the terms of the Merger Agreement to keep Wallace fully informed of the status and details (including amendments or proposed amendments) of any such request or Takeover Proposal.

     The Merger Agreement provides that nothing contained therein shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, such disclosure is required by applicable state or federal securities laws or is necessary in order to comply with its fiduciary duties to the Company's stockholders under applicable law. Neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by the Merger Agreement, withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Offer, the Merger Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Takeover Proposal.

     Third Party Standstill Agreements. During the period from the date of the Merger Agreement through the Effective Time, the Company has agreed not to terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company or any of its subsidiaries is a party (other than any involving Wallace) unless the Company's Board of Directors shall have determined in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law.

     Stock Based Compensation. Pursuant to the Merger Agreement, the Company has terminated each stock option plan, stock appreciation right plan, limited stock appreciation right plan, restricted stock plan, employee stock purchase plan, or any other plan or arrangement providing for compensation wholly or partially in the form of Common Stock (excluding any plan which is intended to be qualified under section 401(a) of the Internal Revenue Code of 1986, as amended) (collectively, the "Stock-Based Compensation Plans"). All outstanding options or awards under the Stock-Based Compensation Plans, whether vested or unvested, ceased to be exercisable upon the purchase by Merger Sub of shares of Common Stock pursuant to the Offer and were canceled by the Company. Holders of such options or awards received cash payments from the Company in an amount (if any) equal to the number of shares of Common Stock subject to each such surrendered option or award multiplied by the difference (if positive) between the exercise price per share of Common Stock (if any) covered by the option or award and the highest per share price paid to stockholders of the Company in the Offer.

     Indemnification. Pursuant to the Merger Agreement, Wallace and Merger Sub agreed that all rights to indemnification for acts or omissions occurring at or prior to the Effective Time now existing in favor of current or former directors, officers, employees and agents of the Company and its subsidiaries as provided in their respective articles of incorporation or by-laws (or similar organizational documents) shall survive the Merger and shall continue in full force and effect in accordance with their terms. For six years from the date Merger Sub first purchased shares of Common Stock pursuant to the Offer, Wallace shall maintain in effect the Company's current directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy; provided, that in no event shall Wallace be required to pay a premium in any one year in an amount in excess of 150 percent of the last per annum amount of premiums paid by the Company prior to the date of the Merger Agreement; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Wallace shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     Board Representation. The Merger Agreement provides that promptly after such time as Merger Sub acquires a majority of the combined voting power of the Common Stock and Class B Shares, Merger Sub shall be entitled to designate at its option up to that number of directors of the Company's Board of Directors, subject to compliance with Section 14(f) of the Exchange Act, as will give Merger Sub a majority of such directors and the Company shall, at such time, cause Merger Sub's designees to be so elected by its existing Board of Directors. However, in the event that Merger Sub's designees are elected to the Board of Directors of the Company, until the Effective Time, such Board of Directors shall have at least three directors who are directors on the date of the Merger Agreement and who are not officers of the Company (the "Independent Directors"). If the number of Independent Directors shall be reduced below three for any reason whatsoever, the remaining Independent Directors shall designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors of the Company as of the date of the Merger Agreement shall designate three persons to fill such vacancies who shall not be officers or affiliates of the Company or any of its subsidiaries, or officers or affiliates of Wallace or any of its subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement. In connection with the foregoing, the Company will promptly, at the option of Wallace, either increase the size of the Company's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable Merger Sub's designees to be elected or appointed to the Company's Board of Directors as provided above. Merger Sub became entitled to designate a majority of the Company's directors upon the purchase of shares of Common Stock pursuant to the Offer and the purchase of Class B Shares pursuant to the Stockholder Agreement. As of the date of this Proxy Statement, Merger Sub has not elected to designate members to the Company's Board of Directors.

     Conditions Precedent. The respective obligations of each party to effect the Merger shall be subject to the satisfaction (or waiver by each party) prior to the Closing Date (as defined in the Merger Agreement) of the following conditions: (a) if required by applicable law, the stockholders of the Company shall have approved the Merger Agreement; (b) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other governmental entity preventing the consummation of the Merger shall be in effect (provided that each of the parties shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered); and (c) Merger Sub shall have previously accepted for payment and paid for the shares of Common Stock pursuant to the Offer (which condition has been satisfied).

     Termination. The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether before or after the approval of the terms of the Merger Agreement by the stockholders of the Company under certain conditions. As a result of the purchase of shares of Common Stock by Merger Sub pursuant to the Offer, the Merger Agreement may be terminated only:
(a) by mutual written consent of Wallace and the Company; (b) by either Wallace or the Company if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for Common Stock pursuant to the Merger and such order, decree or ruling or other action shall have become final and nonappealable; or (c) by the Company, if Merger Sub or Wallace shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 days after the giving of written notice to Wallace or Merger Sub, as applicable. In the event of a termination of the Merger Agreement by either the Company or Wallace, the Merger Agreement shall forthwith become void (except for certain specified provisions, including those pertaining to the payment of certain expenses and fees and except for certain confidentiality obligations of the parties) and there shall be no liability or obligation on the part of Wallace, Merger Sub or the Company or their respective officers or directors, other than for liability for any breach of the Merger Agreement.

     Fees and Expenses. Except as otherwise provided in the Merger Agreement, all fees and expenses incurred in connection with the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such fees and expenses whether or not the Offer or the Merger is consummated. The provisions of the Merger Agreement requiring the Company to pay a termination fee and certain expenses upon termination of the Merger Agreement under certain circumstances were rendered inapplicable by the purchase of shares of Common Stock by Merger Sub pursuant to the Offer.

     Procedure for Termination, Amendment, Extension or Waiver. The Merger Agreement provides that in the event Merger Sub's designees are appointed or elected to the Board of Directors of the Company as described above under "Board of Directors", after the acceptance for payment of the shares of Common Stock pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors is required for the Company to amend or terminate the Merger Agreement, exercise or waive any of its rights or remedies under the Merger Agreement, extend the time for performance of Wallace's and Merger Sub's respective obligations under the Merger Agreement or take any action to amend or waive any term or condition of the Company's Charter or By-laws.

     The Stockholder Agreement

     On October 12, 1997, Merger Sub, Wallace and the Selling Stockholder entered into the Stockholder Agreement. Pursuant to the Stockholder Agreement, the Selling Stockholder granted Merger Sub an irrevocable option to purchase 432,089 shares of Common Stock and 2,239,046 Class B Shares (collectively, the "Option Shares") owned by him, at a price of $21.75 per share. Mr. Pope also agreed (i) to tender pursuant to the Offer the other 409,421 shares of Common Stock owned by him, (ii) to sell the other 2,064,046 Class B Shares owned by him to Merger Sub at the time of the sale to Merger Sub of the Options Shares and (iii) upon written request of Merger Sub, to tender pursuant to the Offer any shares of Common Stock owned by him that constituted Option Shares. Upon the purchase of shares of Common Stock by Merger Sub pursuant to the Offer, Merger Sub became obligated to purchase the Option Shares. The Selling Stockholder also agreed that he would not transfer any shares of Common Stock or Class B Shares owned by him to any person other than Merger Sub or Merger Sub's designee (except for certain permitted transfers) and that he would vote all of the shares of Common Stock and Class B Shares owned by him in favor of the transactions contemplated by the Merger Agreement and against certain competing transactions at any meeting of stockholders of the Company called to vote thereon.

     Pursuant to the Stockholder Agreement, the Selling Stockholder tendered 841,510 shares of Common Stock pursuant to the Offer and, on November 5, 1997, Merger Sub purchased 4,303,092 Class B Shares from the Selling Stockholder.

ACCOUNTING TREATMENT OF THE MERGER

     The Merger will be accounted for under the "purchase" method of accounting whereby the purchase price will be allocated based on the fair values of assets acquired and liabilities assumed.

REGULATORY MATTERS

     No federal or state regulatory requirements remain to be complied with in order to consummate the Merger.


                          SOURCE AND AMOUNT OF FUNDS

     Wallace has entered into a credit agreement ("Credit Agreement") with certain lenders ("Lenders), and Bank of America NT&SA ("BofA") as agent for the lenders for an unsecured credit facility in the aggregate principal amount of $500,000,000 (the "Credit Facility").

     The Credit Facility consists of a revolving loan facility under which loans may be borrowed, repaid and reborrowed by Wallace from time to time for the purpose of providing funds to consummate the Offer and the Merger, to refinance certain indebtedness, to pay certain fees and expenses incurred in connection with the Offer and the Merger and to provide working capital and for other general corporate purposes. The Credit Facility will mature in five years and will have no scheduled amortization.

     Borrowings under the Credit Facility will bear interest at a floating rate based upon, at Wallace's option (i) the higher of BofA's reference rate or the Federal Funds rate plus 0.50% per annum, or (ii) the London Interbank Offered Rate ("LIBOR") plus .175% to .30% per annum, depending on Wallace's ratio of total funded indebtedness to EBITDA or its senior unsecured debt rating. In addition, Wallace will have a competitive advance option under the Credit Facility which will allow it to request uncommitted advances from the Lenders at competitive rates on an auction basis. A facility fee will accrue on the total Credit Facility regardless of usage at a rate ranging from 0.075% to 0.15% per annum, depending upon Wallace's ratio of total funded indebtedness to EBITDA or its senior unsecured debt rating. Wallace will also pay BofA underwriting and administration fees, reimburse certain expenses and provide certain indemnities, all of which Wallace believes to be customary for commitments of this type.

     The Credit Agreement will contain conditions precedent, representations and warranties, covenants (including financial covenants), events of default and other provisions customary for such financings.

     It is anticipated that the indebtedness incurred through borrowings under the Credit Facility will be repaid from funds generated internally by Wallace and its subsidiaries, including the Company and its subsidiaries, and from other sources that may include the proceeds of the private or public sale of debt or equity securities. No final decisions have been made concerning the method Wallace will employ to repay such indebtedness. Such decisions when made will be based on Wallace's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.


                      RIGHTS OF DISSENTING STOCKHOLDERS

     Notwithstanding the Merger, shares of Common Stock held by stockholders of the Company who (a) did not surrender such shares of Common Stock pursuant to the Offer in exchange for the $21.75 per share cash payment, (b) perfect their rights to dissent with respect to such shares of Common Stock in accordance with Article 13 of the GBCC ("Article 13") and (c) do not thereafter withdraw their demands for payment for such shares of Common Stock or otherwise lose their dissenters' rights, in each case in accordance with the GBCC, shall represent the right to receive from the Company such payment as is offered by the Company in its estimate of the fair value per share of Common Stock or in certain other circumstances, such payment as the holders thereof may be entitled to receive as determined by the Superior Court of Fulton County, Georgia, plus, in either case, accrued interest from the Effective Time to the time of payment or judicial judgment, as the case may be.

     Article 13 provides a procedure by which persons who were stockholders of the Company as of the Record Date of the Special Meeting and who remain stockholders as of the Effective Time of the Merger may demand payment of the fair value of their shares of Common Stock in lieu of accepting the Merger Consideration. Stockholders who wish to assert dissenters' rights must deliver to the Company written notice of their intent to demand such payment for their shares of Common Stock before the stockholder vote is taken with respect to the Merger Proposal and must not vote their shares of Common Stock in favor of the Merger Proposal. The determination of the fair value of the Common Stock will be based on the value of the Common Stock immediately before the Merger, excluding any appreciation or depreciation in anticipation of the Merger. Stockholders should recognize that such demand for fair value payment or judicial appraisal could result in a determination of a value higher or lower than, or equivalent to, $21.75 per share of Common Stock. Pursuant to Article 13, within 10 days of the later of the date of the Merger or receipt of a payment demand, the Company shall offer to pay to such dissenter the amount the Company estimates to be the fair value of the shares of Common Stock with respect to which dissenters' rights have been asserted. Dissenting stockholders who accept the Company's fair value offer will receive such offer of payment plus any accrued interest within 60 days of the making of the offer by the Company or of the consummation of the Merger, whichever is later. If the fair value of stockholders' shares is established pursuant to a judicial proceeding pursuant to Article 13, because of the inability of such stockholders and the Company to agree upon the fair value of the Common Stock, such stockholders shall be entitled to judgment for the amount which the court finds to be the fair value of their shares of Common Stock, plus interest to the date of the judgment.

DISSENTERS' RIGHTS PROCEDURE

     This section regarding dissenters' rights shall constitute the notice to stockholders required by Section 14-2-1320 of Article 13 of the GBCC. Dissenters' rights will be lost unless perfected by full and precise satisfaction of the requirements of Article 13, the text of which is set forth in full in Annex II hereto. The following description of the dissenters' rights procedure is qualified in its entirety by the full text of Article 13. NEITHER THE FAILURE TO VOTE IN FAVOR OF THE MERGER PROPOSAL, NOR AN AFFIRMATIVE VOTE AGAINST THE MERGER PROPOSAL SATISFIES THE REQUIREMENTS OF ARTICLE 13; RATHER, A SEPARATE WRITTEN DEMAND FOR PAYMENT MUST BE PROPERLY EXECUTED AND DELIVERED TO THE COMPANY AS DESCRIBED BELOW.

     Stockholders of the Company who wish to assert dissenters' rights for their shares of Common Stock must make written notice of their intent to demand payment for their shares of Common Stock in the event the Merger is consummated before the stockholder vote on the Merger Proposal is taken (currently scheduled to take place on December

22, 1997). Such stockholders must not vote their shares of Common Stock in favor of the Merger Proposal. Written notice of intent to demand payment for shares of Common Stock by way of dissenters' rights should be addressed to the Company at the following address:

     Graphic Industries, Inc.
     2155 Monroe Drive, N.E.
     Atlanta, Georgia 30324
     Attn:  Donald P. Hunnicutt, Sr.

     As provided under Section 14-2-1321 of Article 13, record stockholders who do not make written notice of their intent to demand payment in the event the Merger is consummated before the stockholder vote on the Merger Proposal is taken, or who vote their shares of Common Stock in favor of the Merger Proposal, will lose their dissenters' rights under such Section. If the Merger Proposal is approved at the stockholder meeting, the Company shall deliver written notice to all stockholders who have properly given the Company notice of their intent to exercise dissenters' rights and did not vote in favor of the Merger Proposal. The notice shall be sent within 10 days after the Effective Time and will state where payment demand must be sent and where and when Common Stock certificates must be deposited pursuant to Article 13. The notice shall also set a date by which the Company must receive demand payment from dissenting stockholders, which date will be no fewer than 30 days nor more than 60 days after the date the notice is delivered. Stockholders who receive such dissenters' notice must demand payment and deposit their shares of Common Stock in accordance with the terms of such notice or else they will lose their dissenters' rights under Article 13.

     Beneficial owners of the shares of Common Stock should take such actions as may be necessary to ensure that a timely and proper demand for dissenters' rights is made by the record holders of such shares of Common Stock. Shares of Common Stock held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co. Any beneficial holder desiring dissenters' rights who holds shares of Common Stock through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for payment pursuant to dissenters' rights is made by the record holder. The beneficial holder of such shares of Common Stock should instruct such firm, bank or financial institution that the demand for payment may be made by the record holder of the shares of Common Stock, which may be the nominee of a central security depository if the shares of Common Stock have been so deposited. As provided under Section 14-2-1303 of Article 13, a record stockholder may assert dissenters' rights as to fewer than all of the shares of Common Stock registered in his name only if he dissents with respect to all of the shares of Common Stock beneficially owned by any one beneficial stockholder and notifies the Company in writing of the name and address of each person on whose behalf he asserts dissenters' rights.

     As provided under Section 14-2-1325 of Article 13, within 10 days of the later of the consummation of the Merger or receipt of payment demand, the Company shall, by notice to dissenters who properly demanded payment, offer to pay such dissenters the amount the Company estimates to be the fair value of their shares of Common Stock, plus accrued interest. The offer of payment will be accompanied by (i) the Company's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any, (ii) a statement of the Company's fair value estimate, (iii) an explanation of how interest was calculated, (iv) a statement of the rights of dissenters who are dissatisfied with the payment offer and (v) a copy of Article 13. Stockholders may accept the Company's offer by written notice within 30 days of the offer (failure to respond within 30 days will be deemed an acceptance). The Company will make payment to all those stockholders who have accepted or are deemed to have accepted within 60 days after the making of the offer or the consummation of the Merger, whichever is later.

     As provided under Section 14-2-1327 of Article 13, stockholders who are dissatisfied with the payment offer may notify the Company of their own estimate of the fair value of their shares of Common Stock and the amount of interest due and demand payment of such estimate if the dissenting stockholders believe the amount offered by the Company is less than the fair value or that the interest has been incorrectly calculated. Stockholders waive their right to demand payment under this Section and are deemed to have accepted the Company's offer unless they notify the Company of their demand within 30 days after the Company's offer of payment for their shares of Common Stock.

     As provided under Section 14-2-1330 of Article 13, if demand for payment remains unsettled after the procedures described above have been followed, the Company shall commence a proceeding within 60 days after receiving the payment demand of the dissenting stockholders and petition the Superior Court in Fulton County, Georgia to determine the fair value of the Common Stock and accrued interest. All dissenting stockholders whose demands remain unsettled shall be made parties to the proceeding. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. In determining the fair value of the Common Stock, a court will take into account all relevant factors, which may include the market value of the Common Stock along with the asset value and the earning capacity of the Company. However, Article 13 specifies that fair value means the value of the Common Stock immediately before the effectuation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger. Dissenting stockholders who are parties to any judicial appraisal proceeding are entitled to the amount which the court finds to be the fair value of their shares of Common Stock, plus interest to the date of the judgment.

     The court shall assess costs of the proceeding against the Company, except that the court may assess all or some of the costs against all or some of the dissenting stockholders, in amounts the court finds equitable, to the extent the court finds the dissenting stockholders acted arbitrarily, vexatiously, or not in good faith. The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable (i) against the Company and in favor of any or all dissenters if the court finds the Company did not substantially comply with the requirements of the applicable provisions of Article 13 or (ii) against either the Company or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Article 13. If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for these services should not be assessed against the Company, the court may award to those attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

     If demand for payment remains unsettled and the Company does not commence such judicial appraisal proceeding within the aforementioned 60 day period, it shall pay each dissenting stockholder whose demand remains unsettled the amount demanded by such dissenting stockholder. No action by any dissenting stockholder to enforce dissenters' rights shall be brought more than three years after the effectuation of the Merger.


                   CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain United States federal income tax consequences of the Merger to beneficial owners whose shares of Common Stock are converted to cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of federal income taxation that may be relevant to beneficial owners of shares of Common Stock. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change. The discussion applies only to beneficial owners of shares of Common Stock in whose hands the shares of Common Stock are capital assets within the meaning of Section 1221 of the Code, and may not apply to shares of Common Stock received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of beneficial owners of shares of Common Stock (such as insurance companies, tax-exempt organizations and broker-dealers) who may be subject to special rules. This discussion does not discuss the federal income tax consequences to a beneficial owner of shares of Common Stock who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

     BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH BENEFICIAL OWNER OF SHARES OF COMMON STOCK SHOULD CONSULT SUCH BENEFICIAL OWNER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH BENEFICIAL OWNER AND THE PARTICULAR TAX EFFECTS TO SUCH BENEFICIAL OWNER OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER INCOME TAX LAWS.

     The receipt of cash for shares of Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes. In general, for federal income tax purposes, a beneficial owner of shares of Common Stock will recognize gain or loss equal to the difference between the beneficial owner's adjusted tax basis in the shares of Common Stock converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Common Stock (i.e., shares of Common
Stock acquired at the same cost in a single transaction) converted to cash in the Merger. Such gain or loss will be capital gain or loss and will be long-term gain or loss if the beneficial owner held the shares of Common Stock for more than one year, on the date of the Effective Time of the Merger. Long-term capital gain of individuals is currently taxed at a maximum rate of 20% for capital assets held more than eighteen months, and at a maximum rate of 28% for capital assets held for eighteen months or less but for more than twelve months. For capital assets held twelve months or less, capital gain is taxed at the same rates as ordinary income. The receipt of cash for shares of Common Stock pursuant to the exercise of dissenters' rights will generally be taxed in the same manner as described above.

     Payments in connection with the Merger may be subject to "backup withholding" at a rate of 31%, unless a beneficial owner of shares of Common Stock (a) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact or (b) provides a correct TIN to the payor, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A beneficial owner who does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the beneficial owner's federal income tax liability. Each beneficial owner of shares of Common Stock should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Beneficial owners who convert their shares of Common Stock into cash in the Merger may prevent backup withholding by completing a Substitute Form W-9 and submitting it to the Paying Agent for the Merger.

     Wallace and Merger Sub will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any beneficial owner of shares of Common Stock such amounts as Wallace or Merger Sub is required to deduct and withhold with respect to the making of such payment. To the extent that amounts are so withheld by Wallace or Merger Sub, such withheld amounts shall be treated for all purposes of the Merger Agreement as having been paid to the beneficial owner of the Common Stock in respect of which such deduction and withholding was made by Wallace or Merger Sub.

             SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY

     The selected consolidated financial data of the Company set forth below for each of the years in the five-year period ended January 31,1997 have been derived from the Company's audited consolidated financial statements for such periods. The selected consolidated financial data set forth below for the six months ended July 31, 1996 and 1997 are derived from unaudited financial statements. More comprehensive financial information for the five-year period ended January 31, 1997 is included in the Annual Reports on Form 10-K for such years filed by the Company with the Commission, which are available as described in "ADDITIONAL INFORMATION." A copy of the Company's January 31, 1997 audited financial statements appears elsewhere in this Proxy Statement. See "INDEX TO FINANCIAL STATEMENTS". The following summary is qualified by reference to, and should be read in conjunction with, such audited financial statements.

                                                                                                           Six Months Ended
                                                Fiscal Years Ended January 31                                  July  31
                                                -----------------------------                              ----------------

                                    1997             1996          1995          1994          1993         1997       1996
                                    ----             ----          ----          ----          ----         ----       ----
RESULTS OF OPERATIONS DATA:
Net Sales                       $437,107,260   $417,261,697  $348,130,390  $335,467,743  $316,880,544  $225,570,076 $215,030,091

Cost of sales                    329,515,288    318,319,117   263,485,570   257,549,959   243,109,921   169,158,403  161,651,259
                                ------------   ------------  ------------  ------------  ------------  ------------ ------------

Gross Profit                     107,591,972     98,942,580    84,644,820    77,917,784    73,770,623    56,411,673   53,378,832

Selling, general and
administrative expenses           78,354,798     72,510,489    63,040,317    61,260,267    59,961,199    40,910,638   39,610,841

Restructuring charge(1)            9,000,000             --            --            --            --            --    9,000,000

Operating profit                  20,237,174     26,432,091    21,604,503    16,657,517    13,809,424            --           --
Other income, net                  3,595,644      2,670,660     1,716,054     2,469,351     2,454,356     1,650,606    1,657,470
Interest expense                  10,654,151     11,712,475     9,539,823     8,426,398     9,103,891     5,776,130    5,418,280
Income before income taxes        13,178,667     17,390,276    13,780,734    10,700,470     7,159,889    11,375,511    1,007,181
Income taxes                       5,898,000      6,760,000     5,375,000     4,200,000     3,441,000     4,550,000    1,030,000
Net income (1)                  $  7,280,667   $ 10,630,276  $  8,405,734  $  6,500,470  $  3,718,889  $  6,825,511  $   (22,819)
                                ============   ============  ============  ============  ============  ============  ===========

PER SHARE DATA:

Primary earnings per
    share (1)                            .62            .98           .80           .65           .38           .58           --

Fully diluted                             --             --            --            --            --          .55            --

Dividends paid per common
    share                                .07            .07           .07           .07           .07         .035(2)       .035(2)

Dividends paid per Class B
    common share                         .05            .05           .05            --            --         .025(2)       .025(2)

BALANCE SHEET DATA:

Total current assets             144,850,361    142,475,950   119,181,058   115,404,007   109,193,748  154,520,362   139,158,369

Other assets                      27,491,940     21,587,002    21,461,440    14,709,016    15,603,802   13,229,721    10,827,545

Property, plant & equipment      217,384,575    205,480,869   187,166,830   174,357,094   152,910,173  234,212,370   204,677,478

Total assets                     299,476,296    286,502,712   253,166,270   237,405,425   220,388,856  322,883,904   284,871,932

Total current liabilities         60,831,036     58,405,751    73,389,719    66,766,269    68,801,425   59,161,626    55,651,698

Long-term obligations, less
    current portion               99,676,541     97,651,125    68,781,374    67,560,368    57,519,213  113,881,136    99,060,524

Deferred income taxes             15,620,738     16,043,672    15,306,327    15,860,278    15,004,631   16,235,940    15,206,829

7% convertible subordinated
     debentures                   20,787,000     20,787,000    20,787,000    20,787,000    20,787,000   19,353,000    20,787,000

Total shareholders' equity       102,560,981     93,615,164    74,901,850    66,431,510    58,276,587  114,252,202    94,165,881

(1) The $9 million restructuring charge related to the sale of the Company's direct-mail subsidiary, Graphic Direct, Inc., and the closing of a commercial printing subsidiary, The Stein Printing Company, Inc. The after-tax effect of the charge was $6,026,500, or $0.52 per share. Without the charge, net income would have been $13,307,167 and primary earnings per share, $1.14.

(2) These figures represent dividends declared for the sixth month period ended.

     Certain Company Projections. The Company does not as a matter of course make public forecasts as to its future financial performance. However, in connection with the preliminary discussions concerning the feasibility of the Offer and the Merger, the Company prepared and furnished Wallace with certain financial projections. This information included projections for the fiscal year ending January 31, 1998 of (i) revenues of $464,832,000, (ii) net income of $15,808,000 and (iii) earnings per share of $1.28 per share (collectively, the "Projections"). The Projections have not been adjusted to reflect the effects of the Offer or the Merger or the anticipated changes in the debt structure of the Company. The Projections should be read together with the other information contained herein.

     THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS AND ARE INCLUDED HEREIN ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO WALLACE. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE PROJECTIONS. THE PROJECTIONS REFLECT NUMEROUS ASSUMPTIONS, ALL MADE BY MANAGEMENT OF THE COMPANY, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS INCLUDING ASSUMED INTEREST EXPENSE AND EFFECTIVE TAX RATES CONSISTENT WITH HISTORICAL LEVELS FOR THE COMPANY, ALL OF WHICH ARE DIFFICULT TO PREDICT, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL AND NONE OF WHICH WERE SUBJECT TO APPROVAL BY WALLACE OR MERGER SUB. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY DIFFERENT FROM THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT ANY OF WALLACE, MERGER SUB, THE COMPANY OR THEIR RESPECTIVE FINANCIAL ADVISORS CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND THE PROJECTIONS SHOULD NOT BE RELIED UPON AS SUCH. NONE OF WALLACE, MERGER SUB, THE COMPANY AND ANY OF THEIR FINANCIAL ADVISORS HAS MADE, OR MAKES, ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE PROJECTIONS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR.



         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS
                          AND RESULTS OF OPERATIONS

     Set forth below are certain sections of the Management's Discussion and Analysis of Financial Conditions and Results of Operations in the forms set forth in the Company's Annual Report on Form 10-K for the year that ended January 31, 1997 and the Company's Quarterly Report on Form 10-Q for the period that ended July 31, 1997.

     The following discussion and analysis of the Company's results of operations and financial condition does not address the effect of the consummation of the acquisition of the Company by Wallace, or Wallace's plans for the Company following the acquisition, on the Company's liquidity, capital resources, or results of operations.

FOR THE SIX MONTHS ENDED JULY 31, 1997 VS. 1996.

     The following table sets forth items from the Condensed Consolidated Statements of Income as a percentage of net sales for the indicated periods.

                                  THREE MONTHS ENDED              SIX MONTHS ENDED
                                       JULY 31                        JULY 31
                                       -------                        -------
                                 1997            1996           1997            1996
                                 --------------------           --------------------
Net sales                       100.0%          100.0%          100.0%         100.0%

Cost of sales                    75.8            75.7            75.0           75.2

Selling, general and
  administrative expenses        18.1            18.6            18.1           18.4

Restructuring charge                -               -               -            4.2

Interest and other income-net     0.9             0.9             0.7            0.8

Interest expense                  2.7             2.7             2.6            2.5

Income before income taxes        4.3             3.9             5.0            0.5

Provision for income taxes        1.7             1.6             2.0            0.5
                                  ---             ---             ---            ---
Net income (loss)                 2.6%            2.3%            3.0%             - %
                                  ===             ===             ===            ===

Results of Operations

     General. On May 31, 1996 Mercury Printing Company, Inc. ("Mercury"), Memphis, Tennessee, a subsidiary of the Company, acquired The Wimmer Companies, Inc., a printer and publisher of cookbooks in Memphis, Tennessee. The acquisition was financed through the issuance of 53,830 shares of the Company's Common Stock valued at $583,376 and cash payments amounting to $1,042,281 to retire certain debt obligations. In the quarter ended July 31, 1997 the Seller returned 6,181 shares of the Company's Common Stock which related to a final closing settlement. The shares were canceled.

     On November 1, 1996 the Company acquired Presstar Printing Corporation ("PPC"), a commercial printing company in Silver Spring, Maryland, serving the Baltimore, Maryland and Washington, D.C. market areas. The acquisition was financed through the issuance of 102,059 shares of the Company's Common Stock valued at $875,136 and cash payments amounting to $5,531,078 to retire certain debt obligations. In the quarter ended April 30, 1997 the Seller returned $301,480 of cash and 40,816 shares of the Company's Common Stock as part of a post closing settlement. The shares were canceled.

     On June 3, 1997, Imaging Technologies Services, Inc. ("ITS"), Atlanta, Georgia, a subsidiary of the Company, acquired Birmingham Imaging Technologies, Inc. a reprographics company serving the Birmingham, Alabama market. The acquisition was financed through the issuance of cash payments in the amount of $871,250 and a note payable of $153,750.

     On July 1, 1997 the Company acquired The LithoPrint Company ("LC"), a commercial printing company in Austin, Texas and LithoImage, Inc. a state-of-the-art digital image processing company. The acquisition was financed through the issuance of 366,029 shares of the Company's Common Stock valued at $4,000,000 and a cash payment of $500,000.

     In the quarter ended April 30, 1996 the Company recorded a one-time pre-tax restructuring charge of $9,000,000. The after-tax effect of the charge was $6,026,500 or equivalent to $0.52 per common share. The charge covered the costs associated with the sale of the Company's direct-mail subsidiary, Graphic Direct-Illinois ("GDI") and the closing of a commercial printing subsidiary, The Stein Printing Company, Inc. ("SPC"). Excluding the charge, net income for the six months ended July 31, 1996 would have been $6,003,681 or $0.52 per share primary and $0.50 per share fully diluted.

     Net Sales. Net sales, for the three months ended July 31, 1997, increased approximately $8.3 million or 8.1% as compared to the same period last year.
Of this increase, approximately 4.2% was attributable to the net sales of the acquisitions discussed above in the General section. Excluding the sales of the acquired businesses and of the subsidiaries affected by the restructuring, net sales of the remaining operations increased by approximately 6.4%. Net sales, for the six months ended July 31, 1997, increased approximately $10.5 million or 4.9% as compared to the same period last year. Of this increase, approximately 3.3% was attributable to the net sales of the acquisitions discussed above in the General section. Excluding the sales of the acquired businesses and of the subsidiaries affected by the restructuring, net sales of the remaining operations increased by approximately 6.3% for the six months ended July 31, 1997.

     Cost of Sales. Cost of sales, as a percentage of sales, remained essentially the same for the three months ended July 31, 1997 as compared to the same period last year. Cost of sales, as a percentage of sales, decreased 0.2%, for the six months ended July 31, 1997, as compared to the same period last year. The improvement resulted from the stabilization of paper prices which has allowed the Company to more fully recover these costs in their pricing.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased 0.5%, as a percentage of sales for the three months ended July 31, 1997 and 0.3% for the six months ended July 31, 1997, as compared to the same periods last year. The percentage decrease in both periods is due primarily to the significant sales increase which offset these expenses. The dollar increase in these expenses is primarily due to higher commissions on the increase in sales.

     Restructuring Charge. A pre-tax $9,000,000 restructuring charge was booked in the quarter ended April 30, 1996. See a discussion of the restructuring charge in the General section above in Results of Operations.

     Interest and Other Income-Net. Interest and other income-net, as a percentage of sales, remained the same for the three months ended July 31, 1997 as compared to the same period last year. For the six months ended July 31, 1997, interest and other income-net, as a percentage of sales, decreased 0.1% as compared to the same period last year. The decrease was due to a decrease in interest income.

     Interest Expense. Interest expense, as a percentage of sales, remained the same for the three months ended July 31, 1997 as compared to the same period last year. For the six months ended July 31, 1997, interest expense, as a percentage of sales, increased 0.1% as compared to the same period last year. The increase was due to an increase in the prime interest rate and higher average borrowings.

     Income Taxes. The effective income tax rate was 40.0% for the three months ended July 31, 1997 and July 31, 1996. The effective tax rate for the six months ended July 31, 1997 was 40.0% compared to 102.3% for the six months ended July 31, 1996. The high tax rate for the six months ended July 31, 1996 was due to the restructuring charge booked in the quarter ended April 30, 1996 and discussed in the General section above in Results of Operations. A portion of the restructuring charge related to the write-off of intangible assets for which there is no tax benefit. The effective income tax rate without the restructuring charge was 40.0% for the six months ended July 31, 1996.

FISCAL YEARS ENDED JANUARY 31 OF 1997, 1996 & 1995.

Basis of Presentation

     In fiscal year 1995, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Investments in Debt and Equity Securities" ("SFAS 115"). In applying SFAS 115, the Company recorded in fiscal year 1995 a cumulative decrease in retained earnings of approximately $1,313,000, net of income taxes of approximately $909,000, and a corresponding decrease in the carrying value of its marketable securities. In fiscal year 1996, the Company recorded an increase in retained earnings of approximately $973,000, net of income taxes of approximately $670,000, and a corresponding increase in the carrying value of its marketable securities. In fiscal year 1997, the Company recorded a decrease in retained earnings of approximately $125,000, net of income taxes of approximately $138,000, and a corresponding decrease in the carrying value of its marketable securities. These changes in the fair value of its marketable securities were due entirely to the effect of changes in market interest rates during fiscal years 1995, 1996 and 1997 and do not necessarily reflect the ultimate realization on these investments.

     The following table sets forth items from the Consolidated Statements of Income as a percentage of net sales for the indicated years.


                                              Year Ended January 31
                                              ---------------------
                                              1997     1996     1995
                                              ----     ----     ----
Net sales                                     100.0%   100.0%   100.0%

Cost of sales                                  75.4     76.3     75.7

Selling, general and administrative expenses   17.9     17.4     18.1

Restructuring charge                            2.1        -        -

Interest and other income-net                   0.8      0.6      0.5

Interest expense                                2.4      2.8      2.7
                                                ---      ---      ---
Income before income taxes                      3.0      4.1      4.0

Income taxes                                    1.3      1.6      1.6
                                                ---      ---      ---
Net Income                                      1.7%     2.5%     2.4%
                                                ===      ===      ===

Results of Operations

     General. The Company has experienced significant growth over the last five fiscal years. Net sales increased in each of the fiscal years during this time period, reaching a record $437,107,260 in fiscal year 1997. Over the 1993-1997 fiscal periods, the Company experienced a compounded annual growth rate of 8.4% in sales. This performance has been accomplished both through the acquisition of established businesses in the printing and graphic arts industry and through internal growth and development.

     During the past five fiscal years, the Company invested approximately $98.2 million in additional property, plant and equipment, including new multi-color presses, automated scanning equipment, electronic prepress equipment and other computerized equipment.

     During fiscal 1995, the Company merged The Central Press of Miami, Inc. ("CP"), Pompano Beach, Florida into the Pompano Beach, Florida location which was acquired during fiscal 1994 from Graphic Dynamics Inc. During fiscal 1995, the Company merged Graphic Direct, Inc.-Michigan ("GDM") of Madison Heights, Michigan with Graphic Direct, Inc.-Illinois ("GDI") of Elmhurst, Illinois. During fiscal 1995, the Company acquired Southern Signatures, Inc. ("SSI"), Atlanta, Georgia. SSI is primarily engaged in the printing of graphic communications.

     During fiscal 1996, the Company acquired Carpenter Reserve Printing Company ("CRPC"), a commercial printing company in Cleveland, Ohio and Quadras, Inc. ("Quadras"), a creative design agency in Atlanta, Georgia. These businesses were acquired through the issuance of the Company's Common Stock. Also in fiscal 1996, acquisitions were made by three of the Company's subsidiaries as follows: Monroe Litho, Inc. ("Monroe"), Rochester, New York acquired the Graphic Operations Department of Bausch & Lomb, Incorporated for cash and subsequently merged the operation into its facilities; Mercury Printing Company, Inc. ("Mercury"), Memphis, Tennessee acquired for cash a creative design agency that has since become a part of its operations; and Atlanta Blue Print Co. ("ABP"), acquired for the Company's Common Stock a reprographics company in Atlanta, Georgia which was merged into its operations.

     During fiscal 1997, the Company acquired Presstar Printing Corporation ("PPC"), a commercial printing company in Silver Spring, Maryland. PPC was acquired through the issuance of the Company's Common Stock and cash payments to retire certain debt obligations. Also in fiscal 1997, one of the Company's subsidiaries, Mercury Printing Company, acquired The Wimmer Companies, Inc., a printer and publisher of cookbooks in Memphis, Tennessee that has since become a part of its operations. The acquisition was financed through the issuance of the Company's Common Stock and cash payments to retire certain debt obligations.

     On May 14, 1996 the Company announced an agreement in principle for the sale of its direct-mail subsidiary, GDI and the closing of a commercial printing subsidiary, The Stein Printing Company, Inc. ("SPC"), Atlanta, Georgia. On May 31, 1996, the sale of certain assets of GDI was concluded. In connection with these actions, the Company recorded in its first quarter ended April 30, 1996, a pre-tax restructuring charge of $9,000,000. The after-tax effect of the charge was $6,026,500 or equivalent to $0.52 per common share. The charge primarily covered the costs of liquidating and disposing of certain assets, the write-off of intangible assets, and a provision for certain expenses, including severance pay and future lease obligations. The composition of the Company's restructuring reserves as of January 31, 1997 is discussed in
Note 10 of Notes to Consolidated Financial Statements.

     Net Sales. Net sales for fiscal 1997 increased approximately $19.8 million or 4.8% over fiscal 1996. Of this increase, approximately 4.7% was the result of businesses acquired in the past two fiscal years. Net sales decreased approximately $23.0 million in fiscal 1997 compared to fiscal 1996 at two of the Company subsidiaries, GDI and SPC, due to the sale of GDI and the closing of SPC during fiscal 1997 as previously discussed above in the General section of Results of Operations. Excluding the net sales of the acquired businesses and the net sales of GDI and SPC, net sales on a fully comparable basis increased approximately 6.0% due to increased sales volume. Net sales for fiscal 1996 increased approximately $69.1 million or 19.9% over fiscal 1995. Of this increase, approximately 2.5% was the result of the businesses acquired in the prior two fiscal years, approximately 9.4% was due to increased sales volume growth at our operations, approximately 4% was due to the mix of jobs produced (including an increase in fulfillment business) and approximately 4% was attributable to paper price increases (which are typically passed through).

     The Company's operations are geographically diverse with a wide customer base. Accordingly, from year to year the Company experiences different results from different geographical areas, depending in many respects on local market factors. Because of this, the aggregate results for the Company may be different than for each operation. In fiscal year 1997, the Company experienced strong results from its Southeastern and New England operations. In fiscal year 1996, the Company experienced strong results from its Southwestern, Mid-Atlantic and New England operations. In other years, this pattern may vary. The Company considers this diverse revenue base as one of its competitive advantages.

     Cost of Sales. Cost of sales, as a percentage of sales, decreased 0.9% in fiscal 1997 as compared to fiscal 1996. The improvement resulted from the following: stabilization of paper prices which has allowed our companies to more fully recover these costs in their pricing; increased utilization of equipment and technology and volume purchasing programs. Cost of sales, as a percentage of sales, increased 0.6% in fiscal 1996 as compared to fiscal 1995. This increase resulted from the pass through of paper price increases and by the increase in fulfillment and distribution operations which do not carry the same margin as other work.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses, as a percentage of sales, increased 0.5% in fiscal 1997 compared with fiscal 1996. The fiscal 1996 percentage of sales was historically low due to the inflated sales level in fiscal 1996 which was caused by the pass through of the significant paper price increases during the year. Selling, general and administrative expenses, as a percentage of sales, decreased 0.7% in fiscal 1996 as compared to fiscal 1995. The decrease was due to the effect of the Company's ongoing focus on operations and expense reduction and the significant sales increase which offset these expenses. The dollar amount increase in these expenses was primarily due to higher commissions on the increase in sales and higher office salary costs associated with the acquisitions made during these fiscal years.

     Restructuring Charge. In the quarter ended April 30, 1996 the Company recorded a pre-tax restructuring charge of $9,000,000. The after-tax effect of the charge was $6,026,500. The charge is discussed above in the General section of Results of Operations and Note 10 of Notes to Consolidated Financial Statements. Excluding the charge, net income for fiscal year 1997 was $13,307,167 or $1.14 per share Primary, an increase of 25.2% compared with fiscal year 1996.

     Interest and Other Income-Net. Interest and other income-net, as a percentage of sales, increased 0.2% in fiscal 1997 compared to fiscal 1996. Both the percentage and dollar change was primarily due to higher gains on the disposition of certain assets and higher investment income in fiscal 1997 compared to fiscal 1996. Interest and other income-net, as a percentage of sales, increased 0.1% in fiscal 1996 as compared to fiscal 1995. Both the percentage and dollar change was primarily due to gains on the disposition of certain assets, as compared to losses on similar transactions recorded in fiscal 1995.

     Interest Expense. Interest expense, as a percentage of sales, decreased 0.4% in fiscal 1997 compared to fiscal 1996. The decrease was the result of lower borrowing costs due to the refinancing of substantially all floating rate obligations in December 1995, partially offset by higher average borrowings in fiscal 1997 compared to fiscal 1996. Interest expense, as a percentage of sales, increased 0.1% in fiscal 1996 as compared to fiscal 1995. This increase was due to the full effect during the year of prior increases in the prime interest rate and to an increase in borrowings, described below.

     Income Taxes. The effective tax rate for fiscal 1997 was 44.8% compared to 38.9% in fiscal 1996. The increase was due to the restructuring charge booked in fiscal 1997 and discussed above in the General section of Results of Operations and Note 10 of Notes to Consolidated Financial Statements. A portion of the restructuring charge related to the write-off of intangible assets for which there is no tax benefit and a portion of the charge received no state tax benefit due to the significant loss. The effective tax rate for fiscal 1996 was 38.9% which was comparable to fiscal 1995. See Note 4 of Notes to Consolidated Financial Statements of the Company for additional information on the Company's effective income tax rate.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity and Capital Resources for the Six Months Ended July 31, 1997 vs. 1996

     At July 31, 1997, the Company had approximately $95.4 million in working capital as compared to approximately $83.5 million at July 31, 1996. Capital expenditures for property, plant and equipment were approximately $14.1 million during the six months ended July 31, 1997.

     The Company's capital expenditures and increase in other assets have been financed by funds from operations, from additional borrowings and from use of cash and cash equivalents during the first six months. The increase in other assets is primarily due to advance payments for several capital projects.

     The Company believes that existing working capital, including a cash and marketable securities balance of approximately $29.8 million at July 31, 1997, funds provided from operations, undrawn bank lines and additional bank financing will be adequate to satisfy the Company's presently anticipated needs for working capital and capital expenditures, including possible future acquisitions.

Liquidity and Capital Resources for the Fiscal Years Ended as of January 31, 1997, 1996 and 1995

     At January 31, 1997, the Company had approximately $84.0 million in working capital compared with $84.1 million at January 31, 1996. Capital expenditures for property, plant and equipment during fiscal 1997 were approximately $23.5 million. During fiscal 1997 other assets increased by approximately $5.3 million. This increase was primarily due to advance payments on the purchase of three sheet-fed presses, one web press, and new electronic prepress equipment that will be placed in service in fiscal 1998. Also contributing to the increase in other assets was the long-term portion of a note receivable from the sale of GDI. The Company's capital expenditures and increase in other assets in fiscal 1997 were financed by cash provided by operating activities, by the proceeds from the sale of assets and by the decrease in cash. The Company's capital expenditures and increase in current assets in fiscal 1996 were financed by cash provided by operating activities, by a decrease in other assets and by additional bank borrowing. See Note 3 of Notes to Consolidated Financial Statements of the Company for additional information regarding the Company's obligations.

     During fiscal 1997, the Company amended its revolving credit facility to include $10 million in additional commitments for a total of $120 million for the facility.

     During fiscal 1996, the Company refinanced approximately $90 million of term loans and lines of credit collateralized by accounts receivable, owned by its subsidiaries, into a parent company revolving credit agreement with a total commitment of $110 million provided by eight commercial banks. In conjunction with the refinancing, interest rates were reduced, terms of the borrowing arrangements were improved, and future repayment requirements were lowered, all as compared to the prior agreements. Also as a part of the refinancing, certain amounts which had previously been classified as current liabilities became long-term obligations, resulting in an increase in working capital.

     The Company believes that existing working capital, funds provided from operations, unused availability under the revolving credit of approximately $27.2 million and additional bank financing will be adequate to satisfy the Company's needs for working capital and capital expenditures, including possible future acquisitions.

Impact of Inflation

     The Company has experienced increases in the costs of materials, labor, equipment and machinery, as well as other operating expenses. Its ability to pass on such increased costs through increased prices has been affected differently in different time periods; however, the Company has generally been able to mitigate cost increases by increasing its production efficiencies or by passing on increased costs to customers.

SERVICE AND PRODUCTS

     The following table indicates the approximate percentages of total gross revenues of the Company attributable to each class of service provided by the Company for the indicated periods:


                                                  Fiscal Year
                                                  -----------

Class of Service                                  1997          1996     1995
================================================================================

Financial and Corporate Printing                   38%           35%      34%

Graphic Communications                             46            43       43

Reprographic Services                               7             7        7

Point-of-Purchase Materials                         6             6        6

Direct Mail                                         1             6        7

Educational Services                                2             3        3
                                                  ---           ---      ---
Total                                             100%          100%     100%
                                                  ===           ===      ===

SUBSEQUENT EVENTS

     On August 1, 1997, the Company acquired Harvey Press, Inc. ("HP"), the largest commercial printing company in New Orleans, Louisiana. The acquisition was financed through the issuance of 334,549 shares of the Company's Common Stock valued at $4,300,000.

     On August 29, 1997, the Company acquired Bruce Offset Company ("BOC"), a commercial printing company in Elk Grove Village, Illinois, serving the Chicago, Illinois market area. The acquisition was financed through the issuance of cash payments amounting to $9,200,000, additional cash payments amounting to $1,869,984 to retire certain debt obligations and the assumption of certain debt obligations amounting to $875,000.

     On September 3, 1997, The Central Press of Miami, Inc. ("CP"), Pompano Beach, Florida, a subsidiary of the Company acquired substantially all the assets and certain liabilities of Graphic Technologies, Inc., a prepress and commercial printer in Fort Lauderdale, Florida. The acquisition was financed through the issuance of cash payments amounting to $987,110, additional cash payments of $777,918 to retire certain debt obligations, the assumption of certain debt obligation amounting to $554,073 and the issuance of a note payable in the amount of $1,373,875.


                   PRICE RANGE OF COMMON STOCK; DIVIDENDS.

     Prior to November 3, 1997, the shares of Common Stock were listed on the NYSE. The following table sets forth for the periods indicated the high and low sales prices per share of Common Stock as listed on the NYSE (or on the Nasdaq National Market for periods prior to June 24, 1997) and the dividends declared per share of Common Stock.

                                                   HIGH       LOW   DIVIDENDS
                                                   ----       ---   ---------
              Year Ended January 31, 1996:
               First Quarter                      $10 1/2   $ 8 5/8   $.0175
               Second Quarter                      11 1/2     9 1/2    .0175
               Third Quarter                       10 5/8     9 1/4    .0175
               Fourth Quarter                      13 3/8     9 5/8    .0175
              Year Ended January 31, 1997:
               First Quarter                      $12       $10       $.0175
               Second Quarter                      11 1/2     8 1/4    .0175
               Third Quarter                        9 5/8     8 3/8    .0175
               Fourth Quarter                      10 1/8     6 1/4    .0175
              Year Ended January 31, 1998:
               First Quarter                      $11 3/4   $ 9       $.0175
               Second Quarter                      13 5/8     9 3/8    .0175
               Third Quarter                           22    13 7/16   .0175

     On September 26, 1997, the last full day of trading prior to the public announcement of the execution of the Original Merger Agreement, the closing price per share of Common Stock as reported on the NYSE was $20.00. On October 2, 1997, the last full day of trading prior to the commencement of the Original Offer, the closing price per share of Common Stock as reported on the NYSE was 18 3/8. On October 10, 1997, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, the closing price per share of Common Stock as reported on the NYSE was $21 5/16. On October 16, 1997, the last full day of trading prior to mailing of the supplemental tender offer materials relating to the Offer, the closing price per share of Common Stock as reported on the NYSE was $21 13/16. On October 31, 1997, the last full day of trading prior to the acceptance for payment by Merger Sub of shares of Common Stock in the Offer, the closing price per share of Common Stock as reported on the NYSE was 21 11/16. On November 3, 1997, the Company was informed by the NYSE that the Common Stock would no longer be listed or traded on the NYSE because less than 600,000 of the outstanding shares of Common Stock were publicly held as of such date.


                           BUSINESS OF THE COMPANY

     The Company is a Georgia corporation with its principal executive offices located at 2155 Monroe Drive, N.E., Atlanta, Georgia 30324. The Company was incorporated in Georgia in 1970 as the parent of its operating subsidiaries and divisions.

     The Company engages in all aspects of financial and corporate printing, reprographic services, commercial printing, direct mail printing and other graphic communications. The Company ranks approximately 17th by sales among commercial printing firms in North America.

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files public reports and other information with the Commission relating to business, financial conditions and other matters. Such reports and other information are available for inspection and copying at the offices of the Commission in the manner as set forth under "ADDITIONAL INFORMATION."


                          CERTAIN SECURITY HOLDINGS

     The following table sets forth information, as of the Record Date, concerning (i) all persons known to the Company to be the beneficial owners of more than 5% of the shares of Common Stock, (ii) the shares of Common Stock beneficially owned by each director and named executive officer of the Company and (iii) the shares of Common Stock beneficially owned by all directors and officers of the Company as a group. Except as otherwise indicated, the person listed as the beneficial owner of shares of Common Stock has sole voting and investment power for all such shares of Common Stock.


                                                      Shares
                                                    Beneficially   Percent of
                Name                                   Owned          Class
                ----                                    -----         -----
                Wallace Computer
                Services Inc. (1)
                2275 Cabot Drive
                Lisle, Illinois 60532               12,751,080       95.12%

                Mark C. Pope III                        25,000         *(2)

                All directors and executive
                officers as a group (16 persons)        30,000         *(2)

                ----------------
                (1)  Shares are owned of record by Greenwich
                     Acquisition Corp., a wholly owned subsidiary of Wallace.
                (2)  Less than one percent.

            CERTAIN INFORMATION CONCERNING WALLACE AND MERGER SUB

     Merger Sub is a newly incorporated Georgia corporation. To date, Merger Sub has not conducted any business other than that incident to its formation, the execution and delivery of the Merger Agreement and the Stockholder Agreement, the commencement of and acceptance for payment of, and payment for, shares of Common Stock in the Offer and the purchase of Class B Shares pursuant to the Stockholder Agreement. Accordingly, no meaningful financial information with respect to Merger Sub is available. Merger Sub is a wholly owned subsidiary of Wallace. The principal executive office of Merger Sub is located at 2275 Cabot Drive, Lisle, Illinois 60532.

     Wallace, a Delaware corporation, has its principal executive office at 2275 Cabot Drive, Lisle, Illinois 60532. Wallace is engaged predominantly in the computer services and supply industry and sells a broad line of products and services, including business forms, commercial and promotional graphics printing, computer labels, machine ribbons, computer hardware and software, computer accessories, office products and electronic forms.

     Wallace is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information are available for inspection and copying at the offices of the Commission in the same manner as set forth with respect to the Company under "ADDITIONAL INFORMATION." Such material may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.


                           INDEPENDENT ACCOUNTANTS

     The consolidated balance sheets of the Company and subsidiaries as of January 31, 1997 and 1996 and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended January 31, 1997 have been audited by Ernst & Young LLP, independent public accountants, whose report thereon is included on page F-2.

     A representative of Ernst & Young LLP will be present at the Special Meeting, will be available to respond to appropriate questions and will have the opportunity to make a statement if so desired.


                                OTHER MATTERS

     The Board of Directors does not intend to present any matter for action at this meeting other than the matters described in this Proxy Statement. If any other matters properly come before the Special Meeting, it is intended that the holders of the proxies hereby solicited will act in respect to such matters in accordance with their best judgment. Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders must be received by not later than January 21, 1998 in order to be eligible for inclusion in the proxy statement and/or proxy for that meeting.


                            ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. All such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, NY 10048 and 500 West Madison Street, Suite 1300, Chicago, IL 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 3190, Washington, D.C. 20549 at prescribed rates. Such material should also be available on-line through the Commission's EDGAR electronic filing and retrieval system and on the Commission's World Wide Web site at http://www.sec.gov.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated into this Proxy Statement by reference:

     1. The Company's Annual Report on Form 10-K for the year ended January 31, 1997, filed on April 30, 1997;

     2. Amendments to the Company's Annual Report on Form 10-K/A for the year ended January 31, 1997, filed on May 1, 1997 and May 12, 1997;

     3. The Company's Quarterly Reports on Form 10-Q for the quarters ended April 30, 1997 and July 31, 1997, filed on June 13, 1997 and September 12, 1997, respectively; and

     4.  The Company's Current Report on Form 8-K filed on November 18, 1997.

     All documents or reports subsequently filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchanged Act after the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be a part of this Proxy Statement from the date of filing of such document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

     The Company will provide without charge to any person to whom this Proxy Statement is delivered, or on the written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any of or all the foregoing documents incorporated by reference (other than exhibits not specifically incorporated by reference into the texts of such documents). Requests for such documents should be directed to: Donald P. Hunnicutt, Graphic Industries, Inc., 2155 Monroe Drive, N.E., Atlanta, Georgia 30324, (404) 874-3327.


                                     By Order of the Board of Directors,

                                     Donald P. Hunnicutt, Sr.
                                     Secretary

December 10, 1997



              PLEASE MARK, SIGN AND DATE THE ACCOMPANY PROXY AND
           MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME.

                        INDEX TO FINANCIAL STATEMENTS


                                                                       Page

Report of Independent Public Accountants..............................  F-2
Consolidated Balance Sheets as of January 31, 1997 and 1996...........  F-3
Consolidated Statements of Income for the years ended.................
 January 31, 1997, 1996 and 1995......................................  F-4
Consolidated Statements of Shareholders' Equity for the years.........
 ended January 31, 1997, 1996 and 1995................................  F-5
Consolidated Statements of Cash Flows for the years ended.............
 January 31, 1997, 1996 and 1995......................................  F-6
Notes to Consolidated Financial Statements............................  F-7
Condensed Consolidated Statements of Income (unaudited) for the three months ended and the six months ended July 31, 1997
 and 1996.............................................................  F-15
Consolidated Balance Sheets (unaudited) as of July 31, 1997
 and 1996.............................................................  F-16
Consolidated Statements of Cash Flows (unaudited) for the three months ended and the six months ended July 31, 1997 and 1996.........  F-18
Notes to Consolidated Financial Statements (unaudited)................  F-19

REPORT OF INDEPENDENT AUDITORS




Board of Directors
Graphic Industries, Inc.

We have audited the accompanying consolidated balance sheets of Graphic Industries, Inc. and subsidiaries as of January 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended January 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Graphic Industries, Inc. and subsidiaries at January 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended January 31, 1997, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, in 1995 the Company changed its method of accounting for its investments in marketable securities.


/s/  Ernst & Young LLP

Atlanta, Georgia
March 12, 1997

                          CONSOLIDATED BALANCE SHEETS



                                                              JANUARY 31
                                                          -------------------
                                                          1997           1996
                                                          -----         ------


ASSETS
Current assets:
 Cash and cash equivalents (Notes 1 and 8)            $  7,212,351   $ 14,476,139
 Marketable securities (Note 8)                         23,577,079     20,031,842
 Trade accounts receivable, less allowance for
  doubtful accounts of $1,985,000 in 1997 and
  $1,250,000 in 1996 (Note 3)                           80,658,006     73,807,212
 Inventories (Note 3):
  Materials                                             10,113,812     11,695,824
  Work in process                                       18,597,802     18,593,850
                                                      ------------   ------------
                                                        28,711,614     30,289,674
 Prepaid expenses and other current assets               1,552,493      1,998,694
 Deferred income taxes (Note 4)                          3,138,818      1,872,389
                                                      ------------   ------------
Total current assets                                   144,850,361    142,475,950
Other assets                                            10,582,417      5,243,584
Property, plant and equipment (Note 3):
 Land                                                    9,027,467      8,414,866
 Buildings and improvements                             43,637,850     39,693,622
 Machinery and equipment                               164,719,258    157,372,381
                                                      ------------   ------------
                                                       217,384,575    205,480,869
 Less accumulated depreciation                          90,250,580     83,041,109
                                                      ------------   ------------
                                                       127,133,995    122,439,760
Goodwill, less accumulated amortization of
 $3,311,000 in 1997 and $3,026,000 in 1996              16,909,523     16,343,418
                                                      ------------   ------------
Total assets                                          $299,476,296   $286,502,712
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Notes payable (Notes 3 and 8)                        $ 15,814,485   $ 16,917,239
 Trade accounts payable                                 21,426,662     19,930,381
 Accrued compensation                                    6,752,127      5,705,247
 Other current liabilities                              13,365,846     12,243,124
 Current portion of long-term obligations                3,471,916      3,609,760
                                                      ------------   ------------
Total current liabilities                               60,831,036     58,405,751
Long-term obligations, less current portion (Notes
 3 and 8)                                               99,676,541     97,651,125
Deferred income taxes (Note 4)                          15,620,738     16,043,672
Convertible subordinated debentures (Notes 2 and 8)     20,787,000     20,787,000
Shareholders' equity (Notes 2, 3 and 7):
 Preferred stock, no par value--authorized 500,000
  shares; none issued                                            -              -
 Common stock, $.10 par value--authorized
  20,000,000 shares; issued and outstanding
  7,357,309 shares in 1997 and 7,104,250 shares in
  1996; including 78,599 shares in 1997 and 95,791
  shares in 1996 held in treasury                          735,731        710,425
 Common stock, Class B, $.10 par value--authorized
  10,000,000 shares; issued and outstanding
  4,518,817 in 1997 and 4,519,117 in 1996                  451,882        451,912
 Additional paid-in capital                             19,496,988     17,182,567
 Retained earnings (Note 8)                             82,657,865     76,229,748
                                                      ------------   ------------
                                                       103,342,466     94,574,652
 Treasury stock, at cost                                  (781,485)      (959,488)
                                                      ------------   ------------
Total shareholders' equity                             102,560,981     93,615,164
Commitments (Note 5)
                                                      ------------   ------------
Total liabilities and shareholders' equity            $299,476,296   $286,502,712

SEE ACCOMPANYING NOTES.

CONSOLIDATED STATEMENTS OF INCOME


                                                         Year ended January 31
===========================================================================================
                                               1997                1996                1995
===========================================================================================
Net sales                              $437,107,260        $417,261,697        $348,130,390
Cost of sales                           329,515,288         318,319,117         263,485,570
                                   --------------------------------------------------------
                                        107,591,972          98,942,580          84,644,820
Selling, general and
 administrative expenses                 78,354,798          72,510,489          63,040,317
Restructuring charge (Note 10)            9,000,000                   -                   -
Interest and other income, net            3,595,644           2,670,660           1,716,054
Interest expense                         10,654,151          11,712,475           9,539,823
                                   --------------------------------------------------------
Income before income taxes               13,178,667          17,390,276          13,780,734
Income taxes (Note 4)                     5,898,000           6,760,000           5,375,000
                                   --------------------------------------------------------
Net income                              $ 7,280,667         $10,630,276         $ 8,405,734
                                   --------------------------------------------------------
Net income per share:
Primary                                 $       .62         $       .98         $       .80
                                   --------------------------------------------------------
Fully diluted                           $       .62         $       .95         $       .79
                                   --------------------------------------------------------

See accompanying notes.

                                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY



                                                                 Common Stock
                                      Common Stock                 Class B             Additional
                                 ---------------------------------------------------    Paid-In
                                    Shares      Amount      Shares        Amount        Capital
=================================================================================================
BALANCE AT JANUARY 31, 1994        5,872,240   $587,224    4,519,117   $    451,912   $ 6,698,015
Net income                                 -          -            -              -             -
Cumulative effect of change in
 accounting principle, net of
 tax                                       -          -            -              -             -
Adjustment to unrealized loss
 on marketable securities,
 net of tax                                -          -            -              -             -
Treasury stock award                       -          -            -              -        (6,906)
Purchase of treasury stock                 -          -            -              -             -
Common stock issued under
 non-compete agreement                77,650      7,765            -              -       665,188
Common stock issued in
 connection with acquisition         119,337     11,934            -              -       993,066
Common stock issued from
 exercise of stock options           165,222     16,522            -              -       973,424
Cash dividends on common
 stock ($.07)                              -          -            -              -             -
Cash dividends on common stock,
 Class B ($.05)                            -          -            -              -             -
                                 ----------------------------------------------------------------

BALANCE AT JANUARY 31, 1995        6,234,449    623,445    4,519,117        451,912     9,322,787
Net income                                 -          -            -              -             -
Adjustment to unrealized loss
 on marketable securities, net of
 tax                                       -          -            -              -             -
Common stock issued under
 employee stock purchase plan         22,214      2,221            -              -       200,350
Purchase of treasury stock                 -          -            -              -             -
Common stock issued from
 exercise of stock options           239,293     23,929            -              -     1,646,994
Common stock award                       888         89            -              -         7,903
Common stock issued in
 connection with acquisitions        607,406     60,741            -              -     6,004,533
Cash dividends on common
 stock ($.07)                              -          -            -              -             -
Cash dividends on common
 stock, Class B ($.05)                     -          -            -              -             -
                                 ----------------------------------------------------------------
BALANCE AT JANUARY 31, 1996        7,104,250    710,425    4,519,117        451,912    17,182,567
                                 ----------------------------------------------------------------

Net income                                 -          -            -              -             -
Adjustment to unrealized loss
 on marketable securities, net of
 tax                                       -          -            -              -             -
Common stock issued under
 employee stock purchase plan              -          -            -              -       (40,795)
Purchase of treasury stock                 -          -            -              -             -
Common stock issued from
 exercise of stock options            34,815      3,482            -              -       293,536
Common stock award                     5,924        592            -              -        54,576
Common stock issued in
 connection with
 current and prior year
 acquisitions                        212,020     21,202            -              -     2,007,104
Class B shares converted to
 common stock                            300         30         (300)           (30)            -
Cash dividends on common
 stock ($.07)                              -          -            -              -             -
Cash dividends on common
 stock, Class B ($.05)                     -          -            -              -             -
                                 ----------------------------------------------------------------
BALANCE AT JANUARY 31, 1997        7,357,309   $735,731    4,518,817   $    451,882   $19,496,988
                                 ----------------------------------------------------------------


                                                  Treasury Stock           Total
                                 Retained      -----------------------  Shareholders'
                                 Earnings       Shares      Amount        Equity
==================================================================================================
BALANCE AT JANUARY 31, 1994       $58,854,707   (14,400)  $ (160,348)  $ 66,431,510
Net income                          8,405,734         -            -      8,405,734
Cumulative effect of change in
 accounting principle, net of
 tax                                   87,000         -            -         87,000
Adjustment to unrealized loss
 on marketable securities, net of
 tax                               (1,400,352)        -            -     (1,400,352)
Treasury stock award                       -      2,272       25,299         18,393
Purchase of treasury stock                 -    (77,461)    (794,380)      (794,380)
Common stock issued under
 non-compete agreement                     -     12,128      135,049        808,002
Common stock issued in
 connection with acquisition               -          -            -      1,005,000
Common stock issued from
 exercise of stock options                 -          -            -        989,946
Cash dividends on common
 stock ($.07)                       (423,047)         -            -       (423,047)
Cash dividends on common
 stock, Class B ($.05)              (225,956)         -            -       (225,956)
                                 ----------------------------------------------------------------
BALANCE AT JANUARY 31, 1995       65,298,086    (77,461)    (794,380)    74,901,850
Net income                        10,630,276          -            -     10,630,276
Adjustment to unrealized loss
 on marketable securities, net of
 tax                                 973,030          -            -        973,030
Common stock issued under
 employee stock purchase plan              -     30,243      310,149        512,720
Purchase of treasury stock                 -    (48,573)    (475,257)      (475,257)
Common stock issued from
 exercise of stock options                 -          -            -      1,670,923
Common stock award                         -          -            -          7,992
Common stock issued in
 connection with acquisitions              -          -            -      6,065,274
Cash dividends on common
 stock ($.07)                       (445,688)         -            -       (445,688)
Cash dividends on common
 stock, Class B ($.05)              (225,956)         -            -       (225,956)
                                 ----------------------------------------------------------------
BALANCE AT JANUARY 31, 1996       76,229,748    (95,791)    (959,488)    93,615,164
                                 ----------------------------------------------------------------
Net income                         7,280,667          -            -      7,280,667
Adjustment to unrealized loss
 on marketable securities, net of
 tax                                (125,144)         -            -       (125,144)
Common stock issued under
 employee stock purchase plan              -     67,953      686,908        646,113
Purchase of treasury stock                 -    (50,761)    (508,905)      (508,905)
Common stock issued from
 exercise of stock options                 -          -            -        297,018
Common stock award                         -          -            -         55,168
Common stock issued in
 connection with
 current and prior year
 acquisitions                              -          -            -      2,028,306
Class B shares converted to
 common stock                              -          -            -              -
Cash dividends on common
 stock ($.07)                       (501,454)         -            -       (501,454)
Cash dividends on common
 stock, Class B ($.05)              (225,952)         -            -       (225,952)
                                 ----------------------------------------------------------------
BALANCE AT JANUARY 31, 1997      $82,657,865    (78,599)  $ (781,485)  $102,560,981
                                 ================================================================


See accompanying notes.

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                        Year ended January 31
                                           ---------------------------------------
                                                 1997           1996          1995
==================================================================================

OPERATING ACTIVITIES
Net income                                 $7,280,667     $10,630,276    $8,405,734
Adjustments to reconcile net income to
 net cash provided by operating
 activities:
  Depreciation and amortization            18,999,855      16,599,327    14,113,780
  Loss (gain) on sale of property,
  plant and equipment and investments         296,675        (671,263)      623,192
  Provision for deferred taxes             (1,253,000)        169,000       265,000
  Changes in operating assets and
    liabilities:
  Trade accounts receivable                (4,800,635)    (10,806,806)     (118,009)
  Inventories                               2,861,594      (2,305,649)   (5,705,536)
  Prepaid expenses and other current
   assets                                     509,961        (330,474)       13,030
  Trade accounts payable                   (1,300,281)     (6,257,260)    6,010,620
  Other current liabilities                 1,540,374       1,694,285    (2,029,170)
                                    -------------------------------------------------
Net cash provided by operating
  activities                               24,135,210       8,721,436    21,578,641

INVESTING ACTIVITIES
Additions to property, plant and
  equipment                               (23,527,407)    (24,982,790)  (21,927,430)
Proceeds from sale of property, plant
  and equipment                             7,354,200       3,868,999     3,937,578
Assets of acquired businesses, net of
  cash acquired                            (7,069,236)     (3,330,242)            -
Purchase of marketable securities         (24,355,192)    (12,541,201)  (12,263,429)
Proceeds from sale and maturity of
  marketable securities                    21,182,522      16,226,328     5,569,530
Other investing activities                 (5,337,297)      4,719,454    (6,110,287)
                                    -------------------------------------------------
Net cash used in investing activities     (31,752,410)    (16,039,452)  (30,794,038)

FINANCING ACTIVITIES
Borrowings on long-term obligations        20,763,478      92,643,850    12,450,971
Payments on long-term obligations         (19,069,299)    (73,131,436)  (10,716,358)
Net repayments of notes payable            (1,102,754)     (5,380,588)     (446,557)
Purchase of treasury stock                   (508,905)       (475,257)     (794,380)
Stock options exercised                       297,018       1,670,923       989,946
Other financing activities                    (26,126)       (150,932)     (630,610)
                                    -------------------------------------------------
Net cash provided by financing
  activities                                  353,412      15,176,560       853,012
                                    -------------------------------------------------
Net increase (decrease) in cash and
  cash equivalents                         (7,263,788)      7,858,544    (8,362,385)
Cash and cash equivalents at beginning
  of year                                  14,476,139       6,617,595    14,979,980
                                    -------------------------------------------------
Cash and cash equivalents at end of year   $7,212,351     $14,476,139    $6,617,595
                                    -------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
 Income taxes                              $6,039,000      $4,925,000    $6,306,000
                                    -------------------------------------------------
Interest                                  $10,705,000     $11,516,000    $9,743,000
                                    -------------------------------------------------

NON-CASH TRANSACTIONS

During fiscal year 1995, the Company issued 89,778 shares of its stock (valued at $808,002) to an officer of the Company in settlement of a non-compete agreement entered into in fiscal year 1990 when the Company acquired Monroe Litho, Inc. This transaction is reflected in goodwill in the accompanying consolidated balance sheets.
See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JANUARY 31, 1997

1 SUMMARY OF ACCOUNTING POLICIES

Graphics Industries, Inc. and subsidiaries ("GII" or the "Company") are engaged in providing comprehensive printing, graphic arts services, and related products and supplies through facilities located in 12 states, principally Georgia, Texas, Pennsylvania, and Massachusetts. The Company services a diverse customer base and, therefore, has minimal exposure to credit loss from any particular customer or industry segment.

The following accounting policies are presented to assist the reader in understanding the Company's financial statements.

PRINCIPLES OF CONSOLIDATION The consolidated financial statements include the accounts of the Company and all of its subsidiaries, Baum Printing, Inc., Carpenter Reserve Printing Company, the Central Press of Miami, Inc., Craftsman Printing Company, Graphic Direct, Inc. Illinois, Hermitage Press, Inc., Hoechstetter Printing Company, Inc., Imaging Technologies Services, Inc., IPD Printing & Distributing, Inc., Mercury Printing Company, Inc., Monroe Litho, Inc., Presstar Printing Corporation, Quadras, Inc., Southern Signatures, Inc., State Printing Company, Inc., The Stein Printing Company, Inc., Wetmore & Company, Williams Printing Company, W.E. Andrews Co., Inc., A.C. Scanning, Inc. and W.E. Andrews Co., Inc., of Connecticut. The operations of Graphic Direct, Inc. Michigan were merged into other subsidiaries during fiscal year 1995.

During fiscal year 1996, the Company acquired Allied Reprographic Services and Supplies, Carpenter Reserve Printing Company, and Quadras, Inc. These acquisitions were financed through issuance of 607,406 shares of the Company's stock valued at $6,065,274. In December 1995, the Company acquired the printing operations of Bausch & Lomb for $2,839,000 in cash, including $600,000 for prepaid rebates. Cost exceeded the fair value of net assets for these 1996 acquisitions by approximately $4.5 million.

During fiscal year 1997, the Company acquired The Wimmer Companies,
Inc. and Presstar Printing Corporation. These acquisitions were financed through issuance of 155,889 shares of the Company's stock valued at $1,458,512 and cash payments amounting to $6,650,927. Cost exceeded the fair value of net assets for these 1997 acquisitions by approximately $653,000.

The above acquisitions were accounted for using the purchase method of accounting. Operations of the acquired companies have been included in the consolidated statements of income from the respective dates of purchase.

All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES   The preparation of the consolidated financial
statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results may differ from those estimates.

REVENUE RECOGNITION   The Company reports revenue, with the related
costs, in the accounting period in which the job is completed and available for delivery to the customer. The Company generally does not require collateral for its accounts receivable.

CASH EQUIVALENTS   The Company considers all highly liquid investments
with a maturity of three months or less when purchased to be cash equivalents.

INVENTORIES   Inventories are stated at the lower of cost (first-in, first-out basis) or replacement market.

PROPERTY, PLANT AND EQUIPMENT   Property, plant and equipment is stated
on the basis of cost. Depreciation is computed using the straight-line method over the estimated useful life of each asset as set forth below. Leases and leasehold improvements that have been capitalized are amortized over the lives of the leases. Amortization of these assets is included in depreciation expense.

                   Buildings                15 - 30 years
                   Building improvements     5 - 25 years
                   Machinery and equipment   4 - 10 years
                   Vehicles                  2 - 5 years

GOODWILL    In connection with the Company's acquisitions, costs in
excess of the fair value of net assets acquired are recorded as goodwill. Goodwill is amortized on a straight-line basis over a forty-year period. The carrying value of goodwill is reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates that the goodwill will not be recoverable, the Company's carrying value of the goodwill would be reduced to its estimated fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        JANUARY 31, 1997



LONG-LIVED ASSETS   In March 1995, the FASB issued Statement of
Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), which requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are not sufficient to recover the assets' carrying amount. The Company adopted SFAS 121 in the first quarter of fiscal year 1997. The adoption had no effect on the financial statements.

CHANGE IN ACCOUNTING PRINCIPLE   In fiscal year 1995, the Company
adopted Statement of Financial Accounting Standards No. 115, "Accounting for Investments in Debt and Equity Securities" ("SFAS 115"). The cumulative effect of adopting SFAS 115 at February 1, 1994 increased the carrying value of the Company's marketable securities by $145,000, and also increased shareholders' equity by $87,000 (net of $58,000 of deferred income taxes) to reflect the unrealized holding gains on these securities which were previously carried at cost.

NET INCOME PER COMMON SHARE   Primary net income per common share is
based on the weighted average number of shares of common stock outstanding during each year. Fully diluted net income per share is based on the weighted average number of shares of common stock outstanding and the assumed conversion of convertible securities outstanding after appropriate adjustment for interest on convertible debentures during each year. Shares issuable under the Company's incentive stock option plans would not materially dilute net income per share; therefore, they have not been included in the computations. The number of shares used in computing primary net income per common share was 11,663,751 in 1997, 10,894,319 in 1996 and 10,556,833 in 1995. The number of shares used in computing fully diluted net income per common share was 12,942,951 in 1997, 12,173,519 in 1996 and 11,836,033 in 1995.


2 CONVERTIBLE SUBORDINATED DEBENTURES

The Company has outstanding $20,787,000 of 7% convertible subordinated debentures due May 15, 2006. The debentures are unsecured general obligations of the Company.

The debentures are convertible into common stock of the Company at any time on or before May 15, 2006, unless previously redeemed, at a conversion price of $16.25 per share, subject to adjustment, as defined.


The debentures are subject to redemption through payment into a sinking fund. The sinking fund is scheduled to retire 75% of the debentures prior to maturity. The Company reacquired and holds $2,338,000 of these debentures.
The Company's intention is to present these debentures to the trustee for cancellation in lieu of required cash payments into the sinking fund. Remaining payment requirements for fiscal years ending January 31 are as follows:

                     1998              $     -
                     1999                1,412,000
                     2000                1,875,000
                     2001                1,875,000
                     2002                1,875,000
                     Thereafter         13,750,000
                                       -----------
                                       $20,787,000
                                       ===========

3 DEBT

       Long-term obligations consist of the following:


                                                              January 31
                                                      ----------------------------
                                                              1997          1996
==================================================================================
Revolving line of credit
    with interest at LIBOR
    plus 1.75%                                        $ 77,000,000  $ 75,600,000
Term loan agreement with
    bank with interest at
    prime (8.25% at January
    31, 1997) payable in
    installments of $383,000
    annually, including
    interest                                             1,400,171     1,646,153
Real estate mortgage loan
    agreements with interest
    from 4.5% to 10.4%, payable
    in installments aggregating
    from $26,000 to $395,000
    annually, including interest                        20,426,531    17,771,454
Capital lease obligations, payable
    in installments
    aggregating from $3,000 to
    $302,000 annually, with
    interest at 8.4% to 17.65% or
    prime plus .25% to.5%                                1,827,727     3,043,724
Industrial development revenue
    bonds with interest from 3% to
    70% of prime (5.78% at January
    31, 1997)                                              458,012       553,874
Other notes with interest at 3% to
    11.25% or 30 day commercial paper
    rate plus 2.35%                                      2,036,016     2,645,680
                                                      ----------------------------
                                                       103,148,457   101,260,885

Less amounts due within one year                         3,471,916     3,609,760
                                                      ----------------------------
                                                      $ 99,676,541  $ 97,651,125
                                                      ----------------------------

On December 21, 1995, the Company entered into a $110 million revolving credit facility with a group of lenders led by NationsBank. The interest rate on this indebtedness is a floating rate which, at the Company's option, will equal NationsBank's prime rate or a specified margin (based upon a specific financial ratio) over LIBOR. This indebtedness is secured by substantially all the accounts receivable and inventories of the Company and its subsidiaries.

On November 18, 1996, the revolving credit facility was amended to include $10 million in additional commitments, for a total availability of $120 million for this facility. In addition, the maturity date of the amounts outstanding under the revolving credit facility was extended one year to December 21, 1998 with two consecutive one-year renewable periods, with renewal at the option of the Company.

Under the provisions of the revolving credit facility, the Company may also borrow up to $10 million for short-term financing. At January 31, 1997, the Company had borrowed the full amount available under this provision and such amount is reflected in notes payable in the accompanying balance sheets.

This facility contains covenants, including maintenance of a maximum leverage ratio, minimum net worth, a minimum cash flow to fixed charges ratio, maximum debt to earnings ratio and certain limits on outstanding debt and ocher transactions.

The Company and certain of its subsidiaries also have credit agreements with various banks to provide short-term financing, tied into the revolving credit facility through an intercreditor provision. Some of these agreements contain covenants, including maintenance of a minimum net worth and a minimum cash flow to fixed charges ratio. Under these agreements, the Company can borrow an aggregate of $25,000,000 as of January 31, 1997. Interest rates on these lines are primarily at the banks' prime interest rates (8.25% at January 31, 1997). At January 31, 1997, the available unused portion of the credit lines was approximately $19,200,000. The credit agreements are renewed and revised periodically.

Certain property, plant and equipment is pledged as collateral on long-term obligations other than the revolving credit facility.

Aggregate maturities of long-term obligations as of January 31, 1997, are approximately $3,472,000 in 1998, $2,880,000 in 1999,
$2,761,000 in 2000, $79,688,000 in 2001, $2,180,00 in 2002 and
$12,168,000 thereafter, assuming the revolving credit facility is renewed to its maximum term.

4 INCOME TAXES
The Company accounts for income taxes using the liability method as required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires the recognition of deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

The components of income tax expense (benefit) are as follows:


                      Year ended January 31
                  -----------------------------
                  1997         1996        1995
===============================================
Federal
 Current   $ 5,902,000   $5,304,000  $3,661,000
 Deferred   (1,007,000)     138,000     334,000
State
 Current     1,249,000    1,287,000   1,449,000
 Deferred     (246,000)      31,000     (69,000)
           ------------------------------------
           $ 5,898,000   $6,760,000  $5,375,000

A reconciliation of income tax expense computed at the statutory federal income tax rate to the Company's effective income tax rate follows:



                                                         Year ended January 31
                                                         =====================
                                                         1997     1996     1995
                                                         ----------------------
Federal rate                                             34.3%    34.3%    34.3%
State, net of federal tax benefit                         6.7      4.6      6.3
Expenses for which no tax benefits were recorded          3.1      1.3      0.9
Other, net                                                 .7     (1.3)    (2.5)
                                                         ----------------------
                                                         44.8%    38.9%    39.0%
                                                         ======================

Significant components of the Company's deferred tax liabilities and assets are as follows:


                                                              January 31

                                                             1997          1996
Deferred tax liabilities:
 Property, plant and equipment                        $15,367,254   $16,344,631
 Other, net                                               253,484       260,050
                                                      -------------------------
Total deferred tax liabilities                         15,620,738    16,604,681
Deferred tax assets:
 State net operating loss
  carryforwards (NOLs)                                 (1,233,581)   (1,429,875)
 Federal net operating loss
  carryforwards                                                 -      (259,242)
  Employee benefit accruals                            (1,167,642)   (1,034,743)
 Allowance for doubtful
  accounts                                               (795,191)     (498,750)
 Unrealized loss on
  marketable securities                                  (337,490)     (238,772)
 Other, net                                              (838,495)     (312,932)
                                                    ---------------------------
 Total deferred tax assets                             (4,372,399)   (3,774,314)
 Valuation allowance for
  state NOLs                                            1,233,581     1,340,916
                                                    ---------------------------
 Net deferred tax liabilities                         $12,481,920   $14,171,283
                                                    ===========================

       The deferred tax accounts are presented in the accompanying balance sheets as follows:


                                                             January 31
                                                            1997            1996

Current portion (net asset)                          $(3,138,818)    $(1,872,389)
Long-term portion (net liability)                     15,620,738      16,043,672
                                                     ---------------------------
Net deferred tax liabilities                         $12,481,920     $14,171,283
                                                     ===========================



 SFAS 109 requires that a valuation allowance be recognized if it is "more likely than not" that some or all of the deferred tax assets will not be realized. Management believes that the future reversal of existing taxable temporary differences provides evidence that a significant portion of the deferred tax assets will be realized. The change in the valuation allowance during 1997 and 1996 was not material.

5
  COMMITMENTS

The Company leases facilities, equipment, machinery and vehicles under operating leases. Certain land and building leases have renewal options for periods ranging from one to ten years. Rental expense for operating leases amounted to $7,995,000, $7,314,000, and $6,655,000 in 1997, 1996, and 1995,
respectively.   Future minimum payments under non-cancellable leases with
initial or remaining terms of one year or more consisted of the following at January 31, 1997:

                           1998          $6,258,000
                           1999           4,550,000
                           2000           2,431,000
                           2001             829,000
                           2002             208,000
                           Thereafter       483,000
                           Total        $14,759,000

The Company and its subsidiaries are involved in certain legal actions and claims arising in the ordinary course of business. Management believes (based on advice of legal counsel) that such litigation and claims will be resolved without material effect on the Company's financial position.

6
 E M P L O Y E E   B E N E F I T S

The Company has a profit sharing plan (PSP) which includes a "salary reduction plan" as described in Section 401(k) of the Internal Revenue Code. The PSP provides for discretionary employee contributions not in excess of 15% of the employee's annual salaries. The salary reduction plan provides for Company contributions based on 50% of the first 4% of the covered employee's contribution. The Company expensed contributions to these plans of approximately $2,308,000, $1,631,000, and $1,287,000 in 1997, 1996, and 1995, respectively.

The Company has a payroll-based employee stock ownership plan (Paysop) which provides for contributions made by the Company and its subsidiaries, as determined by the respective board of directors, and covers substantially all employees. Contributions to the plan for the years ended January 31, 1997, 1996, and 1995 were not significant.

The Company has an employee stock purchase plan which provides for the purchase of up to 500,000 shares of the Company's outstanding common stock. The plan provides for employee contributions not to exceed $10,400 per employee in any one calendar year and allows participants to utilize these contributions to purchase shares of the Company's common stock at a 10% discount from market value. The remaining 10% and all related fees and expenses are paid by the plan.

Participants may also purchase up to $10,000 of common stock per year at market value. The Company expensed contributions to the plan of approximately $87,000, $98,000, and $21,000 during 1997, 1996, and 1995, respectively.

Pursuant to various collective bargaining agreements, contributions to union-sponsored multi-employer pension plans made by the Company's two unionized subsidiaries were approximately $238,000, $279,000, and $400,000 in 1997, 1996,
and 1995, respectively. Information as to the respective subsidiaries' portion of accumulated plan benefits and plan net assets is not determinable.

The Company does not provide postretirement benefits, such as healthcare and life insurance, to retirees.

7
 S T O C K   O P T I O N   AND   A W A R D   P L A N S

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the dare of grant, no compensation expense is recognized.

The Company adopted an Incentive Stock Option Plan in April 1988 ("1988 Plan") which permits the granting of options to officers and key employees to purchase up to an aggregate of 750,000 shares of the Company's common stock, no more than 200,000 of which may be issued to persons who are directors of the Company. In April 1991, the Board of Directors approved an amendment to the 1988 Plan. The number of shares exercisable each year was changed from 50% in the third and fourth years following the year of grant to 33 1/3% during January in the three years following the amendment. Additionally, in fiscal year 1995 each subsidiary company president was granted a two-year option for 5,000 shares which are exercisable in two cumulative installments of 50% each year. Options not exercised within the required times are terminated and cancelled.

The Company adopted a Stock Option Plan in September 1991 ("1991 Plan"). The Plan permits the granting of incentive stock options or non-qualified stock options to officers, key employees and outside directors to purchase up to an aggregate of 1,000,000 shares of the Company's common stock, no more than 250,000 of which may be issued to persons who are directors of the Company. Options granted under the 1991 Plan are exercisable during January in the three years following the date of grant in increments of 33 1/3% each year. Options not exercised within the required times are terminated and cancelled.

The Company adopted a Stock Option Plan in April 1995 ("1995 Plan").
The Plan permits the granting of options to officers, key employees, and directors of the Company and its subsidiaries to purchase up to an aggregate of 1,000,000 shares of the Company's common stock, no more than 250,000 of which may be issued to persons who are directors of the Company. Options granted under the 1995 Plan are exercisable in one designated month occurring in the period from February to July in each of the three years following the date of grant in increments of 33 1/3% each year. Options not exercised within the required times are terminated and cancelled.

Pro forma information regarding net income and earnings per share is required by SFAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to January 31, 1995 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1997 and 1996, respectively: risk-free interest rates of 6.87% and 6.95%; a dividend yield of .80% and .80%; volatility factors of the expected market price of the Company's common stock of .35 and .35; and a weighted-average expected life of the option of 3 years and 3 years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands except for earnings per share information):


                                  1997     1996
                                  =======  =======
Pro forma net income              $7,011  $10,341
Pro forma net income per share:
 Primary                             .60      .95
 Fully diluted                       .60      .92
==============                    =======  =======

Because SFAS 123 is applicable only to options granted subsequent to January 31, 1995, its pro forma effect will not be fully reflected until future years.

A summary of the Company's stock option activity and related information for the years ended January 31 follows:


                                                   Weighted
                                                    Average
                                          Options  Exercise
                                           (000)    Price
=============================================================
1 9 9 7
Outstanding at beginning of year             728      $8.76
Granted                                       77       8.43
Exercised                                    (39)      8.67
Canceled                                    (145)      8.82
                                          ------
Outstanding at January 31                    621       8.71
Shares available for future grants           749
Weighted-average fair value of
options granted during the year                        2.42
                                          =================
1 9 9 6
Outstanding at beginning of year             346      $7.48
Granted                                      648       8.75
Exercised                                   (239)      7.00
Canceled                                     (27)      7.74
Outstanding at January 31                    728       8.76
Shares available for future grants           974
Weighted-average fair value of
options granted during the year                        2.64
1 9 9 5
Outstanding at beginning of year             375      $5.99
Granted                                      192       8.78
Exercised                                   (165)      6.01
Canceled                                     (56)      6.29
Outstanding at January 31                    346       7.48
Shares available for future grants           595

Exercise prices for options outstanding as of January 31, 1997 ranged from $7.88 to $9.38. The weighted-average remaining contractual life of those options is one year. No options were exercisable at the end of each fiscal year.

In April 1992 the Company adopted a Stock Award Plan. This plan provides for awards of the Company's common stock to key employees and directors up to an aggregate of 400,000 shares. The plan is administered by a committee, appointed by the Board of Directors, that has full authority to make awards under the plan. During 1997, 1996 and 1995, 5,924 shares, 888 shares and 2,272 shares, respectively, were awarded under this plan and charged to compensation expense.


8
 F A I R   V A L U E   O F   F I N A N C I A L   I N S T R U M E N T S
 A N D   I N V E S T M E N T S

The following methods and assumptions are used by the Company in estimating its fair value disclosures for financial instruments.

CASH AND CASH EQUIVALENTS   The carrying value of cash and cash
equivalents approximates fair value.

MARKETABLE SECURITIES Management determines the appropriate classification of securities at the time of purchase and reevaluates such designations as of each balance sheet date. All marketable securities are classified as "available-for-sale" and, therefore, are carried at fair value, with the difference between cost and fair value, net of tax, reported as a component of retained earnings. At January 31, 1997 and 1996, this difference was an unrealized loss of approximately $465,000 and $340,000 which was net of income taxes of approximately $377,000 and $239,000, respectively. This difference was due to the effect of changes in market interest rates on the fair value of these securities. Realized gains and losses are included in investment income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available for sale are included in interest income.
The following is a summary of available-for-sale securities at January 31, 1997 and 1996:


                                                                   Estimated
                              Gross Unrealized  Gross Unrealized      Fair
                   Cost            Gains             Losses          Value
===============================================================================
1997
U.S. Treasury
 bonds          $ 4,824,080  $       -          $(183,377)         $ 4,640,703
Municipal
 bond funds      14,873,672     22,710           (552,915)          14,343,467
                --------------------------------------------------------------
Total debt
 securities      19,697,752     22,710           (736,292)          18,984,170
Equity
 securities       3,655,272     35,987           (149,821)           3,541,438
Other
 securities       1,066,518      2,640            (17,687)           1,051,471
                --------------------------------------------------------------
                $24,419,542    $61,337          $(903,800)         $23,577,079
1996
U.S. Treasury
 bonds          $ 1,776,192    $ 9,183          $       -          $ 1,785,375
Municipal
 bonds              403,500          -             (7,500)             396,000
Municipal
 bond funds      13,517,193     15,710           (339,538)          13,193,365
                --------------------------------------------------------------
Total debt
 securities      15,696,885     24,893           (347,038)          15,374,740
Equity
 securities       3,953,766     14,425           (263,430)           3,704,761
Other
 securities         960,280     18,257            (26,196)             952,341
                --------------------------------------------------------------
                $20,610,931    $57,575          $(636,664)         $20,031,842
                ==============================================================

The investments in U.S. Treasury bonds are scheduled to mature in fiscal years 2025 through 2026.

CONVERTIBLE SUBORDINATED DEBENTURES The fair value of the debentures approximates $18,916,000 and $19,124,000 as of January 31, 1997 and 1996, respectively, based on its quoted market prices.

SHORT-TERM BORROWINGS AND LONG-TERM OBLIGATIONS The carrying amounts of the short-term borrowings and long-term obligations approximate the instruments' fair values.

9 R E L A T E D   P A R T Y   T R A N S A C T I O N S

In January 1995, the Chairman of GII purchased certain land from GII for $750,000, which represents the higher of two MAI appraisals obtained. In connection with this transaction, GII realized a gain of approximately $450,000. This transaction was approved by the Board of Directors of the Company.

In January 1997, the Chairman of GII purchased a certain building from GII for $640,000, which represents the higher of two MAI appraisals obtained. In connection with this transaction, GII realized a gain of approximately $335,000. This transaction was approved by the Board of Directors of the Company.

10 R E S T R U C T U R I N G   C H A R G E

On May 14, 1996 the Company announced an agreement in principle for the sale of its direct-mail subsidiary. Graphic Direct, Inc.-Illinois ("GDI") and the closing of a commercial printing subsidiary, The Stein Printing Company, Inc. ("SPC"). On May 31, 1996, the sale of certain assets of GDI was concluded. In connection with these actions, the Company recorded in its first quarter ended April 30, 1996, a one-time pre-tax restructuring charge of $9,000,000. The after-tax effect of the charge was $6,026,500 or equivalent to $0.52 per common share. The charge primarily covers the costs of liquidating and disposing of certain assets, the write-off of intangible assets, and a provision for certain expenses, including severance pay and future lease obligations.

The composition of the Company's restructuring reserves as of January 31, 1997 is as follows:


                                Original       Writedown          Cash           Restructuring
                              Restructuring    of Assets        Payments         Reserves as of
                                 Reserve     to Fair Value                      January 31, 1997
===================================================================================================

Restructuring loss on
writedown of current assets    $1,633,665     $(1,633,665)          $       -          $        -
Restructuring loss on
writedown of property and
equipment and other assets      2,516,688      (2,516,688)                  -                   -
Restructuring expenditures
 to close facilities
 including termination
 benefits of $2,177,271         4,161,018               -           3,149,392           1,011,626
Impairment loss on
 intangible assets                688,629        (688,629)                  -                   -
                             ----------------------------------------------------------------------
Total restructuring reserves   $9,000,000     $(4,838,982)         $3,149,392          $1,011,626
                             ======================================================================



For the year ended January 31, 1996, the combined results for GDI and SPC were net sales of $32,647,782 and a pre-tax loss of $(1,376,281). For the year ended January 31, 1997, the combined results were net sales of $9,602,649 and pre-tax loss of $(70,055).

At January 31, 1997, the Company believes that the provision for restructuring continues to be adequate and will not require adjustment in future periods.

                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                 (UNAUDITED)


                         THREE MONTHS ENDED                SIX MONTHS ENDED
                              JULY 31,                          JULY 31,
                     -------------------------  -------------------------
                         1997        1996           1997         1996
                     ------------ ------------  ------------ ------------

Net sales            $110,324,269 $102,068,890  $225,570,076 $215,030,091

Cost of sales          83,580,514   77,270,786   169,158,403  161,651,259
                     ------------ ------------  ------------ ------------
                       26,743,755   24,798,104    56,411,673   53,378,832

Selling,
  general and
  administrative
  expenses             19,927,519   18,977,889    40,910,638   39,610,841

Restructuring
  charge                   -           -              -         9,000,000

Interest and
  other income-net        990,149      886,756     1,650,606    1,657,470

Interest expense        3,018,938    2,729,741     5,776,130    5,418,280
                     ------------ ------------  ------------ ------------

Income before
  income taxes          4,787,447    3,977,230    11,375,511    1,007,181

Income taxes            1,915,000    1,591,000     4,550,000    1,030,000
                     ------------ ------------  ------------ ------------

Net income (loss)    $  2,872,447  $ 2,386,230  $  6,825,511 $    (22,819)
                     ============ ============  ============ ============

Net income
  per share:
   Primary                 $ .24       $ .21         $ .58         $ -
                           =====       =====         =====         ====
   Fully diluted.23       $ .20         $ .55         $ -
                           =====       =====         =====         ====

Dividends declared:
  Common Stock            $.0175      $.0175         $.035        $.035
                          ======      ======         =====        =====

Class B Common
  Stock                   $.0125      $.0125         $.025        $.025
                          ======      ======         =====        =====


See notes to condensed consolidated financial statements.

                    CONDENSED CONSOLIDATED BALANCE SHEETS



                                  JULY 31,       JANUARY 31,
                                    1997            1997
                                ------------    ------------
                                 (Unaudited)

A S S E T S
-----------

Current Assets
 Cash and marketable securities $ 29,818,841    $ 30,789,430
 Trade accounts receivable        81,587,020      80,658,006
 Inventories:
   Materials                      11,513,478      10,113,812
   Work in process                25,207,438      18,597,802
                                ------------    ------------
                                  36,720,916      28,711,614

 Prepaid expenses and other
   current assets                  6,393,585       4,691,311
                                ------------    ------------

           Total Current Assets  154,520,362     144,850,361

Other Assets                      13,229,721      10,582,417

Property, Plant and Equipment
 Land                             10,315,438       9,027,467
 Buildings and improvements       46,933,559      43,637,850
 Machinery and equipment         176,963,373     164,719,258
                                ------------    ------------
                                 234,212,370     217,384,575

 Less accumulated depreciation    97,494,523      90,250,580
                                ------------    ------------
                                 136,717,847     127,133,995

Goodwill-net                      18,415,974      16,909,523
                                ------------    ------------
                                $322,883,904    $299,476,296
                                ============    ============











See notes to condensed consolidated financial statements.

                    CONDENSED CONSOLIDATED BALANCE SHEETS



                                                  JULY 31,    JANUARY 31,
                                                   1997          1997
                                           -----------------  ------------
                                                 (Unaudited)


LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------

Current Liabilities
  Notes payable                               $ 17,103,985    $ 15,814,485
  Accounts payable                              20,988,317      21,426,662
  Other current liabilities                     17,317,677      20,117,973
  Current portion of long-term
    obligations                                  3,751,647       3,471,916
                                              ------------    ------------
        Total Current Liabilities               59,161,626      60,831,036

Long-Term Obligations, less
  current portion                              113,881,136      99,676,541

Deferred Income Taxes                           16,235,940      15,620,738

7% Convertible Subordinated
  Debentures                                    19,353,000      20,787,000

Shareholders' Equity
  Preferred Stock, no par value;
    authorized 500,000
    shares; none issued                                -0-             -0-
  Common Stock, $.10 par value;
    authorized 20,000,000 shares;
    issued 7,829,663 at July 31,
    1997 and 7,357,309 at January
    31,1997, including treasury
    shares of 89,313 at July 31,
    1997 and 78,599 at January
    31, 1997                                       782,966         735,731
  Common Stock, Class B, $.l0 par
    value; authorized 10,000,000
    shares; issued 4,518,817 in
    both periods                                   451,882         451,882
  Additional paid-in capital                    24,393,208      19,496,988
  Retained earnings                             89,559,810      82,657,865
                                              ------------    ------------
                                               115,187,866     103,342,466
Less treasury stock at cost                       (935,664)       (781,485)
                                              ------------    ------------
                                               114,252,202     102,560,981
                                              ------------    ------------
                                              $322,883,904    $299,476,296
                                              ============    ============

See notes to condensed consolidated financial statements.

               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

  ------------------------------------------------------------------------

                                                        SIX MONTHS ENDED
                                                            July 31,
                                                  ----------------------------
                                                       1997           1996
                                                  -------------  -------------
OPERATING ACTIVITIES
Net income (loss)                                 $  6,825,511   $     (22,819)
Restructuring charge, net of tax                           -0-       2,101,566
Depreciation and amortization                        9,989,929       8,886,885
Net (gain) loss on sale of property,
  plant and equipment and investments               (1,019,082)        936,476
Gain on purchase of Convertible
  Subordinated Debentures                              (81,405)            -0-
Provision for deferred taxes                           227,500         200,175
Changes in operating assets and liabilities        (12,752,847)     (6,698,235)
                                                  ------------   -------------
Net cash provided by operating activities            3,189,606       5,404,048

INVESTING ACTIVITIES
Additions to property, plant and equipment         (14,149,845)     (8,789,594)
Proceeds from sale of property, plant and
  equipment                                          1,771,937       3,991,134
Assets of acquired businesses, net of
  cash acquired                                     (1,073,565)     (1,445,121)
Net sale (purchase) of marketable securities         9,558,254      (5,849,177)
Other investing activities                          (3,612,743)     (5,809,340)
                                                  ------------   -------------
Net cash used in investing activities               (7,505,962)    (17,902,098)

FINANCING ACTIVITIES
Borrowings on long-term obligations                 12,566,303       3,000,000
Payments on long-term obligations                   (1,728,696)     (2,015,197)
Net borrowings on notes payable                      1,289,500         477,458
Purchase of Convertible Subordinated
  Debentures                                        (1,352,595)            -0-
Dividends                                             (369,270)       (362,485)
Other financing activities                           1,206,262         405,480
                                                  ------------   -------------
Net cash provided by financing activities           11,611,504       1,505,256
                                                  ------------   -------------
Net increase (decrease) in cash and cash
  equivalent                                         7,295,148     (10,992,794)

Cash and cash equivalents at beginning of period     7,212,351      14,476,139
                                                  ------------   -------------

Cash and cash equivalents at end of period        $ 14,507,499   $   3,483,345
                                                  ============   =============


   See notes to condensed consolidated financial statements.

       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                JULY 31, 1997


NOTE A--BASIS OF PRESENTATION

The financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information not misleading. These financial statements should be read in conjunction with the financial statements and related notes contained in the 1997 Annual Report on Form 10-K. In the opinion of Management, the financial statements contain all adjustments of a normal recurring nature necessary to present fairly the financial position as of July 31, 1997 and the results of the operations and cash flows for the three months and six months then ended. The results of operations for the six months ended July 31, 1997 are not necessarily indicative of the results to be expected for the year ending January 31, 1998.


NOTE B--MARKETABLE SECURITIES

The Company determines the appropriate classification of securities at the time of purchase and reevaluates such securities at each balance sheet date. At July 31, 1997, all marketable securities were classified as "available for sale" and, therefore, were carried at fair value, with the difference between cost and fair value, net of tax, reported as a component of retained earnings. At July 31, 1997, this difference was an unrealized loss of $19,755 net of income taxes of $16,163. This difference was due to the effect of changes in market interest rates on the fair value of these securities.


NOTE C--NET INCOME PER COMMON SHARE

Primary earnings per share are computed based on the weighted average number of common shares outstanding during the period. The common share equivalents did not materially dilute primary earnings per share. Fully diluted earnings per share are based on the weighted average number of common shares and common share equivalents outstanding and, when dilutive, assumed conversion of convertible securities during the period, after appropriate adjustments for interest and applicable income tax effect.


NOTE D--SFAS NO. 128, "EARNINGS PER SHARE"

In February 1997 the Financial Accounting Standards Board issued a new accounting pronouncement, SFAS No. 128, "Earnings per Share", which will change the current method of computing earnings per share. The new standard requires presentation of "basic earnings per share" and "diluted earnings per share" amounts, as defined. SFAS No. 128 will be effective for the Company's quarter and year ending January 31, 1998, and, upon adoption, all prior-period earnings per share data presented shall be restated to conform with the provisions of the new pronouncement. Application earlier than the Company's quarter ending January 31, 1998 is not permitted.

Proforma basic and diluted earnings per share for the three months and six months ended July 31, 1997 and 1996 calculated under the provisions of SFAS No. 128 are as follows:


                            Quarter Ended July 31,   Six Months Ended July 31,
                            ----------------------   -------------------------
                               1997         1996        1997       1996
                            -----------------------   -------- ------------


Basic earnings per share      $.24          $.21         $.58       -
Diluted earnings per share    $.23          $.20         $.55       -

                                                                 Annex I


                                                                 Conformed
                                                                 ---------


================================================================================








                              AMENDED AND RESTATED




                          AGREEMENT AND PLAN OF MERGER




                                     AMONG




                        WALLACE COMPUTER SERVICES, INC.,




                          GREENWICH ACQUISITION CORP.,



                                      AND



                            GRAPHIC INDUSTRIES, INC.



                          DATED AS OF OCTOBER 12, 1997



================================================================================

                               TABLE OF CONTENTS
                               -----------------
                                                                        Page





                                  ARTICLE I

                                  The Offer

SECTION 1.01.    The Offer                                                  2
SECTION 1.02.    Company Actions                                            4


                                  ARTICLE II

                                  The Merger

SECTION 2.01.    The Merger                                                 6
SECTION 2.02.    Closing                                                    6
SECTION 2.03.    Effective Time                                             6
SECTION 2.04.    Effects of the Merger                                      6
SECTION 2.05.    Articles of Incorporation and By-laws                      6
SECTION 2.06.    Directors                                                  7
SECTION 2.07.    Officers                                                   7
SECTION 2.08.    Option to Consummate Acquisition Solely Through Merger     7




                                 ARTICLE III


               Effect of the Merger on the Capital Stock of the
              Constituet Corporations; Exchange of Certificates

SECTION 3.01.    Effect on Capital Stock                                    7
                  (a)  Capital Stock of Sub                                 7
                  (b)  Cancellation of Treasury Stock and Parent
                       Owned Stock                                          7
                  (c)  Conversion of Shares and Class B Shares              8
                  (d)  Shares of Dissenting Stockholders                    8
SECTION 3.02.  Exchange of Certificates                                     8
                  (a)  Paying Agent                                         8
                  (b)  Exchange Procedure                                   9
                  (c)  No Further Ownership Rights in Shares
                       or Class B Shares                                   10
                  (d)  Termination of Payment Fund                         10
                  (e)  No Liability                                        10



                                  ARTICLE IV

                Representations and Warranties of the Company
SECTION 4.01.  Organization                                                 11
SECTION 4.02.  Subsidiaries                                                 11
SECTION 4.03.  Capitalization                                               11
SECTION 4.04.  Authority                                                    12
SECTION 4.05.  Consents and Approvals; No Violations                        12
SECTION 4.06.  SEC Reports and Financial Statements                         13
SECTION 4.07.  Absence of Certain Changes or Events                         14
SECTION 4.08.  No Undisclosed Liabilities                                   15
SECTION 4.09.  Information Supplied                                         15
SECTION 4.10.  Benefit Plans; Employees and Employment
               Practices                                                    16
SECTION 4.11.  Contracts; Indebtedness                                      19
SECTION 4.12.  Litigation                                                   19
SECTION 4.13.  Compliance with Applicable Law                               20
SECTION 4.14.  Tax Matters                                                  20
SECTION 4.15.  State Takeover Statutes; Charter Provisions                  22
SECTION 4.16.  Environmental Matters                                        22
SECTION 4.17.  Intellectual Property                                        23
SECTION 4.18.  Brokers; Schedule of Fees and Expenses                       24
SECTION 4.19.  Opinion of Financial Advisor                                 24



                                   ARTICLE V

               Representations and Warranties of Parent and Sub

SECTION 5.01.  Organization                                                 25
SECTION 5.02.  Authority                                                    25
SECTION 5.03.  Consents and Approvals; No Violations                        25
SECTION 5.04.  Information Supplied                                         26
SECTION 5.05.  Interim Operations of Sub                                    26
SECTION 5.06.  Brokers                                                      26


                                  ARTICLE VI

                                  Covenants

SECTION 6.01.  Covenants of the Company                                     26

                  (a)  Ordinary Course                                      26
                  (b)  Dividends; Changes in Stock                          27
                  (c)  Issuance of Securities                               27
                  (d)  Governing Documents                                  27
                  (e)  No Acquisitions                                      27
                  (f)  No Dispositions                                      28
                  (g)  Indebtedness                                         28
                  (h)  Advice of Changes; Filings                           28
                  (i)  Tax Matters                                          28
                  (j)  Capital Expenditures                                 29


                  (k)  Discharge of Liabilities                             29
                  (l)  Benefit Plans                                        29
                  (m)  Compensation                                         29
                  (n)  Material Contracts                                   29
                  (o)  General                                              30
SECTION 6.02.     No Solicitation                                           30
SECTION 6.03.     Third Party Standstill Agreements                         32
SECTION 6.04.     Other Actions                                             32
SECTION 6.05.     Certain Waivers and Consents                              32
SECTION 6.06.     Information Relating to Certain
                  Benefit Plans                                             32
SECTION 6.07.     Certain Deliveries                                        33


                                 ARTICLE VII

                            Additional Agreements


SECTION 7.01.     Stockholder Approval; Preparation of Proxy
                  Statement                                                 33
SECTION 7.02.     Access to Information                                     34
SECTION 7.03.     Reasonable Best Efforts                                   35
SECTION 7.04.     Directors                                                 35
SECTION 7.05.     Fees and Expenses                                         36
SECTION 7.06.     Indemnification; Insurance                                37
SECTION 7.07.     Certain Litigation                                        37
SECTION 7.08.     Stock-Based Compensation                                  38
SECTION 7.09.     Allocation of Shares Under Qualified Plans                38


                                 ARTICLE VIII

                                  Conditions


SECTION 8.01.     Conditions to Each Party's Obligation To
                  Effect the Merger                                          39
                  (a)  Company Stockholder Approval                          39
                  (b)  No Injunctions or Restraints                          39
                  (c)  Purchase of Shares                                    39
SECTION 8.02.     Conditions to Each Party's Obligation to Effect
                  the Merger Upon Exercise of the Merger Option              39
                  (a)  Company Stockholder Approval                          39
                  (b)  No Injunctions or Restraints                          39
                  (c)  Performance of Obligations; Representations
                       and Warranties                                        39
                  (d)  HSR Period                                            40



                                  ARTICLE IX

                          Termination and Amendment

SECTION 9.01.     Termination                                                40
SECTION 9.02.     Effect of Termination                                      41


SECTION 9.03.     Amendment                                                 41
SECTION 9.04.     Extension; Waiver                                         42




                                  ARTICLE X

                                Miscellaneous



SECTION 10.01.    Nonsurvival of Representations, Warranties
                  and Agreements                                            42
SECTION 10.02.    Notices                                                   42
SECTION 10.03.    Interpretation                                            43
SECTION 10.04.    Counterparts                                              44
SECTION 10.05.    Entire Agreement; No Third Party
                  Beneficiaries                                             44
SECTION 10.06.    Governing Law                                             44
SECTION 10.07.    Publicity                                                 44
SECTION 10.08.    Assignment                                                44
SECTION 10.09.    Merger of the Company into Sub                            45
SECTION 10.10.    Enforcement                                               45

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER



     AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of October 12, 1997, among WALLACE COMPUTER SERVICES, INC., a Delaware corporation ("Parent"), GREENWICH ACQUISITION CORP., a Georgia corporation and a wholly owned subsidiary of Parent ("Sub"), and GRAPHIC INDUSTRIES, INC., a Georgia corporation (the "Company").


                              W I T N E S S E T H:

     WHEREAS, Parent, Sub and the Company are parties to that certain Agreement and Plan of Merger dated as of September 28, 1997 (the "Original Merger Agreement");

     WHEREAS, pursuant to the Original Merger Agreement, on October 3, 1997 Sub commenced a tender offer (the "Existing Offer") to purchase the shares of Common Stock, par value $.10 per share, of the Company (the "Company Common Stock"; the shares of Company Common Stock being hereinafter referred to as the "Shares") at a purchase price of $18.50 per share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Original Merger Agreement, in furtherance of the acquisition of the Company by Parent;

     WHEREAS, Parent, Sub and the Company wish to amend the Original Merger Agreement to provide for the amendment of the offer price to be paid for the Shares in Sub's tender offer and the consideration to be paid for the Shares and the Class B Shares (as defined below) in the Merger (as defined below) and to make certain other amendments to the Original Merger Agreement;

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, in furtherance of such acquisition, Parent proposes to cause Sub to amend the Existing Offer (as so amended and as it may be further amended from time to time as permitted under this Agreement, the "Offer") to increase the purchase price for the Shares to $21.75 per share (such amount, or any higher price that may be paid for each Share in the Offer, being hereinafter referred to as the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Agreement; and the Board of Directors of the Company has adopted resolutions approving the Offer and the Merger and recommending that holders of

Shares accept the Offer and that the Company's stockholders approve and adopt this Agreement;

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have each approved the merger of Sub into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each of the Shares and each share of Class B Common Stock, par value $.10 per share, of the Company (the "Class B Common Stock"; the shares of Class B Common Stock being hereinafter referred to as the "Class B Shares"), other than the Shares and Class B Shares owned directly or indirectly by Parent or the Company and Dissenting Shares (as defined in Section 3.01(d)), will be converted into the right to receive the Offer Price;

     WHEREAS, the Board of Directors of the Company has approved the terms of the Amended and Restated Stockholder Agreement (the "Stockholder Agreement") to be entered into by Parent, Sub and Mark C. Pope III, as a stockholder of the Company, concurrently with the execution of this Agreement as an inducement to Parent to enter into this Agreement, which Amended and Restated Stockholder Agreement supersedes the Stockholder Agreement dated as of September 28, 1997 among such parties (the "Original Stockholder Agreement"); and

     WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Sub and the Company hereby agree as follows:


                                   ARTICLE I

                                   The Offer
                                   --------

     SECTION 1.01. The Offer. (a) Subject to the provisions of this Agreement, as promptly as practicable but in no event later than five business days after the date of the public announcement by Parent and the Company of this Agreement, Sub shall, and Parent shall cause Sub to, amend the Existing Offer to reflect the Offer Price and to make such other amendments as are necessary to conform the Existing Offer to this Agreement. The obligation of Sub to, and of Parent to cause Sub to, amend the Offer and accept for payment, and pay for, any Shares tendered pursuant to the Offer shall be subject only to the conditions set forth in Exhibit A (the "Offer Conditions") and to the terms and conditions of this Agreement, including the Merger Option (as defined herein) (any of which may be waived in whole or in part by Sub in its sole discretion, except that Sub shall not waive the Minimum Condition (as defined in Exhibit A) without the consent of the Company). Sub expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Sub shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price,
(iii) impose any other conditions to the Offer other than the Offer Conditions or modify the Offer Conditions (other than to waive any Offer Conditions to the extent permitted by this Agreement), (iv) except as provided in the next sentence, extend the Offer or (v) change the form of consideration payable in the Offer. Notwithstanding the foregoing, Sub may, without the consent of the Company, (i) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer and (iii) extend the Offer for any reason on one or more occasions for an aggregate period of not more than 15 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence, in each case subject to the right of Parent, Sub or the Company to terminate this Agreement pursuant to the terms hereof. Parent and Sub agree that if at any scheduled expiration date of the Offer, the Minimum Condition or the HSR Condition (as defined in Exhibit A) shall not have been satisfied and none of the conditions set forth in paragraphs (a), (b), (c), (d), (e), (f), (g) or (h) of Exhibit A shall exist, at therequest of the Company (confirmed in writing), Sub shall extend the Offer from time to time, subject to the right of Parent, Sub or the Company to terminate this Agreement pursuant to the terms hereof. Subject to the terms and conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer as soon as practicable after the expiration of the Offer.

     (b) On the date of amendment of the Existing Offer, Parent and Sub shall file with the SEC an amendment (the "14D-1 Amendment") to its Tender Offer Statement on Schedule 14D-1 dated as of October 3, 1997 (as amended from time to time, the "Schedule 14D-1") with respect to the Offer, which shall contain such amendments and supplements to the offer to purchase and a related letter of transmittal and summary advertisement as Parent, in its reasonable judgment, shall deem necessary (such Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"), and Parent and Sub shall cause to be disseminated the Offer Documents to holders of Shares as and to the extent required by applicable Federal securities laws. Parent, Sub and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Sub further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the stockholders of the Company. Parent and Sub agree to provide the Company and its counsel any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and to cooperate with the Company and its counsel in responding to any such comments.

     (c) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to accept for payment, and pay for, any Shares that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

     SECTION 1.02. Company Actions. (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of the Company, at a meeting duly called and held, at which all directors were present, duly and unanimously adopted resolutions approving and adopting this Agreement, approving the Offer, the Merger and the Stockholder Agreement, determining that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and recommending that holders of Shares accept the Offer and that the Company's stockholders approve this Agreement and the Merger. The Company represents and warrants that its Board of Directors has received the opinion of Interstate/Johnson Lane Corporation that the proposed consideration to be received by holders of Shares pursuant to the Offer, and by holders of Shares and Class B Shares pursuant to the Merger, is fair to such holders from a financial point of view, and a complete and correct signed copy of such opinion will be promptly delivered by the Company to Parent. The Company has been advised by each of its directors and executive officers that each such person intends to tender all Shares owned by such person pursuant to the Offer.

     (b) On the date the 14D-1 Amendment is filed with the SEC, the Company shall file with the SEC an amendment to its Solicitation/ Recommendation Statement on Schedule 14D-9 dated as of October 3, 1997 with respect to the Existing Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendation described in paragraph (a) (subject to the right of the Board of Directors of the Company to withdraw or modify its approval or recommendation of the Offer, the Merger and this Agreement as set forth in

Section 6.02(b), and the Compay shall cause to be disseminated the Schedule 14D-9 to holders of Shares as and to the extent required by applicable Federal securities laws. Each of the Company, Parent and Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable Federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to stockholders of the Company. The Company agrees to provide Parent and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and to cooperate with Parent, Sub and their counsel in responding to any such comments.

     (c) In connection with the Offer and the Merger, the Company shall cause its transfer agent or agents to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Shares and Class B Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control, to the extent reasonably available to the Company, regarding the beneficial owners of Shares, Class B Shares and any securities convertible into Shares, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, deliver, and will use their best efforts to cause their agents to deliver, to the Company all copies of such information then in their possession or control.

     (d) The Company shall transmit to each holder of Class B Shares contemporaneously with the transmission of the Offer Documents to the holders of Shares (i) the Offer Documents, (ii) a letter stating that holders of Class B Shares who wish to participate in the Offer must request the conversion of their Class B Shares into Shares pursuant to the Amended and Restated Articles of Incorporation of the Company and (iii) a form of conversion request, which conversion request shall provide that a holder of Class B Shares requests conversion thereof simultaneous with Sub's first acceptance for payment of Shares pursuant to the Offer, and that the Shares received upon such conversion shall be deemed validly tendered pursuant to the Offer.


                                   ARTICLE II

                                   The Merger



     SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Georgia Business Corporation Code (the "GBCC"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 2.03). Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the GBCC.

     SECTION 2.02. Closing. The closing of the Merger will take place at 10:00 a.m. on a date mutually agreed to by Parent and the Company, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VIII (the "Closing Date"), at the offices of Sidley & Austin, One First National Plaza, Chicago, Illinois 60603, unless another date, time or place is agreed to in writing by the parties hereto.

     SECTION 2.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the GBCC and shall make all other filings or recordings required under the GBCC. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Georgia, or at such other time as Sub and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

     SECTION 2.04. Effects of the Merger. The Merger shall have the effects set forth in Section 14-2-1106 of the GBCC.

     SECTION 2.05. Articles of Incorporation and By-laws. (a) The Amended and Restated Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time so that Article V of such Amended and Restated Articles of Incorporation reads in its entirety as follows: "The total number of shares of all classes of stock that the corporation shall have authority to issue is

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
1,000 shares of Common Stock, par value $.10 per share. Any references to Class B Common Stock, Class B Stock or Preferred Stock contained in any other Article hereof shall be disregarded." Such Amended and Restated Articles of Incorporation, as so amended, shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (b) The By-laws of Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.


     SECTION 2.06. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 2.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 2.08. Option to Consummate Acquisition Solely Through Merger. Notwithstanding anything to the contrary contained in this Agreement, Parent may, at its option and upon written notice to the Company, elect to terminate the Offer and seek to acquire the Company solely by means of the Merger (the "Merger Option"). If Parent elects to exercise the Merger Option, the Merger shall be subject to the conditions set forth in Section 8.02 hereof (instead of Section 8.01 hereof). Upon Parent's election of the Merger Option, the Company shall promptly take the actions described in Section 7.01 with respect to obtaining the Company Stockholder Approval. To the extent deemed necessary by Parent in connection with the exercise of the Merger Option, the Company shall enter into an amendment and restatement of this Agreement with Parent and Sub.


                                  ARTICLE III

                Effect of the Merger on the Capital Stock of the
               Constituent Corporations; Exchange of Certificates

     SECTION 3.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or Class B Shares or any shares of capital stock of Sub:

           (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.10 per share, of the Surviving Corporation.

           (b) Cancellation of Treasury Stock and Parent Owned Stock. Each Share and Class B Share that is owned by the Company or by any subsidiary of the Company and each Share and Class B Share that is owned by Parent, Sub or any other subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

           (c) Conversion of Shares and Class B Shares. Subject to Section 3.01(d), each Share and Class B Share issued and outstanding (other than Shares and Class B Shares to be canceled in accordance with Section 3.01(b)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the Offer Price (the "Merger Consideration"). As of the Effective Time, all such Shares and Class B Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares or Class B Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

           (d)  Shares of Dissenting Stockholders.
      Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares or Class B Shares held by a person (a "Dissenting Stockholder") who objects to the Merger and complies with all the provisions of GBCC concerning the right of holders of Shares and/or Class B Shares to dissent from the Merger and require appraisal of their Shares and/or Class B Shares ("Dissenting Shares") shall not be converted as described in Section 3.01(c), but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the GBCC. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the GBCC, his Shares and/or Class B Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any demands for appraisal of Shares or Class B Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

        SECTION 3.02. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company to act as paying agent in the Merger (the "Paying Agent"), and, from time to time on, prior to or after the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent cash in amounts and at the times necessary for the payment of the Merger Consideration upon surrender of certificates representing Shares or Class B Shares as part of the Merger pursuant to Section 3.01 (it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent).

        (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares or Class B Shares (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify)

      and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the Shares or Class B Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares or Class B Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this
      Section 3.02, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares or Class B Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.01. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. Parent, Sub, the Surviving Corporation, the Company or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or Class B Shares such amounts as Parent, Sub, the Surviving Corporation, the Company or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code (as hereinafter defined) or under any provisions of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, Sub, the Surviving Corporation, the Company or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Class B Shares in respect of which such deduction or withholding was made by Parent, Sub, the Surviving Corporation, the Company or the Paying Agent.

        (c) No Further Ownership Rights in Shares or Class B Shares. All cash paid upon the surrender of Certificates in accordance with the terms of this
Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares and Class B Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares and the Class B Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article III.

        (d) Termination of Payment Fund. Any portion of the funds made available to the Paying Agent to pay the Merger Consideration which remains undistributed to the holders of Shares or Class B Shares for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares or Class B Shares who have not theretofore complied with this Article III and the instructions set forth in the letter of transmittal mailed to such holders after the Effective Time shall thereafter look only to Parent for payment of the Merger Consideration to which they are entitled.

        (e) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article III would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.05)), the cash payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

                                   ARTICLE IV

                 Representations and Warranties of the Company

     The Company represents and warrants to Parent and Sub as follows:

        SECTION 4.01. Organization. The Company and each of its subsidiaries (as defined in Section 10.03) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect (as defined in Section 10.03) on the Company or prevent or materially delay the consummation of the Offer and/or the Merger. The Company has delivered to Parent complete and correct copies of its Amended and Restated Articles of Incorporation and By-laws and the articles of incorporation and by-laws (or similar organizational documents) of its subsidiaries.

        SECTION 4.02. Subsidiaries. Item 4.02 of the letter from the Company to Parent dated as of September 28, 1997, which letter relates to the Original Merger Agreement and is designated therein as the Company Disclosure Letter (the "Company Letter") lists each subsidiary of the Company. Except as set forth in
Item 4.02 of the Company Letter, all the outstanding shares of capital stock of each such subsidiary are owned by the Company, by another wholly owned subsidiary of the Company or by the Company and another wholly owned subsidiary of the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), and are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Item 4.02 of the Company Letter and except for the capital stock of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, limited liability company or other entity.

        SECTION 4.03. Capitalization. The authorized capital stock of the Company consists of 20,000,000 Shares, 10,000,000 Class B Shares and 500,000 shares of Preferred Stock, no par value per share. At the close of business on September 26, 1997, (i) 8,086,951 Shares were issued and outstanding, (ii) 83,287 Shares were held by the Company in its treasury, (iii) 1,506,163 Shares were reserved for issuance upon exercise of options to purchase Shares ("Company Stock Options") issued pursuant to the

Company's stock option plans, (iv) 307,374 shares were reserved for issuance under the Company's Associate Stock Purchase Plan and 477,786 shares were reserved for issuance under the Company's 1992 Stock Award Plan, (v) 1,190,954 Shares were reserved for issuance upon conversion of the Company's 7% Convertible Subordinated Debentures due May 15, 2006 (the "Convertible Debentures"), (vi) 4,518,817 Class B Shares were issued and outstanding and
(vii) no Class B Shares were held by the Company in its treasury. Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth above, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, as of the date of this Agreement, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any of its subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or (ii) to vote or to dispose of any shares of the capital stock of any of the Company's subsidiaries.


     SECTION 4.04. Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval of this Agreement by the holders of a majority of the combined voting power of the Shares and the Class B Shares (the "Company Stockholder Approval"), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (in each case, other than, with respect to the Merger, the Company Stockholder Approval). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding

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
obligation of Parent and Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

     SECTION 4.05. Consents and Approvals; No Violations. Except as set forth in Item 4.05 of the Company Letter, and except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including the filing with the SEC of the Schedule 14D-9 and a proxy statement relating to any required Company Stockholder Approval (the "Proxy Statement")), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the GBCC, the laws of other states in which the Company is qualified to do or is doing business, state takeover laws and foreign and supranational laws relating to antitrust and anticompetition clearances, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Amended and Restated Articles of Incorporation or By-laws of the Company or of the similar organizational documents of any of its subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any Federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational (a "Governmental Entity") (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its subsidiaries or any of their properties or assets, except in the case of clauses (iii) or (iv) for violations, breaches or defaults that would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger.

        SECTION 4.06. SEC Reports and Financial Statements. The Company and each of its subsidiaries has filed with the SEC, and has heretofore made available to Parent true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since February 1, 1994, under the Exchange Act or the Securities Act of 1933 (the

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


"Securities Act") (such forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein, are referred to as the "Company SEC Documents"). The Company SEC Documents, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a subsequently filed Company Filed SEC Document (as defined in Section 4.07) (a copy of which has been made available to Parent prior to the date hereof), none of the Company SEC Documents contains an untrue statement of a material fact or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

        SECTION 4.07. Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Company Filed SEC Documents") or in Item 4.07 of the Company Letter, since February 1, 1997, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course, and there has not been (i) any material adverse change with respect to the Company,
(ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock (other than regular quarterly cash dividends not in excess of $.07 per Share and $.05 per Class B Share with usual record and payment dates and in accordance with the Company's present dividend policy) or any redemption, purchase or other acquisition of any of its capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (x) any granting by the Company or any of its subsidiaries to any officer of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business (including in connection with promotions) consistent with past practice or as was required under employment agreements in effect as of September 26, 1997, (y) any granting by the Company or any of its subsidiaries to any such officer of any increase in severance or termination pay, except as part of a standard employment package to any person promoted or hired, or as was required under employment, severance or termination agreements in effect as of September 26, 1997, or (z) except employment agreements in the ordinary course of business consistent with past practice with employees other than any executive officer of the Company, any entry by the Company or any of its subsidiaries into any employment, consulting, severance, termination or indemnification agreement with any such employee or executive officer, (v) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a material adverse effect on the Company,
(vi) any revaluation by the Company of any of its material assets or (vii) any material change in accounting methods, principles or practices by the Company.

        SECTION 4.08. No Undisclosed Liabilities. Except as and to the extent set forth in Item 4.08 of the Company Letter or in the Company's Annual Report to Shareholders for the fiscal year ended January 31, 1997, as of January 31, 1997, neither the Company nor any of its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its subsidiaries (including the notes thereto). Since January 31, 1997, except as and to the extent set forth in Item 4.08 of the Company Letter or in the Company Filed SEC Documents, neither the Company nor any of its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be reasonably expected to have a material adverse effect on the Company.

        SECTION 4.09. Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the information to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement") or
(iv) the Proxy Statement, will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting (as defined in Section 7.01), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

     SECTION 4.10. Benefit Plans; Employees and Employment Practices. (a) Except as disclosed in the Company Filed SEC Documents or Item 4.10(a) of the Company Letter, since the date of the most recent audited financial statements included in the Company Filed SEC Documents, there has not been any adoption or amendment in any material respect (including any increase or improvements in benefits or coverage) by the Company or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, fringe benefit, excess supplemental executive compensation, employee stock purchase, stock appreciation, restricted stock or other material employee benefit plan, policy, arrangement or understanding (whether or not in writing) providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries (collectively, "Benefit Plans"); provided that, with respect to any Benefit Plans sponsored by a subsidiary of the Company, the foregoing representation is limited to the actual knowledge of the Company. Except as disclosed in Item 4.10(a) of the Company Letter, there exist no employment, consulting, severance, termination or indemnification agreements, or any other similar arrangements or understandings (whether or not in writing) between the Company or any of its subsidiaries and any current or former employee, officer or director of the Company or any of its subsidiaries.

     (b) Item 4.10(b) of the Company Letter contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in
Section 3(1) of ERISA) and all other Benefit Plans maintained, sponsored or contributed to, by the Company or any of its subsidiaries for the benefit of any current or former employees, officers or directors of the Company or any of such subsidiaries (the "Subject Benefit Plans"); provided that, with respect to any Subject Benefit Plans sponsored by a subsidiary of the Company
("Subsidiary Subject Benefit Plans"), the foregoing representation is limited to the actual knowledge of the Company.

The Company has delivered to Parent true, complete and correct copies of
(i) each Subject Benefit Plan listed in Item 4.10(b) of the Company Letter, including any amendments thereto (or, in the case of any unwritten Subject Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 (and related schedules and financial statements or opinions required in connection therewith) filed with the Internal Revenue Service with respect to each such Subject Benefit Plan (if any such report was required), (iii) if applicable, the most recent actuarial report with respect to each such Subject Benefit Plan, (iv) the most recent summary plan description (and a summary of material modifications, if applicable) for each such Subject Benefit Plan, (v) if applicable, the most recent determination letter issued by the Internal Revenue Service with respect to each such Subject Benefit Plan and (vi) if applicable, each trust agreement and group annuity contract relating to each such Subject Benefit Plan. Any Benefit Plan that is not a Subject Benefit Plan is either required by and maintained in accordance with applicable local law or is immaterial to the applicable subsidiary.

     (c) Except as disclosed in Item 4.10(c) of the Company Letter, all Pension Plans listed in Item 4.10(b) of the Company Letter which are intended to be tax-qualified have been timely amended to comply with ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), including changes required by the Unemployment Compensation Amendments of 1992 and the Omnibus Budget Reconciliation Act of 1993, and determination letters in respect of such Pension Plans have been received from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the best knowledge of the Company, has revocation been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs. With respect to any Pension Plan maintained by a subsidiary of the Company, the representation set forth in the preceding sentence is limited to the actual knowledge of the Company.

     (d) Except as disclosed in Item 4.10(d) of the Company Letter, each Benefit Plan has been administered in all material respects in conformity with its terms and the applicable requirements of ERISA and the Code and other applicable laws; and all contributions required to be made have been made in accordance with the provisions of each such Benefit Plan and with ERISA and the Code and other applicable laws.

     (e) Except as disclosed in on Item 4.10(e) of the Company Letter, none of the Company or any of its subsidiaries, or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code, currently maintains or has maintained, or has or had any obligation to contribute to, during the five-year period preceding the date hereof any "defined benefit plan" (within the meaning of Section 3(35) of ERISA) or any "multiemployer plan" (within the meaning of Section 3(37) of ERISA), or has incurred any liability under Title IV of ERISA or to the Pension Benefit Guaranty Corporation that has not been fully paid as of the date hereof. None of the Company, any officer of the Company, any of the Benefit Plans which are subject to ERISA, including the Pension Plans, any trusts created thereunder or, to the knowledge of the Company, any trustee or administrator thereof or any subsidiary of the company (or officer thereof), has engaged in a non-exempt "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could reasonably be expected to subject the Company, any of its subsidiaries or any officer of the Company or any of its subsidiaries to any tax or penalty on prohibited transactions imposed by Section 4975 of the Code or to any liability or civil penalty under Section 502(i) or (1) of ERISA.

     (f) With respect to any Benefit Plan that is an employee welfare benefit plan, except as disclosed in Item 4.10(f) of the Company Letter, (i) no such Benefit Plan is funded through a "welfare benefits fund", as such term is defined in Section 419(e) of the Code, (ii) each such Benefit Plan that is a "group health plan," as such term is defined in Section 607 of ERISA, complies with the applicable requirements of part 6 of Title I of ERISA, (iii) each such Benefit Plan that is a "group health plan," as such term is defined in Section 706 of ERISA, complies with the applicable requirements of part 7 of Title I of ERISA and (iv) except as disclosed on Item 4.10(f) of the Company Letter, each such Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company or any of its subsidiaries on or at any time after the consummation of the Offer.


     (g) Except as disclosed on Item 4.10(g) of the Company Letter, with respect to each Benefit Plan, all material reports and information required to be filed with the U.S. Department of Labor, the Internal Revenue Service or each Benefit Plan participant have been timely filed.

     (h) There is no dispute, arbitration, claim, suit or grievance, pending or threatened, involving a Benefit Plan (other than routine claims for benefits payable under any such plan), and, to the knowledge of the Company, there is no basis for such a claim.

     (i) Item 4.10(i) of the Company Letter sets forth the names of all current officers and directors of the Company and all employees of the Company whose compensation is in excess of $80,000 per year, together with each employee's current salary, most recent bonus (excluding sales bonuses), date of birth and date of employment.

     (j) Except as disclosed in Item 4.10(j) of the Company Letter, there are no material controversies, strikes, work stoppages or disputes pending or, to the knowledge of the Company, threatened between the Company or any of its subsidiaries and any current or former employees, no labor union or other collective bargaining unit represents or has ever represented any employee of the Company or any of its subsidiaries and no organizational effort by any labor union or other collective bargaining unit currently is under way or threatened with respect to any employee. A true, complete and correct copy of any applicable collective bargaining agreement has been provided to Parent, and the Company and its subsidiaries are in compliance in all material respects with the terms thereof.

     SECTION 4.11.  Contracts; Indebtedness.  (a)  Except as disclosed in Item
4.11 of the Company Letter or in the Company Filed SEC Documents, there are no contracts or agreements that are material to the business, properties, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole. Neither the Company nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that could not reasonably be expected to result in a material adverse effect on the Company.

     (b) Item 4.11 of the Company Letter sets forth (i) a list of all agreements, instruments and other obligations pursuant to which any indebtedness of the Company or any of its subsidiaries in a principal amount in excess of $250,000 is outstanding or may be incurred and (ii) the respective principal amounts outstanding thereunder as of August 31, 1997.

     SECTION 4.12. Litigation. Except as disclosed in Item 4.12 of the Company Letter or in the Company Filed SEC Documents, as of the date of this Agreement, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries that could reasonably be expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger. Except as disclosed in Item 4.12 of the Company Letter or in the Company Filed SEC

Documents, as of the date of this Agreement, neither the Company nor any of its subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree that could reasonably be expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger.

     SECTION 4.13. Compliance with Applicable Law. The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals that would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger. The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger. Except as disclosed in the Company Letter or in the Company Filed SEC Documents, to the knowledge of the Company, the businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations that would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger. To the knowledge of the Company, except as set forth in the Company Filed SEC Documents, as of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or threatened, other than, in each case, those the outcome of which would not be reasonably expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger.

     SECTION 4.14. Tax Matters. Except as set forth in Item 4.14 of the Company Letter:

     (a) The Company and each of its subsidiaries has filed all Federal income tax returns and reports and all other material tax returns and reports required to be filed by it. All such returns and reports are complete and correct in all material respects. The Company and each of its subsidiaries has paid (or the Company has paid on its subsidiaries' behalf) all taxes (as defined below) shown as due on such returns and reports and all material taxes for which no return was required to be filed, and the most recent financial statements contained in the Company Filed SEC Documents reflect an adequate reserve for all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

     (b) No material tax return of the Company or any of its subsidiaries is under audit or, to the knowledge of the Company, examination by any taxing authority. Each material deficiency resulting from any audit or examination relating to taxes of the Company or any of its subsidiaries by any taxing authority has been paid.
No material issues relating to taxes were raised in writing by the relevant taxing authority during any presently pending audit or examination, and no material issues relating to taxes were raised in writing by the relevant taxing authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. The

Federal income tax returns of the Company and each of its subsidiaries consolidated in such returns have been examined by and settled with the Internal Revenue Service for all years through the taxable year ended January 31, 1994.

     (c) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes and no power of attorney with respect to any taxes has been executed or filed with any taxing authority.

     (d) No material liens for taxes exist with respect to any assets or properties of the Company or any of its subsidiaries, except for statutory liens for taxes not yet due.

     (e) None of the Company or any of its subsidiaries is a party to or is bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority), in all cases other than this Agreement.

     (f) None of the Company or any of its subsidiaries shall be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state, local or foreign tax law.

     (g) The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company or any of its subsidiaries under any contract, plan, program, arrangement or understanding currently in effect.

     (h) No amount or other entitlement that could be received (whether in cash or property or the vesting of property) by any Person who, with respect to the Company or any of its affiliates, is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan currently in effect will be characterized as an "excess parachute payment" or a "parachute payment" (as such terms are defined in Section 280G(b)(1) of the Code) as a result of any of the transactions contemplated by this Agreement.

     (i) No taxes will be required to be withheld under Section 1445, and no sales taxes, transfer, real property transfer or gains taxes, or similar taxes will be imposed as a result of the transactions contemplated by this Agreement.

     (j) As used in this Agreement, "taxes" shall include all Federal, state, local and foreign income, property, sales, use, excise, employment, withholding and other taxes, tariffs or governmental charges of any nature whatsoever, together with any interest and penalties, and "tax return" shall include any return, report or similar statement required to be filed with respect to any tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated tax.

     SECTION 4.15. State Takeover Statutes; Charter Provisions. Section 14-2-1111 of the GBCC is inapplicable to the Offer, the Merger, this Agreement, the Stockholder Agreement and the transactions contemplated by this Agreement and the Stockholder Agreement. The action of the Board of Directors of the Company in approving and adopting this Agreement and approving the Offer, the Merger and the Stockholder Agreement is sufficient (i) to render inapplicable to the Offer, the Merger, this Agreement, the Stockholder Agreement and the transactions contemplated by this Agreement and the Stockholder Agreement the supermajority voting provisions of Article VII of the Company's Amended and Restated Articles of Incorporation and (ii) to comply with the provisions of
Section 14-2-1132 of the GBCC. To the knowledge of the Company, no other state takeover statute or similar statute or regulation applies or purports to apply to the Offer, the Merger, this Agreement, the Stockholder Agreement or any of the transactions contemplated by this Agreement or the Stockholder Agreement.

     SECTION 4.16.  Environmental Matters.  (a) Except as set forth in Item
4.16 of the Company Letter, neither the Company nor any of its subsidiaries has
(i) placed, held, located, released, transported or disposed of any Hazardous Substances (as defined below) on, under, from or at any of the Company's or any of its subsidiaries' properties or any other properties, other than in a manner that could not, in all such cases taken individually or in the aggregate, reasonably be expected to result in a material adverse effect on the Company, (ii) any knowledge or reason to know of the presence of any Hazardous Substances on, under or at any of the Company's or any of its subsidiaries' properties or any other property but arising from the Company's or any of its subsidiaries' properties, other than in a manner that could not reasonably be expected to result in a material adverse effect on the Company, or (iii) received any written notice
(A) of any violation of any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity relating to any matter of pollution, protection of the environment, environmental regulation or control or regarding Hazardous Substances on, under or emanating from any of the Company's or any of its subsidiaries' properties or any other properties (collectively, "Environmental Laws") that has not been resolved or settled with the relevant Governmental Entity, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation, (C) requiring the response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its subsidiaries' properties or any other properties,
(D) alleging noncompliance by the Company or any of its subsidiaries with the terms of any permit required under any Environmental Law in any manner reasonably likely to require material expenditures or to result in material liability or (E) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its subsidiaries' properties or any other properties, except in each case for the notices set forth in Item 4.16 of the Company Letter. For purposes of this Agreement, the term "Hazardous Substance" shall mean any toxic or hazardous materials or substances, including asbestos, buried contaminants, chemicals, flammable explosives, radioactive materials, petroleum and petroleum products and any substances defined as, or included in the definition of, "hazardous substances", "hazardous wastes," "hazardous materials" or "toxic substances" under any Environmental Law.

     (b) Except as set forth in Item 4.16 of the Company Letter, no Environmental Law imposes any obligation upon the Company or its subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement or the Stockholder Agreement, including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree, except where any failure to notify or place any notice would not reasonably be expected to result in a material adverse effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger. No Lien has been placed upon any of the Company's or its subsidiaries' properties under any Environmental Law.

     (c) Except as set forth in the Item 4.16 of the Company Letter, none of the Company or any of its subsidiaries owns, operates or leases any facility qualifying as an industrial establishment under the New Jersey Industrial Site Recovery Act.

     SECTION 4.17. Intellectual Property. The Company and its subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trade names, service marks, copyrights, know how and other proprietary intellectual property rights and computer programs (collectively, "Intellectual Property Rights") that are material to the conduct of the business of the Company and its subsidiaries taken as a whole. Item
4.17 of the Company Letter sets forth a description of all Intellectual Property Rights that are material to the conduct of the business of the Company and its subsidiaries taken as a whole. Except as set forth in Item 4.17 of the Company Letter, no claims are pending or, to the knowledge of the Company, threatened that the Company or any of its subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right so as to materially adversely affect any of the Company's material Intellectual Property Rights, and the Company is not aware of any basis for any such claims. To the knowledge of the Company, except as set forth in Item 4.17 of the Company Letter, no person is infringing the rights of the Company or any of its subsidiaries with respect to any material Intellectual Property Right so as to materially adversely affect such Intellectual Property Right.

     SECTION 4.18. Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Interstate/Johnson Lane Corporation and R. J. Wareham & Company, Incorporated, the fees and expenses of which will be paid by the Company (and as reflected in agreements between Interstate/Johnson Lane Corporation and the Company and R.
J. Wareham & Company, Incorporated and the Company, copies of which have been furnished to Parent), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The estimated fees and expenses incurred and to be incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement (including the fees of the Company's legal counsel and the legal counsel for its financial advisor) are set forth in Item
4.18 of the Company Letter.

     SECTION 4.19. Opinion of Financial Advisor. The Company has received the opinion of Interstate/Johnson Lane Corporation, dated the date of this Agreement, to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Parent.






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
                                   ARTICLE V

                         Representations and Warranties
                               of Parent and Sub

     Parent and Sub represent and warrant to the Company as follows:

     SECTION 5.01. Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted.

     SECTION 5.02. Authority. Parent and Sub have requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent and Sub are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly executed and delivered by Parent and Sub, as the case may be, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Sub enforceable against them in accordance with its terms.

     SECTION 5.03. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act (including the filing with the SEC of the Offer Documents), the HSR Act, the GBCC, the laws of other states in which Parent is qualified to do or is doing business, state takeover laws and foreign and supranational laws relating to antitrust and anticompetition clearances, neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or by-laws of Parent and Sub, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not be reasonably expected to prevent or materially delay the consummation of the Offer and/or the Merger), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its subsidiaries or any of their properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches or defaults which would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Offer and/or the Merger.

     SECTION 5.04. Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the Information Statement or (iv) the Proxy Statement will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

     SECTION 5.05. Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     SECTION 5.06. Brokers. No broker, investment banker, financial advisor or other person, other than Smith Barney Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.



                                   ARTICLE VI

                                   Covenants

     SECTION 6.01. Covenants of the Company. Until such time as Parent's designees shall constitute a majority of the members of the Board of Directors of the Company, the Company agrees as to itself and its subsidiaries that (except as expressly contemplated or permitted by this Agreement or except to the extent that Parent shall otherwise consent in writing):

     (a) Ordinary Course. The Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all reasonable best efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with the Company and its subsidiaries.

     (b) Dividends; Changes in Stock. The Company shall not, and shall not permit any of its subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock (other than regular quarterly cash dividends not in excess of $.07 per Share or $.05 per Class B Share with usual record and payment dates and in accordance with the Company's present dividend policy), except for dividends by a direct or indirect wholly owned subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities.

     (c) Issuance of Securities. The Company shall not, and shall not permit any of its subsidiaries to, issue, deliver, sell, pledge or encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest (including stock appreciation rights or phantom stock) other than (i) the issuance of Shares upon the exercise of stock options pursuant to Stock-Based Compensation Plans outstanding on the date of this Agreement and in accordance with the terms of such stock options, (ii) the issuance of Shares upon the conversion of Class B Shares, and (iii) the issuance of Shares upon the conversion of any Convertible Debentures.

     (d) Governing Documents. The Company shall not, and shall not permit any of its subsidiaries to, amend or propose to amend its articles of incorporation or by-laws (or similar organizational documents).

     (e) No Acquisitions. The Company shall not, and shall not permit any of its subsidiaries to, acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets having a purchase price in excess of $1,000,000, individually, or $5,000,000, in the aggregate, except purchases of inventory in the ordinary course of business consistent with past practice and expenditures consistent with the Company's current capital budget previously furnished to Parent.

     (f) No Dispositions. Except as disclosed in Item 6.01(f) of the Company Letter, other than sales of its products to customers and immaterial dispositions of personal property, in each case in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets.

     (g) Indebtedness. The Company shall not, and shall not permit any of its subsidiaries to, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of others, enter into any "keep-well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings incurred in the ordinary course of business consistent with past practice, or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company, except for travel advances made in the ordinary course of business.

     (h) Advice of Changes; Filings. The Company shall confer on a regular basis with Parent with respect to operational matters and promptly advise Parent orally and in writing of any material adverse change with respect to the Company. The Company shall promptly provide to Parent (or its counsel) copies of all filings made by the Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

     (i) Tax Matters. The Company shall not make any tax election that would have a material effect on the tax liability of the Company or any of its subsidiaries or settle or compromise any tax liability of the Company or any of its subsidiaries that would materially affect the tax liability of the Company or any of its subsidiaries. The Company shall, before filing or causing to be filed any material tax return of the Company or any of its subsidiaries or settling any tax liability not described in the preceding sentence, consult with Parent and its advisors as to the positions and elections that may be taken or made with respect to such return or with respect to such settlement.

     (j) Capital Expenditures. Neither the Company nor any of its subsidiaries shall make or agree to make any new capital expenditure or expenditures other than expenditures consistent with the Company's current capital budget previously furnished to Parent.

     (k) Discharge of Liabilities. The Company shall not, and shall not permit any of its subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, (i) in the ordinary course of business consistent with past practice or in accordance with their terms, of claims, liabilities or obligations recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice or (ii) of claims, liabilities or obligations to the extent they are less than $50,000 and unrelated to the Company's stockholders or the transactions contemplated by this Agreement and the Stockholder Agreement, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party.

     (l) Benefit Plans. Except as disclosed in Item 6.01(l) of the Company Letter, neither the Company nor any of its subsidiaries shall enter into or accept, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Benefit Plan or employment or consulting agreement, other than as required by law.

     (m) Compensation. Neither the Company nor any of its subsidiaries shall increase the compensation payable or to become payable to its directors, officers or employees, except for increases required under employment agreements existing on the date hereof, and increases for employees in the ordinary course of business consistent with past practice that, in any event, do not increase such employee's aggregate compensation by more than 5% over such employee's aggregate compensation in effect on the date hereof, or grant any severance or termination pay to, or enter into any employment or severance payment, or establish, adopt, enter into, or amend in any material respect or take action to enhance in any material respect or accelerate any rights or benefits under, any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except, in each case, as may be required to comply with applicable law or regulation.

     (n) Material Contracts. Except in the ordinary course of business, neither the Company nor any of its subsidiaries shall (i) modify, amend or terminate any material contract or agreement to which the Company or such subsidiary is a party or (ii) waive, release or assign any material rights or claims.

     (o) General. The Company shall not, and shall not permit any of its subsidiaries to, authorize any of, or commit or agree to take any of, the foregoing actions otherwise prohibited by this Section 6.01.

     SECTION 6.02. No Solicitation. (a) The Company shall, and shall direct and use reasonable best efforts to cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (as hereinafter defined). The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, at any time prior to the acceptance for payment of Shares pursuant to the Offer, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to a Takeover Proposal which was not solicited subsequent to the date hereof, and subject to compliance with Section 6.02(c),
(x) furnish information with respect to the Company to any person pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel) and (y) participate in negotiations regarding such Takeover Proposal. For purposes of this Agreement, "Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its subsidiaries or 20% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Offer and/or the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated by this Agreement and the Stockholder Agreement.

     (b) Except as set forth in this Section 6.02, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Offer, the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the acceptance for payment of Shares pursuant to the Offer the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors of the Company may (subject to this and the following sentences) (x) withdraw or modify its approval or recommendation of the Offer, the Merger and this Agreement or (y) approve or recommend a Superior Proposal (as defined below) or terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into an Acquisition Agreement with respect to any Superior Proposal), but in each of the cases set forth in this clause (y), only at a time that is after the fifth business day following Parent's receipt of written notice (a "Notice of Superior Proposal") advising Parent that (i) the Board of Directors of the Company has received a Superior Proposal and (ii) the actions the Board of Directors of the Company intends to take with respect to such Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock and Class B Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Offer and the Merger and for which financing, to the extent required, is then committed.

     (c)  In addition to the obligations of the Company set forth in paragraphs
(a) and (b) of this Section 6.02, the Company shall immediately advise Parent orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal. The Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request or Takeover Proposal.

     (d) Nothing contained in this Section 6.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, such disclosure is required by applicable state or Federal securities laws or is necessary in order to comply with its fiduciary duties to the Company's stockholders under applicable law; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 6.02(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Offer, this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Takeover Proposal.

     SECTION 6.03. Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company or any of its subsidiaries is a party (other than any involving Parent) unless the Company's Board of Directors shall have determined in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law.

     SECTION 6.04. Other Actions. Except as expressly contemplated or permitted by this Agreement, the Company shall not, and shall not permit any of its subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the Offer Conditions not being satisfied (subject to the Company's right to take actions specifically permitted by Section 6.02).

     SECTION 6.05. Certain Waivers and Consents. The Company shall use its reasonable best efforts to obtain any and all waivers or consents necessary from the lenders listed on Item 6.05 of the Company Letter prior to the acceptance by Sub of any Shares tendered pursuant to the Offer.

     SECTION 6.06. Information Relating to Certain Benefit Plans. (a) As soon as practicable, but in no event later than October 28, 1997, the Company shall deliver to Parent each of the items listed in clauses (i) through (vi) of the second sentence of Section 4.10(b) hereof with respect to each Subsidiary Subject Benefit Plan, to the extent such information was not previously delivered to Parent in accordance with Section 4.10(b) hereof.

     (b) The Company represents and warrants that after September 28, 1997 and prior to the date hereof it delivered to the union pension fund office for each multiemployer plan to which the Company and its subsidiaries contribute a written request for a withdrawal liability calculation or for information that will allow the Company to make such a calculation. The Company shall deliver such information to Parent no later than one business day following the receipt by the Company.

     SECTION 6.07. Certain Deliveries. The Company shall deliver to Parent, not more than 20 days prior to, but not later than, Sub's acceptance for payment of any Shares pursuant to the Offer, a statement in accordance with Treas. Reg. Section Section 1.1445-2(c)(3) and 1.897-2(h), and neither Parent nor Sub shall have actual knowledge that such statement is false or received a notice that the statement is false pursuant to Treas. Reg. Section 1.1445-4. In addition, the Company shall deliver to Parent on the date Sub first accepts for payment any Shares pursuant to the Offer the notification to the Internal Revenue Service, in accordance with the requirements pursuant to Treas. Reg.
Section 1.897-(h)(2), of delivery of the statement referred to in the preceding sentence, signed by a responsible corporate officer of the Company.


                                  ARTICLE VII

                             Additional Agreements

     SECTION 7.01. Stockholder Approval; Preparation of Proxy Statement. (a) If the Company Stockholder Approval is required by law, the Company shall, as soon as practicable following (i) the expiration of the Offer or (ii) the exercise by Parent of the Merger Option, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of obtaining the Company Stockholder Approval. The Company shall, through its Board of Directors (but subject to the right of its Board of Directors to withdraw or modify its approval or recommendation of the Offer, the Merger
and this Agreement as set forth in Section 6.02(b)), recommend to its
stockholders that the Company Stockholder Approval be given.   Without limiting
the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 7.01(a) shall not be affected by
(i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company of its approval or recommendation of the Offer, this Agreement or the Merger.

     (b) If the Company Stockholder Approval is required by law, the Company shall, at Parent's request, as soon as practicable following (i) the expiration of the Offer or (ii) the exercise by Parent of the Merger Option, prepare and file a preliminary Proxy Statement with the SEC and shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. Parent shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto.

     (c) Parent agrees to cause all Shares purchased pursuant to the Offer and all other Shares owned by Parent or any subsidiary of Parent to be voted in favor of the Company Stockholder Approval.

     SECTION 7.02. Access to Information. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which the Company is subject (from which it shall use reasonable best efforts to be released) and subject to the terms of the Confidentiality Agreement (the "Confidentiality Agreement"), dated July 3, 1997, between the Company and Parent, the Company shall, and shall cause each of its subsidiaries to, afford to Parent and to the officers, employees, accountants, counsel and other representatives of Parent all reasonable access, during normal business hours during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its subsidiaries to) furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Federal or state securities laws or the Federal tax laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request.

     SECTION 7.03. Reasonable Best Efforts. Except as otherwise contemplated in this Agreement, each of the Company, Parent and Sub agree to use its reasonable best efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Offer and the Merger (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Offer and the Merger. Except as otherwise contemplated in this Agreement, each of the Company, Parent and Sub shall, and shall cause its subsidiaries to, use its reasonable best efforts to take all reasonable actions necessary to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, Sub, the Company or any of their subsidiaries in connection with the Offer and the Merger or the taking of any action contemplated thereby or by this Agreement, except that no party need waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any assets. Without limiting the foregoing, Parent shall (i) contemporaneously with the purchase of Shares pursuant to the Offer, lend, contribute or otherwise transfer to the Company funds in an amount sufficient to enable the Company to repay its then outstanding indebtedness under the Amended and Restated Credit Agreement dated as of July 15, 1997 referred to in Item 4.05 of the Company Letter and (ii) use its reasonable best efforts to cause the Company to repay such indebtedness contemporaneously with such purchase and obtain the release of all guaranties and security interests granted in connection with such indebtedness.

     SECTION 7.04. Directors. Promptly upon Sub having acquired a majority of the combined voting power of the Shares and Class B Shares, Sub shall be entitled to designate such number of directors on the Board of Directors of the Company as will give Sub, subject to compliance with Section 14(f) of the Exchange Act, a majority of such directors, and the Company shall, at such time, cause Sub's designees to be so elected by its existing Board of Directors; provided, however, that in the event that Sub's designees are elected to the Board of Directors of the Company, until the Effective Time such Board of Directors shall have at least three directors who are directors on the date of this Agreement and who are not officers of the Company (the "Independent Directors"); and provided further that, in such event, if the number of Independent Directors shall be reduced below three for any reason whatsoever, the remaining Independent Directors or Director shall designate a person or persons to fill such vacancy or vacancies, each of whom shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who shall not be officers or affiliates of the Company or any of its subsidiaries, or officers or affiliates of Parent or any of its subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable law, the Company shall take all action requested by Parent that is reasonably necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees). In connection with the foregoing, the Company will promptly, at the option of Parent, either increase the size of the Company's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable Sub's designees to be elected or appointed to, and to constitute a majority of the directors on, the Company's Board of Directors as provided above.

     SECTION 7.05.  Fees and Expenses.  (a)  Except as provided below in this
Section 7.05, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

     (b) The Company shall pay, or cause to be paid, in same day funds to Parent (x) the amount of the Expenses (as hereinafter defined) and (y) $6,750,000 (the "Termination Fee") under the circumstances and at the times set forth as follows:

           (i) if Parent or Sub terminates this Agreement under Section 9.01(d), the Company shall pay the Expenses and the Termination Fee upon demand;

           (ii) if the Company terminates this Agreement under Section 9.01(e), the Company shall pay the Expenses and the Termination Fee concurrently therewith; and

           (iii) if, at the time of any other termination of this Agreement (other than by the Company pursuant to

     Section 9.01(f) or 9.01(g)), a Takeover Proposal shall have been made (other than a Takeover Proposal made prior to the date hereof), the Company shall pay the Expenses, if terminated by the Company, concurrently therewith or, if terminated by Parent, upon demand; in addition, if within 18 months of such termination, the Company shall enter into an Acquisition Agreement providing for a Takeover Proposal or a Takeover Proposal shall be consummated, the Company shall pay the Termination Fee concurrently with the earlier of the entering into of such Acquisition Agreement or the consummation of such Takeover Proposal.

"Expenses" shall mean documented and reasonable out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with the Offer, the Merger or the consummation of any of the transactions contemplated by this Agreement, including all fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants to Parent.

     SECTION 7.06. Indemnification; Insurance. (a) Parent and Sub agree that all rights to indemnification for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, employees and agents (the "Indemnified Parties") of the Company and its subsidiaries as provided in their respective articles of incorporation or by-laws (or similar organizational documents) shall survive the Merger and shall continue in full force and effect in accordance with their terms.

     (b) For six years from the earlier of the date Sub first purchases Shares pursuant to the Offer or the Effective Time, Parent shall maintain in effect the Company's current directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent); provided, however, that in no event shall Parent be required to pay a premium in any one year in an amount in excess of 150 percent of the last per annum amount of premiums paid by the Company prior to the date hereof; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     (c) This Section 7.06 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Parent, the Surviving Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

     SECTION 7.07. Certain Litigation. The Company agrees that it shall not settle any litigation commenced after the date hereof against the Company or any of its directors by any stockholder of the Company relating to the Offer, the Merger, this Agreement or the Stockholder Agreements, without the prior written consent of Parent. In addition, the Company shall not voluntarily cooperate with any third party that may hereafter seek to restrain or prohibit or otherwise oppose the Offer or the Merger and shall cooperate with Parent and Sub to resist any such effort to restrain or prohibit or otherwise oppose the Offer or the Merger; provided, however, that the foregoing shall not limit any rights of the Company under
Section 6.02(b).

     SECTION 7.08. Stock-Based Compensation. (a) Prior to the earlier of purchase of Shares pursuant to the Offer or the Effective Time, the Company shall terminate each stock option plan, stock appreciation right plan, limited stock appreciation right plan, restricted stock plan, employee stock purchase plan, or any other plan or arrangement providing for compensation wholly or partially in the form of Shares (excluding any plan which is intended to be qualified under section 401(a) of the Code) (collectively, the "Stock-Based Compensation Plans"), and shall grant no additional options or awards under such Stock-Based Compensation Plans.

     (b) Immediately upon the purchase of Shares pursuant to the Offer, or immediately prior to the Effective Time, if earlier, all outstanding options or awards under the Stock-Based Compensation Plans, whether vested or unvested, shall cease to be exercisable, shall be canceled by the Company, and shall thereafter represent only a right to receive, upon its surrender to the Company, a cash payment from the Company in an amount (if any) equal to the number of Shares subject to each such surrendered option or award multiplied by the difference (if positive) between the exercise price per Share (if any) covered by the option or award and the Offer Price.

     (c) All amounts payable pursuant to this Section shall be subject to any required withholding of taxes and shall be paid without interest.

     SECTION 7.09. Allocation of Shares Under Qualified Plans. The Company shall take such action as is necessary so that, prior to the earlier of the purchase of Shares pursuant to the Offer or the Effective Time, (i) no participant in a Pension Plan that is a defined contribution plan intended to be qualified under section 401(a) of the Code can have any additional amount allocated to the participant's account in the form of Shares or in the form of any other securities of the Company and (ii) to the extent any such plan provides for investment of participants' accounts in an investment fund which is invested primarily in Shares, no participant may direct that any portion of the participant's account be invested in such fund (other than the portion of such account invested in such fund immediately prior to the earlier of the purchase of Shares pursuant to the Offer or the Effective Time).

                                  ARTICLE VIII

                                   Conditions

     SECTION 8.01. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger (other than pursuant to the Merger Option) shall be subject to the satisfaction (or waiver by each party) prior to the Closing Date of the following conditions:

           (a) Company Stockholder Approval. If required by applicable law, the Company Stockholder Approval shall have been obtained.

           (b) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

           (c) Purchase of Shares. Sub shall have previously accepted for payment and paid for Shares pursuant to the Offer.

     SECTION 8.02. Conditions to Each Party's Obligation To Effect the Merger Upon Exercise of the Merger Option. The respective obligation of each party to effect the Merger upon the exercise by Parent of the Merger Option shall be subject to the satisfaction (or waiver by each party, in the case of (a) or (b) below, or Parent, in the case of (c) below) prior to the Closing Date of the following conditions:

           (a) Company Stockholder Approval. If required by law, the Company Stockholder Approval shall have been obtained.

           (b) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

           (c) Performance of Obligations; Representations and Warranties. The Company shall have performed in all material respects any material obligation and complied in all material respects with any material agreement or covenant of the Company to be performed or complied with by it under this Agreement; and each of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct as of the Closing Date as if made on and as of the Closing Date and each of the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects on the Closing Date as if made on and as of the Closing Date.

           (d)  HSR Period.   Any waiting period under the HSR Act applicable
      to the Merger shall have expired or been terminated.



                                   ARTICLE IX

                           Termination and Amendment

     SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the terms of this Agreement by the stockholders of the Company:

           (a)  by mutual written consent of Parent and the Company;

           (b)  by either Parent or the Company:

                 (i) if (x) as a result of the failure of any of the Offer Conditions the Offer shall have terminated or expired in accordance with its terms without Sub having accepted for payment any Shares pursuant to the Offer or (y) Sub shall not have accepted for payment any Shares pursuant to the Offer prior to March 31, 1998 or, if the Merger Option has been exercised by Parent, the Merger has not been effected prior to June 30, 1998; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a breach of any representation or warranty under this Agreement by such party; or

                 (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Company Common Stock pursuant to the Offer or shares of Company Common Stock or Class B Shares pursuant to the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

           (c) by Parent or Sub prior to the purchase of Shares pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which
      (i) would give rise to the failure of a condition set forth in paragraph
      (e) or (f) of Exhibit A and (ii) cannot be or has not been cured within 20 days after the giving of written notice to the Company;

           (d) by Parent or Sub if either Parent or Sub is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (d) of Exhibit A to this Agreement;

           (e) by the Company in accordance with Section 6.02(b), provided that it has complied with all provisions thereof, including the notice provisions therein, and simultaneously with such termination the Company pays to Parent the Expenses and the Termination Fee specified under
      Section 7.05(b)(ii);

           (f) by the Company, if Sub or Parent shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 days after the giving of written notice to Parent or Sub, as applicable; or

           (g) by the Company, if the Offer has not been timely commenced in accordance with Section 1.01.

     SECTION 9.02. Effect of Termination. In the event of a termination of this Agreement by either the Company or Parent as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, except with respect to the last sentence of Section 1.02(c), Section 4.18, Section 5.06, Section 7.05, this Section 9.02 and
Article X; provided, however, that nothing herein shall relieve any party for liability for any breach hereof.

     SECTION 9.03. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after obtaining the Company Stockholder Approval (if required by law), but, after the purchase of Shares pursuant to the Offer, no amendment shall be made which decreases the Merger Consideration and, after the Company Stockholder Approval, no amendment shall be made which by law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Following the election or appointment of the Sub's designees pursuant to Section 7.04 and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors then in office shall be required by the Company to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under this Agreement, (iii) extend the time for performance of Parent and Sub's respective obligations under this Agreement or (iv) take any action to amend or otherwise modify the Company's Certificate of Incorporation or By-Laws.


     SECTION 9.04. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) subject to the provisions of Section 9.03, extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) subject to the provisions of Section 9.03, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or
(iii) subject to the provisions of Section 9.03, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


                                   ARTICLE X

                                 Miscellaneous

     SECTION 10.01. Nonsurvival of Representations, Warranties and Agreements. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

     SECTION 10.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)   if to the Company, to:

                   Graphic Industries, Inc.
                   2155 Monroe Drive, N.E.
                   Atlanta, Georgia  30324
                   Attention:  Chairman
                   Telecopy No.:  (404) 874-7589

                   and with a copy (which copy shall not constitute a notice) to:

                   Powell, Goldstein, Frazer & Murphy, LLP
                   191 Peachtree Street, NE
                   Atlanta, Georgia 30303
                   Attention:  G. William Speer
                   Telecopy No.:  (404) 572-5958


                   and

            (b)    if to the Parent or Sub, to:

                   Wallace Computer Services, Inc.
                   2275 Cabot Drive
                   Lisle, Illinois  60532
                   Attention:  President
                   Telecopy No.:  (630) 588-5111

                   and with a copy (which copy shall not constitute a notice) to:

                   Sidley & Austin
                   One First National Plaza
                   Chicago, Illinois 60603
                   Attention:  Frederick C. Lowinger and
                               Steve Sutherland
                   Telecopy No.:  (312) 853-7036


     SECTION 10.03. Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. As used in this Agreement, the term "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person. As used in this Agreement, "material adverse change" or "material adverse effect" means, when used in connection with the Company, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) or fact or condition that, individually or in the aggregate with any such other changes or effects, is materially adverse to the business, properties, assets, financial condition, results of operations or prospects of the Company and its subsidiaries taken as a whole.

     SECTION 10.04. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     SECTION 10.05. Entire Agreement; No Third Party Beneficiaries. This Agreement, the Stockholder Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (including the Original Merger Agreement and the Original Stockholder Agreement), and except as provided in Section 7.06 are not intended to confer upon any person other than the parties hereto or thereto any rights or remedies hereunder or thereunder.

     SECTION 10.06. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Georgia without regard to any applicable conflicts of law.

     SECTION 10.07. Publicity. Except as otherwise required by law, court process or the rules of the New York Stock Exchange, for so long as this Agreement is in effect, neither the Company nor Parent shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without prior consultation with the other party, which consent shall not be unreasonably withheld.

     SECTION 10.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     SECTION 10.09. Merger of the Company into Sub. If at any time prior to the Closing Date Parent notifies the Company that it desires for the Company to be merged with and into Sub (in lieu of Sub merging with and into the Company), the Company, Parent and Sub will promptly negotiate in good faith an amendment to and restatement of this Agreement which provides for such changes to this Agreement as are necessary or appropriate to effectuate such merger (and upon finalization thereof, the parties will promptly enter into such amendment and restatement).

     SECTION 10.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state, this being in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                     WALLACE COMPUTER SERVICES, INC.


                                     By: /s/ Robert J. Cronin
                                         --------------------
                                         Name:  Robert J. Cronin
                                         Title: President



                                     GREENWICH ACQUISITION CORP.


                                     By: /s/ Robert J. Cronin
                                         --------------------
                                         Name:  Robert J. Cronin
                                         Title: Chief Executive Officer



                                     GRAPHIC INDUSTRIES, INC.


                                     By: /s/ Mark C. Pope III
                                         --------------------
                                         Name:  Mark C. Pope III
                                         Title: Chairman

                                                                       EXHIBIT A
                            CONDITIONS OF THE OFFER

     Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that, together with the Shares and Class B Shares subject to the Option contained in the Stockholder Agreement (to the extent not then tendered in the Offer), would constitute a majority of the Shares and Class B Shares that in the aggregate are outstanding, determined on a fully diluted basis for all outstanding stock options, the Convertible Debentures, other securities convertible into Shares or Class B Shares and any other rights to acquire Shares or Class B Shares (the "Minimum Condition") and (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated (the "HSR Condition"). Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of this Agreement and before the expiration of the Offer (or, in the case of conditions related to regulatory matters, before the acceptance of such Shares for payment or the payment therefor), any of the following conditions exists (other than as a result of any action or inaction of Parent or any of its subsidiaries that constitutes a breach of this Agreement):

           (a) there shall be threatened or pending by any Governmental Entity any suit, action or proceeding (i) challenging the acquisition by Parent or Sub of any Shares under the Offer or pursuant to the Stockholder Agreement, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement or the Stockholder Agreement (including the voting provisions thereunder), or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or
      hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by this Agreement or the Stockholder Agreement, (iii) seeking to impose material limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer or purchased under the Stockholder Agreement including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company or its subsidiaries or (v) which otherwise is reasonably likely to have a material adverse effect on the business, properties, assets, financial condition, results of operations or prospects of the Company and its subsidiaries taken as a whole; or there shall be pending by any other person any suit, action or proceeding which is reasonably likely to have a material adverse effect on the business, properties, assets, financial
      condition, results of operations or prospects     of the Company and its
      subsidiaries taken as a   whole.

           (b) there shall be enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger by any Governmental Entity any statute, rule, regulation, judgment, order or injunction, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through
      (v) of paragraph (a) above;

           (c) there shall have occurred any material adverse change with respect to the Company;

           (d) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Offer, the Merger or this Agreement, or approved or recommended any Takeover Proposal or (ii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions;

           (e) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case at the date of this Agreement and at the scheduled or extended expiration of the Offer;

           (f) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under this Agreement;

           (g) there shall have occurred and continued to exist for not less than three business days (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the United States (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any Governmental Entity on, or other event that materially adversely affects, the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which in any case is reasonably expected to have a material adverse effect on the Company or to materially adversely affect Parent's or Sub's ability to complete the Offer and/or the Merger or materially delay the consummation of the Offer and/or the Merger;

           (h) the Stockholder Agreement shall not be in full force and effect or the Stockholder (as defined therein) shall be in material breach thereof or have indicated his intention not to perform his obligations thereunder; and

           (i) this Agreement shall have been terminated in accordance with its terms.

     The foregoing conditions are for the sole benefit of Parent and Sub and may, subject to the terms of this Agreement, be waived by Parent and Sub in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Terms used but not defined herein shall have the meanings assigned to such terms in the Agreement to which this Exhibit A is a part.

                                                                     ANNEX II

                       GEORGIA BUSINESS CORPORATION CODE
                        ARTICLE 13.  DISSENTERS' RIGHTS

            PART 1.  RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES
     14-2-1301  DEFINITIONS.--As used in this article, the term:
     (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
     (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.
  (1)(3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
  (2)(4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.
  (3)(5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.
  (4)(6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.
  (5)(7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
  (6)(8) "Shareholder" means the record shareholder or the beneficial shareholder. (Last amended by Act 526, L. '93, eff. 7-1-93.)
____
    Act 526, L. '93, eff. 7-1-93, added matter in italic and deleted (1)"(2)";
(2)"(3)"; (3)"(4)"; (4)"(5)"; (5)"(6)"; and (6)"(7)".

    14-2-1302 RIGHT TO DISSENT.--(a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:
    (1) Consummation of a plan of merger to which the corporation is a party:
    (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or
    (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;
    (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;
    (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

     (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:
     (A) Alters or abolishes a preferential right of the shares;
     (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
     (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;
     (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;
     (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under
Code Section 14-2-604; or
     (F) Cancel, redeems, or repurchases all or part of the shares of the class;
     (5) Any corporate action taken pursuant to shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
     (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation of (1)the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.
     (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:
     (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held (2)corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or
     (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise. (Last amended by Act 567, L. '89, eff. 7-1-89.)
____
     Act 567, L. '89, eff. 7-1-89, added matter in italic and deleted (1)"is fraudulent with respect to the shareholder or the corporation" and (2)"company".

     14-2-1303 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.--A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

             PART 2.  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS
     14-2-1320 NOTICE OF DISSENTERS' RIGHTS.--(a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.
     (b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken. (Last amended by Act 526, L. '93, eff. 7-1-93.)
____
     Act 526, L. '93, eff. 7-1-93, added matter in italic.

     14-2-1321 NOTICE OF INTENT TO DEMAND PAYMENT.--(a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:
     (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and
     (2) Must not vote his shares in favor of the proposed action.
     (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.
     14-2-1322 DISSENTERS' NOTICE.--(a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.
     (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:
     (1) State where the payment demand must be sent and where and when certificates for certificates shares must be deposited
     (2) Inform holders of uncertificated shares of what extent transfer of the shares will be restricted after the payment demand is received;
     (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and
     14-2-1323 DUTY TO DEMAND PAYMENT.--(a) A record shareholder sent a dissenters' notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.
     (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.
     (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

     14-2-1324 SHARE RESTRICTIONS.--(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.
     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
     14-2-1325 OFFER OF PAYMENT.--(a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall (1)by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.
     (b) The offer of payment must be accompanied by:
     (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;
     (2) A statement of the corporation's estimate of the fair value of the shares;
     (3) An explanation of how the interest was calculated;
     (4) A statement of the dissenter's right to demand payment under Code
Section 14-2-1327; and
     (5) A copy of this article.
     (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later. (Last amended by Act 526, L. '93, eff. 7-1-93.)
____
     Act 526, L. '93, eff. 7-1-93, added matter in italic and deleted (1)"offer to pay".

     14-2-1326 FAILURE TO TAKE ACTION.--(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section (1)14-2-1322 and repeat the payment demand procedure. (Last amended by Act 964, L. '90, eff. 3-22-90.)
____
     Act 965, L. '90, eff. 3-22-90, added matter in italic and deleted
(1)"14-2-1422".

     14-2-1327 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.--(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

     (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or
     (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.
     (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.
     (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:
     (1) The shareholder may demand the information required under subsection
(b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and
     (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due. (Last amended by Act 526, L. '93, eff. 7-1-93.)
____
     Act 526, L. '93, eff. 7-1-93, added matter in italic.

                     PART 3.  JUDICIAL APPRAISAL OF SHARES
     14-2-1330 COURT ACTION.--(a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
     (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
     (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail (1)or by publication, or in any other manner permitted by law.
     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil

Practice Act," applies to any proceeding with respect to
dissenters' rights under this chapter.
     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment. (Last amended by Act 526, L. '93, eff. 7-1-93.)
____
     Act 526, L. '93, eff. 7-1-93, added matter in italic and deleted (1)"and".

     14-2-1331 COURT COSTS AND COUNSEL FEES.--(a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.
     (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:
     (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or
     (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.
     (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to the dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.
     14-2-1332 LIMITATION OF ACTIONS.--No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

                                                                      ANNEX III
                       [INTERSTATE/JOHNSON LANE LETTERHEAD]

October 12, 1997

Board of Directors
Graphic Industries, Inc.
2155 Monroe Drive, NE
Atlanta, Georgia 30324

Gentlemen:

     You have requested an update to our opinion dated September 28, 1997 as to the fairness, from a financial point of view, to the holders of the outstanding common stock of Graphic Industries, Inc. ("Graphic Industries") of the consideration to be received in the proposed tender offer (the "Offer") by Greenwich Acquisition Corporation ("Greenwich"), a Georgia corporation and wholly owned subsidiary of Wallace Computer Services, Inc. ("Wallace"), for all of the outstanding common stock of Graphic Industries and the merger of Greenwich with and into Graphic Industries (the "Merger"). The Offer and the Merger will be effected pursuant to the terms and conditions set forth in the Amended and Restated Agreement and Plan of Merger among Wallace, Greenwich, and Graphic Industries dated as of October 12, 1997 (the "Agreement").

     In arriving at our updated opinion, we, among other things, (i) reviewed the October 12, 1997 draft of the Agreement; (ii) reviewed annual audited financial statements for Graphic Industries and Wallace for the prior three fiscal years, interim unaudited financial statements through April 30, 1997 for Wallace and interim unaudited financial statements through July 31, 1997 for Graphic Industries; (iii) reviewed publicly available information including recent Securities and Exchange Commission ("SEC") filings and stockholder communication for Graphic Industries and for Wallace, respectively; (iv) met with members of the senior management of Graphic Industries to discuss its business, financial condition, operating results, and projections; (v) compared certain financial and stock market data for Graphic Industries with similar data for selected publicly held commercial printing companies; (vi) reviewed the financial terms of certain recent business combinations in the printing industry; (vii) reviewed premiums paid historically for certain other publicly traded companies deemed relevant; (viii) reviewed historical market price, volume data, and dividend history for the common stock of Graphic Industries compared with comparable companies; (ix) reviewed a discounted cash flow analysis for Graphic Industries; (x) reviewed published research reports and investment opinions on Graphic Industries and the commercial printing industry; and (xi) performed such other financial studies and analyses as we deemed appropriate. We were not requested to and did not solicit the interest of third parties in submitting a competing offer for the acquisition of Graphic Industries.

     In rendering this opinion, we have relied upon the accuracy and completeness of all financial and other information furnished to us by or on behalf of Graphic Industries, and others, including published information that we considered in our review. We were not requested to and generally have not undertaken to verify independently the accuracy and completeness of such information. We have relied upon the reasonableness of all projections and forecasts provided to us by the management of Graphic Industries and have assumed the attainability of such results and that they were prepared in accordance with accepted practice on bases reflecting the best currently available estimates and good faith judgments of Graphic Industries' management. We have not independently verified any such information. Our opinion herein is based upon the economic, monetary and market and other conditions and circumstances existing and known to us as of the date hereof and we have assumed that there have been no material changes in the assets, financial condition, results of operation, business or prospects of Graphic Industries since the date of the most recent financial statements

                                    III-1
made available to us. We have not made or considered any independent evaluations or appraisals of the assets or liabilities (contingent or otherwise) of either Graphic Industries or Wallace. Consequently, we do not express any opinion regarding the value of any of Graphic Industries' or Wallace's specific individual assets. We were not requested to, and therefore did not, participate in the structuring or negotiating of the Offer or the Merger.

     Interstate/Johnson Lane Corporation, as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Pursuant to our engagement in connection with this fairness opinion, we will receive a fee for our services in rendering said opinion.

     The opinion expressed herein is provided to the Graphic Industries Board of Directors and does not constitute a recommendation to any stockholder of Graphic Industries as whether to tender shares pursuant to the Offer or as to how any such stockholder should vote on the Merger. The opinion, and any supporting analysis or other material supplied by us may not be quoted, referred to, or used in any public filing or in any written document without the prior written approval of Interstate/Johnson Lane Corporation; provided that we hereby consent to the inclusion of this letter as an attachment to the amended Schedule 14D-9 of Graphic Industries relating to the Offer and the Merger or as an attachment to the Proxy Statement to be filed with the SEC by Graphic Industries and to be submitted to the stockholders of Graphic Industries in connection with the Offer and the Merger.

     Based upon the foregoing considerations and our review and analysis, it is our opinion that as of the date hereof the consideration to be received by the common stockholders of Graphic Industries in the Offer and the Merger is fair, from a financial point of view, to the common stockholders of Graphic Industries.

Sincerely,

/s/INTERSTATE/JOHNSON LANE CORPORATION
--------------------------------------
INTERSTATE/JOHNSON LANE CORPORATION

                                    III-2

                             GRAPHIC INDUSTRIES, INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR SPECIAL MEETING DECEMBER 22, 1997


    The undersigned stockholder of Graphic Industries, Inc., a Georgia corporation, (the "Company"), hereby appoint(s) Mark C. Pope III, Alvan A. Herring, Jr. and Donald P. Hunnicutt, Sr., and each of them, as proxies for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to attend the Special Meeting of Stockholders of the Company to be held at the offices of the Company, 2155 Monroe Drive, N.E., Atlanta, Georgia 30324 on December 22, 1997 at 11:00 A.M. Eastern Time, and any adjournment(s) thereof, and to cast on behalf of the undersigned the number of votes the undersigned would be entitled to vote if personally present as set forth herein and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned acknowledges receipt of the Notice of the Special Meeting of Stockholders and the accompanying Proxy Statement and releases any proxy heretofore given with respect to such meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT AS SET FORTH IN PARAGRAPH 1 ON THE REVERSE SIDE.

                         (CONTINUED FROM REVERSE SIDE)

GRAPHIC INDUSTRIES, INC.                               PROXY FOR SPECIAL MEETING

    This proxy is revocable at any time before it is exercised and the undersigned reserve(s) the right to attend the meeting and vote in person.

                                    PROPOSAL

    1. PROPOSAL FOR APPROVAL OF THE AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER dated as of October 12, 1997 by and among the Company, Greenwich Acquisition Corp. and Wallace Computer Services, Inc.

             [ ]  FOR           [ ]  AGAINST           [ ]  ABSTAIN

    2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

The undersigned hereby ratifies and confirms all that said attorneys and proxies, or any one or more of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof and any prior proxies are hereby revoked.

                                           Dated:                         , 1997
                                              ----------------------------------

                                           -------------------------------------
                                           Signature

                                           Your signature should be as your name
                                           appears hereon. When signed in a
                                           fiduciary or representative capacity
                                           please show your full title as such.
                                           For joint accounts each joint owner
                                           should sign.

                                           PLEASE DATE, SIGN AND RETURN IN THE
                                           ENCLOSED ENVELOPE PROMPTLY.